Exhibit 10.26

EXECUTION COPY

$50,000,000

CREDIT AGREEMENT,

dated as of December 18, 2013,

among

LANNETT COMPANY, INC.,

as the Borrower,

CERTAIN FINANCIAL INSTITUTIONS,

as the Lenders,

and

CITIBANK, N.A.,

as Administrative Agent

i

v

SCHEDULES

SCHEDULE I	-	Disclosure Schedule
SCHEDULE II	-	Percentages
SCHEDULE III	-	Administrative Information

EXHIBITS

EXHIBIT A	-	Form of Revolving Note
EXHIBIT B	-	Form of Swing Line Note
EXHIBIT C-1	-	Form of Borrowing Request
EXHIBIT C-2	-	Form of Continuation/Conversion Notice
EXHIBIT C-3	-	Form of Issuance Request
EXHIBIT D	-	Form of Assignment and Assumption
EXHIBIT E	-	Form of Compliance Certificate
EXHIBIT F	-	Form of Incremental Loan Joinder Agreement

i

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of December 18, 2013 among LANNETT COMPANY, INC., a Delaware corporation (the “Borrower”), the various financial institutions as are, or may from time to time become, parties hereto (collectively, the “Lenders”), and CITIBANK, N.A., a national banking association (“Citibank”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders.

W I T N E S S E T H:

WHEREAS, the Borrower is engaged in the business of manufacturing and distributing generic pharmaceuticals; and

WHEREAS, the Borrower desires to obtain from the Lenders Revolving Loan Commitments pursuant to which (a) Revolving Loans will be made by the Revolving Lenders from time to time in an aggregate principal amount at any one time outstanding not to exceed the Revolving Loan Commitment Amount, (b) Letters of Credit will be issued by each L/C Issuer from time to time in a maximum aggregate principal amount at any one time outstanding not to exceed the Letter of Credit Commitment Amount and (c) Swing Line Loans will be made by the Swing Line Lender in an aggregate principal amount at any one time outstanding not to exceed the Swing Line Loan Commitment Amount; provided, however,  that, in any event, the aggregate outstanding principal amount of all Revolving Loans and Swing Line Loans, together with the aggregate amount of all Letter of Credit Outstandings, shall not at any one time exceed the Revolving Loan Commitment Amount; and

WHEREAS, the Lenders are willing, on the terms and subject to the conditions hereinafter set forth (including Article 5), to extend such Commitments, make such Loans and issue (or participate in) Letters of Credit, in each case for the account of the Borrower;

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1                  Defined Terms.  The following terms when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings:

“Account” means any “account” (as defined in Section 9-102(a)(2)(i) or 9-102(a)(2)(ii) of the U.C.C.) of any Person.

“Accounting Change” is defined in Section 1.4(b).

“Adjusted EBITDA” means, for any period and as of any date of determination, calculated on a Pro Forma Basis, as applicable, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Net Income for such period plus (a) the following to the extent deducted in calculating such Net Income: (i) Interest Expense for such period, (ii) the provision for United States federal, state, local and foreign income taxes for such period, (iii) depreciation and amortization expense, (iv) all non-cash expenses related to stock-based compensation and other employee benefit programs, (v) extraordinary, non-operating, or non-recurring expenses or losses of Borrower and its Subsidiaries, including, but not limited to, the $20,100,000 charge recorded during the Fiscal Quarter ended September 30, 2013 related to the extension of the JSP Contract, (vi) expenses created by contingent consideration or transaction costs or restructuring programs related to business combinations or acquisitions; provided, however, that any adjustments made to Adjusted EBITDA for items (v) and (vi) which require a cash payment shall, in the aggregate, be limited to 15% of Adjusted EBITDA (calculated as follows: the total amount of such addbacks in the numerator divided by the Adjusted EBITDA number inclusive of the proposed amount of such addbacks in the denominator) during any Rolling Period, and (vii) non-cash losses related to changes in fair value, and minus (b) the following to the extent included in calculating such Net Income: (i) interest income, (ii) extraordinary, non-operating or non-recurring income or gains, (iii) United States federal, state, local and foreign income tax benefits for such period, (iv) non-cash gains related to changes in fair value and (v) adjustments to income created by contingent consideration related to a business combination or acquisition.

“Adjusted Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum obtained by dividing (rounded upwards to the next nearest 1/100 of 1%) (a) the rate per annum equal to the rate determined by the Administrative Agent to be the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, obtained through a nationally recognized service such as Dow Jones Market Service (Telerate), Bloomberg Professional Service Page or Reuters, and any successor or substitute page of each such service, providing rate quotations comparable to those currently provided on each such page of each such service for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m.  (London, England time) two Business Days prior to the first day of such Interest Period, and (b) an amount equal to (i) one minus (ii) the Eurodollar Reserve Requirement; provided, however, that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied to the applicable Interest Period in a manner consistent with market practice; provided, further, however, that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied to the applicable Interest Period as otherwise reasonably determined by the Administrative Agent.

“Administrative Agent” is defined in the preamble and includes each successor Administrative Agent pursuant to Section 9.5.

“Affiliate” of any Person means: (a) each of such Person’s officers, directors, joint venturers and partners; and (b) any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Title IV Plan).  A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power, (i) to vote 10% or more of the Equity Interests (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners; or (ii) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent Parties” is defined in Section 9.8(b).

“Agreement” means this Credit Agreement, as it may be amended, modified or supplemented from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of: (a) the Prime Rate; (b) 0.50% per annum plus the Federal Funds Effective Rate for such period; and (c) the sum (rounded up to the nearest whole multiple of 1/100 of 1%) of (i) 2.00% per annum plus (ii) the Adjusted Eurodollar Rate from time to time (based on the 1 month Interest Period as then in effect).  If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in the calculation thereof by the Administrative Agent shall be effective on the effective date of such change and without the necessity of notice being provided to the Borrower or any other Person.

“Anti-Corruption Law” means each of (a) the United States Foreign Corrupt Practices Act of 1977, (b) the Corruption of Foreign Public Officials Act, (c) the Bribery Act of 2010 and (d) and any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, in each case as amended, supplemented or replaced from time to time.

“Applicable Margin” means (a) with respect to the unpaid principal amount of each Base Rate Loan, the applicable percentage set forth below in the column entitled “Applicable Margin for Base Rate Loans”; and (b) with respect to the unpaid principal amount of each Eurodollar Rate Loan, the applicable percentage set forth below in the column entitled “Applicable Margin for Eurodollar Rate Loans”.

Level	Leverage Ratio	Applicable Margin For Base Rate Loans	Applicable Margin For Eurodollar Rate Loans	Commitment Fee Rate

I.	Less than 0.50:1.00	0.50%	1.50%	0.200%

II.	Equal to or greater than 0.50:1.00 but less than 1.25:1.00	0.75%	1.75%	0.250%

III.	Equal to or greater than 1.25:1.00 but less than 2.00:1.00	1.00%	2.00%	0.275%

IV.	Equal to or greater than 2.00:1.00	1.25%	2.25%	0.300%

The Leverage Ratio used to compute the Applicable Margin shall be the Leverage Ratio set forth in the Compliance Certificate most recently delivered by the Borrower to the Administrative Agent pursuant to Section 7.1.1(c); changes in the Applicable Margin resulting from a change in the Leverage Ratio shall become effective on the first day of the month following delivery by the Borrower to the Administrative Agent of a new Compliance Certificate pursuant to Section 7.1.1(c).  If the Borrower shall fail to deliver a Compliance Certificate as and when required pursuant to Section 7.1.1(c), the Applicable Margin from and including the date of such required delivery to but not including the date the Borrower delivers to the Administrative Agent such Compliance Certificate shall conclusively be presumed to equal the relevant Applicable Margin set forth at Level IV above.  In the event that (i) any financial statement delivered pursuant to Section 7.1.1(a) or (b) or any Compliance Certificate delivered by the Borrower is shown to be inaccurate and (ii) such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period than the Applicable Margin applied for such period, then (A) the Borrower shall promptly (and, in any event, within three Business Days thereafter) deliver to the Administrative Agent a corrected Compliance Certificate for such period, (B) the Applicable Margin for such period shall be the Applicable Margin pertaining to such corrected level, and (C) the Borrower shall immediately pay to the Administrative Agent the accrued additional interest owing as a result of the application of such increased Applicable Margin for such period.  The Applicable Margin shall be automatically increased to the Applicable Margin set forth in Level IV above during all periods of time in which any Default or Event of Default has occurred and is continuing.  Subject to the two preceding sentences, until the first Compliance Certificate is delivered as provided in Section 7.1.1(c) after the Effective Date, the Applicable Margin shall conclusively be presumed to equal the relevant Applicable Margin set forth in Level I above.

“Approved Fund” means any Person (other than a natural Person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means the Assignment and Assumption substantially in the form of Exhibit D attached hereto.

“Authorized Officer” means, relative to any Loan Party, each Financial Officer and other officers of such Loan Party whose signatures and incumbency shall have been certified to the Administrative Agent and the Lenders pursuant to Section 5.1.2(c), as such certificate may be updated from time to time.

“Base Rate Loan” means a Loan bearing interest at a fluctuating interest rate determined by reference to the Alternate Base Rate.

“Bedrosian” means Arthur P. Bedrosian.

“Beneficial Owner” means, as to any U.S. Federal Income Tax, the Person who is treated as the taxpayer under Section 871(a) or 881(a) of the Code, as applicable, or any successor provision, if such Person is not the Recipient.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Borrower” is defined in the preamble.

“Borrowing” means the Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period, made by all Lenders on the same Business Day and pursuant to the same Borrowing Request in accordance with Section 2.4.

“Borrowing Request” means a Borrowing Request, duly executed by an Authorized Officer of the Borrower, in substantially the form of Exhibit C-1 attached hereto.

“Business Day” means (a) any day on which the Administrative Agent is open for business and is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York; and (b) relative to the making, continuing, conversion into, prepaying or repaying of any Eurodollar Rate Loan, any day which is a Business Day described in clause (a) above and which is also a day on which dealings in Dollars are carried on in the interbank eurodollar market.

“Capital Expenditures” means, for any period, the sum (without duplication) of (a) the aggregate amount of all expenditures of the Borrower and its Subsidiaries for fixed or capital assets or additions to plant, property or equipment (including replacements and capitalized repairs) made during such period which, in accordance with GAAP, would be classified as capital expenditures; and (b) the aggregate amount of all Capitalized Lease Liabilities payments during such period; provided, however, that Capital Expenditures shall not include the amount of Net Disposition Proceeds or Net Insurance Proceeds reinvested in accordance with Section 3.1.2(e).

“Capitalized Lease Liabilities” means all monetary obligations of the Borrower and its Subsidiaries under any leasing or similar arrangement with respect to any real or personal property which, in accordance with GAAP, would be classified as capitalized leases, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuers or Lenders, as collateral for Reimbursement Obligations,

the Obligations or obligations of Lenders to fund participations in respect of Reimbursement Obligations, cash or deposit account balances or, if the Administrative Agent and each applicable L/C Issuer or Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable L/C Issuer or Lender.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalent Investment” means, at any time: (a) any evidence of Indebtedness, maturing not more than one year after the date of issuance, issued or guaranteed by the United States; (b) commercial paper, maturing not more than nine months from the date of issuance and rated at least A-1 by S&P or P-1 by Moody’s, which is issued by (i) a corporation (other than an Affiliate of any Loan Party) organized under the Laws of any state of the United States or of the District of Columbia, or (ii) any Lender or any Affiliate thereof; (c) any certificate of deposit or bankers acceptance or time deposit, maturing not more than one year after such time, which is issued by (i) a Lender or (ii) a commercial banking institution that (A) is a member of the Federal Reserve System, (B) has a combined capital and surplus and undivided profits of not less than $1,000,000,000 and (C) has a credit rating of A2 or higher from Moody’s or A or higher from S&P; (d) any investment in money market mutual funds having portfolio assets in excess of $5,000,000,000 that comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940 and are rated AAA by S&P and Aaa by Moody’s; or (e) any repurchase agreement entered into with any Lender (or other commercial banking institution of the stature referred to in clause (c)(ii)) secured by a fully perfected Lien in any securities of the type described in any of clauses (a) through (c), having a maturity of not more than 90 days and a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation thereunder of such Lender or other commercial banking institution.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depositary, overdraft, credit or debit card, electronic funds transfer and other cash management agreements.

“Cash Management Obligations” means, with respect to any Person, all liabilities of such Person under any Cash Management Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Change in Control” means:

(a)                                 the failure of the Borrower at any time to own beneficially 100% of the issued and outstanding Equity Interests (whether voting or non-voting) of any of its Subsidiaries (other than Cody LCI), on a fully diluted basis, such Equity Interests to be held free and clear of all Liens (other than Liens in favor of the Administrative Agent);

(b)                                 any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the outstanding Equity Interests of the Borrower; or

(c)                                  the majority of the seats (other than vacant seats) on the board of directors or similar governing body of the Borrower shall cease to be occupied by Persons who were either appointed or nominated for election by the board of directors or similar governing body of the Borrower.

“Change in Law” means the occurrence, after the Effective Date, of (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided, however, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Citibank” is defined in the preamble.

“Class” means each separate class of Lenders comprising the Revolving Lenders or the Swing Line Lender, as the case may be.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Cody LCI” means Cody LCI Realty, LLC, a Wyoming limited liability company.

“Collateral” means any assets of the Borrower, any other Loan Party or of any other Person that is subject to a Lien pursuant to any Loan Document to secure the Secured Obligations.

“Collateral Access Agreement” means a collateral access agreement in form and substance reasonably satisfactory to the Administrative Agent, executed by a landlord of any leased Real Property Assets.

“Commitment” means, as the context may require, a Lender’s Revolving Loan Commitment, Letter of Credit Commitment or Swing Line Loan Commitment.

“Commitment Amount” means, as the context may require, the Revolving Loan Commitment Amount, the Letter of Credit Commitment Amount or the Swing Line Loan Commitment Amount.

“Commitment Fee Rate” means the applicable percentage set forth below the column entitled “Commitment Fee Rate” in the table in the definition of “Applicable Margin”.

“Commitment Termination Event” means (a) the occurrence of any Default described in Section 8.1.9(a) through (d) or (b) the occurrence and continuance of any other Event of Default and either (i) the declaration of the Loans to be due and payable pursuant to Section 8.3 or (ii) the giving of notice by the Administrative Agent, acting at the direction of the Required Lenders, to the Borrower that the Commitments have been terminated.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” is defined in Section 9.8(b).

“Compliance Certificate” means a Compliance Certificate duly executed by a Financial Officer, substantially in the form of Exhibit E attached hereto, together with such changes thereto as the Administrative Agent may from time to time reasonably request for the purpose of monitoring the Borrower’s compliance with the financial covenants contained herein.

“Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of any present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document pursuant to Section 4.13).

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss (including by providing a Lien on its property or assets, maintaining any financial statement condition or liquidity level, or purchasing or leasing any property or services)) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person.  The principal amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the debt, obligation or other liability guaranteed thereby.

“Continuation/Conversion Notice” means a Continuation/Conversion Notice duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit C-2 attached hereto.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Covered Entity” means (a) Borrower, each of Borrower’s Subsidiaries, all Guarantors and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above.  For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, more than 50% of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Credit Extension” means, as the context may require (a) the making of a Loan by a Lender or (b) the issuance of any Letter of Credit, any increase in the Stated Amount of any Letter of Credit or the extension of any Stated Expiry Date of any existing Letter of Credit, by an L/C Issuer.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.11.2, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided, however, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.11.2) upon delivery of written notice of such determination to the Borrower, each L/C Issuer, the Swing Line Lender and each Lender.

“Disbursement” is defined in Section 2.7.3.

“Disbursement Date” is defined in Section 2.7.3.

“Disclosure Schedule” means the Disclosure Schedule attached as Schedule I hereto, as amended, supplemented or otherwise modified from time to time by the Borrower with the consent of the Administrative Agent and the Required Lenders.

“Dollar” and the symbol “$” mean lawful money of the United States.

“Domestic Material Subsidiary” means each Domestic Subsidiary of the Borrower that is not an Immaterial Subsidiary.

“Domestic Subsidiary” means each Subsidiary of the Borrower that is organized under the Laws of any State of the United States or the District of Columbia.

“Effective Date” means the date that each of the conditions in Section 5.1 have been satisfied.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of any Lender, (c) an Approved Fund and (d) any other Person (other than a natural Person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of the Revolving Loan Commitment, each L/C Issuer and Swing Line Lender, and (iii) unless an Event of Default has occurred and is continuing, the Borrower (such approval of the Borrower not to be unreasonably withheld, conditioned or delayed and shall, in any event, be deemed to have been given by the Borrower if no objection is received by the Administrative Agent from Borrower within five Business Days after notice of such proposed assignment has been provided to the Borrower); provided, however, that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Environmental Laws” means any and all Federal, state, local, and foreign Laws and Permits relating to pollution or the protection of health, safety or the environment or the release of any materials into the environment, including those related to Hazardous Materials, air emissions, discharges to waste or public systems and health and safety matters.

“Environmental Liability” means any liability or obligation, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly, resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal or permitting or arranging for the disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” has the meaning provided for in the U.C.C. and includes, without limitation, all Equipment wherever located and whether or not affixed to any real property, including all accessories, additions, attachments, improvements, substitutions and replacements thereto.

“Equity Interests” means, with respect to any Person, all shares of capital stock, partnership interests, membership interests in a limited liability company or other ownership in participation or equivalent interests (however designated, whether voting or non-voting) of such Person’s equity capital (including any warrants, options or other purchase rights with respect to the foregoing), whether now outstanding or issued after the Effective Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“ERISA Affiliate” means any Loan Party, and any Person under common control, or treated as a single employer, with any Loan Party, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any of the following:  (a) a Reportable Event with respect to a Title IV Plan, (b) the incurrence by any ERISA Affiliate of liability with respect to the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the incurrence by any ERISA Affiliate of liability with respect to the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan, (d) with respect to any Multiemployer Plan, the receipt by any ERISA Affiliate of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA, (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041(c) of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure to satisfy the statutory minimum funding standard (within the meaning of Section 412 of the Code or Section 302 or 303 of ERISA) applicable to any Title IV Plan or Multiemployer Plan (or any waiver of such standard), (h) the imposition of a lien in respect of any Benefit Plan under the Code or ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate, (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other requirements of Law to qualify thereunder, (j) the imposition upon any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA and (k) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan.

“Eurodollar Rate Loan” means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a fixed rate of interest determined by reference to the Adjusted Eurodollar Rate.  All Eurodollar Rate Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Eurodollar Rate Loan.

“Eurodollar Reserve Requirement” means, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D of the F.R.S. Board) under regulations issued from time to time by the F.R.S. Board or other applicable banking regulator.  Without limiting the effect of the foregoing, the Eurodollar Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined or (b) any category of extensions of credit or other assets which include Eurodollar Rate Loans.  For the purposes of this Agreement, Eurodollar Rate Loans shall constitute Eurocurrency liabilities and shall be subject to applicable reserve requirements without the benefit of or credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender.  The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Requirement.

“Event of Default” is defined in Section 8.1.

“Excluded Swap Obligation” means, with respect to any Subsidiary Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Subsidiary Guarantor of, or the grant by such Subsidiary Guarantor of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Subsidiary Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to any Recipient, (a) Taxes (i) imposed on or measured by its overall net income (however denominated), and franchise Taxes imposed on it (in lieu of net income Taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Connection Taxes, (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which the Borrower is located, (c) U.S. Federal Income Taxes imposed on or with respect to any Recipient pursuant to a Law in effect on the date on which (i) such Recipient acquires its applicable ownership interest in a Loan, or where such Recipient is a partnership for U.S. federal Tax purposes (or a partner thereof), pursuant to a Law in effect on the later of the date on which such Recipient acquires its applicable ownership interest in a Loan or the date on which the affected partner becomes a partner of such Recipient (in each case, other than a Recipient acquiring its applicable ownership interest pursuant to Section 4.13 or (ii) such Recipient changes its lending office, except in each case to the extent that, pursuant to Section 4.6, amounts with respect to such U.S. Federal Income Taxes were payable either to such Recipient’s assignor immediately before such Recipient became a Recipient with respect to its applicable ownership interest in a Loan or to such Recipient immediately before it changed its lending office, (d) Taxes attributable to such Recipient’s failure to comply with Section 4.6(f), (e) any U.S. federal withholding Taxes imposed under FATCA and (f) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 4.13), any withholding Tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 4.6, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 4.6.

“Extraordinary Receipts” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including, without limitation, tax refunds, pension plan reversions, judgments, proceeds of any settlement in connection with any cause of action, indemnity payments and proceeds from business interruption insurance; provided, however, that Extraordinary Receipts shall not include Net Debt Proceeds, Net Disposition Proceeds and Net Insurance Proceeds.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations thereafter or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the Fee Letter, dated July 18, 2013 between Citibank and the Borrower.

“Financial Officer” means the president, chief financial officer, principal accounting officer, treasurer or controller of the Borrower whose signatures and incumbency have been certified to the Administrative Agent and the Lenders pursuant to Section 5.1.2(c).

“Fiscal Month” means any month of a Fiscal Year.

“Fiscal Quarter” means any quarter of a Fiscal Year.

“Fiscal Year” means any period of twelve consecutive calendar months ending on June 30.

“Fixed Charges” means, for any period, the sum, without duplication, for such period, calculated on a Pro Forma Basis, of: (a) all Interest Expense paid or required to be paid in cash during such period, plus (b) all scheduled payments of principal of Indebtedness (excluding scheduled repayments of the Revolving Loans and other Indebtedness subject to reborrowing to the extent not accompanied by a concurrent and permanent reduction of the Revolving Loan Commitment Amount or equivalent loan commitment, as the case may be) during such period.

“Fixed Charge Coverage Ratio” means, as of the close of any Fiscal Quarter, the ratio of: (a) Adjusted EBITDA for the Rolling Period ending as of such Fiscal Quarter end, minus the sum of (i) all income and franchise Taxes required to be paid in cash by the Borrower and its Subsidiaries during such Rolling Period, and (ii) the aggregate amount of all unfinanced Capital Expenditures made or incurred by the Borrower and its Subsidiaries during such Rolling Period, to (b) all Fixed Charges for the Rolling Period ending as of such Fiscal Quarter; provided, however, for the avoidance of doubt, that Capital Expenditures financed with the proceeds from the issuance of Equity Interests by the Borrower and its Subsidiaries shall not be treated as a Capital Expenditure for purposes of clause (ii) of this definition.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Percentage of the outstanding Reimbursement Obligations with respect to Letters of Credit issued by such L/C Issuer other than Reimbursement Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swing Line Lender, such Defaulting Lender’s Percentage of outstanding Swing Line Loans made by such Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Funded Debt” means all Indebtedness of the type referred to in clause (a), (b), (c) or (h) of the definition thereof of the Borrower and its Subsidiaries which (a) matures more than one year from the date of creation; (b) matures within one year from the date of creation but is renewable or extendible, at the sole option of the Borrower or any of its Subsidiaries, to a date more than one year from such date; or (c) arises under a revolving credit or similar agreement which obligates the lender or lenders thereof to extend such Indebtedness for a period of more than one year from such date, including, without limitation, all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“GAAP” is defined in Section 1.4(a).

“Governmental Authority” means the government of the United States or any other nation or government, any state or other political subdivision thereof, or any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any governmental group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guaranty and Security Agreement” means that certain Guaranty and Security Agreement dated the Effective Date among the Administrative Agent, the Borrower and the Subsidiary Guarantors from time to time party thereto, as may be amended, modified or supplemented from time to time.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and all other substances or wastes of any nature regulated under or with respect to which liability or standards of conduct are imposed pursuant to any Environmental Law.

“Hedging Obligations” means, with respect to any Person, all liabilities of such Person under any Rate Protection Agreement.

“Immaterial Subsidiary” means each Domestic Subsidiary of the Borrower designated as an Immaterial Subsidiary in a written notice from the Borrower to the Administrative Agent; provided, however, that (a) immediately before and after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing, (b) immediately after giving effect to such designation, the Borrower shall be in compliance with the covenants set forth in Section 7.2.4, determined on a Pro Forma Basis as if such designation had occurred on the last day of such period, and (c) the sum of (i) the total assets of such Domestic Subsidiary as of such date of designation plus (ii) the aggregate total assets of all Immaterial Subsidiaries designated as Immaterial Subsidiaries pursuant to this definition as of such date of designation (in each case measured as of the date of each such Immaterial Subsidiary’s designation as an Immaterial Subsidiary) shall not exceed ten percent (10%) of the total assets of the Borrower and its Subsidiaries on a consolidated basis as of such date of determination pro forma for such designation; provided, further, that the Borrower may un-designate any Immaterial Subsidiary as such in a written notice from the Borrower to the Administrative Agent, upon receipt of which such Domestic Subsidiary shall cease to be an Immaterial Subsidiary hereunder.

“Incremental Loan Borrowing” is defined in Section 2.10(a).

“Incremental Loan Borrowing Request” is defined in Section 2.10(a).

“Incremental Loan Joinder Agreement” means Incremental Loan Joinder Agreement, substantially in the form of Exhibit F attached hereto.

“Indebtedness” of any Person means, without duplication:

(a)                                 all obligations of such Person for borrowed money, including all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (including, without limitation, the Credit Extensions);

(b)                                 all obligations of such Person, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, or arising under (i) banker’s acceptances issued for the account of such Person or (ii) bank guaranties (but which for the avoidance of doubt shall not include any such obligations arising under surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person);

(c)                                  all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as Capitalized Lease Liabilities;

(d)                                 the Termination Value of all Hedging Obligations of such Person;

(e)                                  whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable arising in the ordinary course of business), and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)                                   all obligations of such Person to purchase, redeem, retire or otherwise acquire for value (including by means of converting into, or exchanging for, Indebtedness) any Equity Interest of such Person;

(g)                                  the liquidation value of any preferred capital stock or similar Equity Interest of such Person or its Subsidiaries held by any Person other than such Person and its Wholly-Owned Subsidiaries;

(h)                                 all obligations and liabilities secured by any Lien on such Person’s property or assets, even though such Person shall not have assumed or become liable for the payment thereof;

(i)                                     all accrued and unfunded obligations and liabilities under any Title IV Plan of such Person;

(j)                                    all Off-Balance Sheet Obligations of such Person; and

(k)                                 all Contingent Liabilities of such Person in respect of any of the foregoing.

For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer; provided, however, that to the extent any such Indebtedness is limited recourse to the Borrower or any of its Subsidiaries only the amount of such Indebtedness that is recourse to the Borrower or its Subsidiaries shall be included for purposes of this definition.

“Indemnified Liabilities” is defined in Section 10.4(a).

“Indemnified Parties” is defined in Section 10.4(a).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest Expense” means, for any period, the aggregate consolidated interest expense of the Borrower and its Subsidiaries for such period, as determined in accordance with GAAP, including, without duplication, the portion of any Capitalized Lease Liabilities of the Borrower and its Subsidiaries allocable to interest expense, all commissions, discounts and other fees charged with respect to letters of credit and bankers’ acceptance financing, the amortization of debt discounts and the net costs under Rate Protection Agreements, in each case paid or payable during such period but excluding interest expense accrued on unrecognized tax benefits.

“Interest Period” means, relative to any Eurodollar Rate Loan, the period beginning on (and including) the date on which such Eurodollar Rate Loan is made or continued as, or converted into, a Eurodollar Rate Loan pursuant to Section 2.4 or 2.5 and shall end on (but exclude) the day which numerically corresponds to such date one, two, three or six months thereafter, subject to availability, in each case as the Borrower may select in its relevant notice pursuant to Section 2.4 or 2.5; provided, however, that:

(a)                                 the Borrower shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than four different dates;

(b)                                 if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day);

(c)                                  if there is no numerically corresponding day in such month, such Interest Period shall end on the last Business Day of such month; and

(d)                                 the Borrower shall not be permitted to select, and there shall not be applicable, any Interest Period that would end later than the Stated Maturity Date.

“Inventory” means “inventory” as defined in Section 9-102(a)(48) of the U.C.C.

“Investment” means, with respect to any Person, (a) any loan, advance, other extension of credit or capital contribution made by such Person to any other Person (excluding Accounts generated in the ordinary course of business of such Person and payable or dischargeable in accordance with customary trade terms), (b) any Contingent Liability of such Person incurred in connection with any item described in clause (a) and (c) any Equity Interest held by such Person in any other Person.  The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property.

“Issuance Request” means an Issuance Request duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit C-3 hereto.

“JSP Contract” means the Agreement dated March 23, 2004 by and between the Borrower and Jerome Stevens Pharmaceuticals, Inc., as amended by the Amendment dated August 19, 2013 by and between the Borrower and Jerome Stevens Pharmaceuticals, Inc..

“Laws” means, collectively, all statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities of any Governmental Authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, consent decrees, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Issuer” means each Lender with a Letter of Credit Commitment as described in Schedule II hereto or in an Assignment and Assumption Agreement.  As of the Effective Date, the sole L/C Issuer shall be Citibank.  After the Effective Date, at the request of the Administrative Agent, another Lender or an Affiliate of Citibank may issue one or more Letters of Credit hereunder, in which event such other Lender or Affiliate shall be an L/C Issuer hereunder.

“Lender Party” means, as the context may require, any Lender (including the Swing Line Lender), any L/C Issuer or the Administrative Agent, together with each of their respective successors, transferees and assigns.

“Lenders” is defined in the preamble, and shall include, unless expressly indicated or the context otherwise requires, a Person serving as the Administrative Agent hereunder in its individual capacity if such Administrative Agent is also a Lender hereunder.

“Letter of Credit” is defined in Section 2.1.2(a).

“Letter of Credit Commitment” is defined in Section 2.1.2.  The Letter of Credit Commitment is a sub-facility of the Revolving Loan Commitment and is a part of, and not in addition to, the Revolving Loan Commitment.

“Letter of Credit Commitment Amount” means, on any date, $5,000,000, as such amount may be reduced from time to time in accordance with Section 2.3 or 8.2.

“Letter of Credit Outstandings” means, on any date, an amount equal to the sum of (a) the then aggregate amount which is undrawn and available under all issued and outstanding Letters of Credit plus (b) the then aggregate amount of all unpaid and outstanding Reimbursement Obligations.

“Leverage Ratio” means, as of the close of any Fiscal Quarter, the ratio of:

(a)                                 the outstanding principal amount of Funded Debt as of such Fiscal Quarter end of the Borrower and its Subsidiaries;

to

(b)                                 Adjusted EBITDA for the Rolling Period ending as of such Fiscal Quarter end.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, Taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“Lien” means any security interest, mortgage, pledge, hypothecation, collateral, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation, or other priority or preferential arrangement of any kind or nature whatsoever.

“Loan” means, as the context may require, either a Revolving Loan or a Swing Line Loan.

“Loan Documents” means, collectively, this Agreement, the Notes, the Letters of Credit, the Fee Letter, the Security Documents, each Assignment and Assumption, each Subordination Agreement and each other agreement, instrument or document executed and delivered pursuant to or in connection with this Agreement and the other Loan Documents.

“Loan Parties” means, collectively, the Borrower, each Subsidiary Guarantor and any other Person (other than any Lender Party) obligated under any Loan Document.

“Material Adverse Effect” means any event or series of events (whether or not related) that could reasonably be expected to have a material adverse effect on:

(a)                                 the business, assets, liabilities (including contingent liabilities), operations, properties, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries, taken as a whole;

(b)                                 the ability of the Borrower or any other Loan Party to perform or pay its Obligations in accordance with the terms hereof or of any other Loan Document;

(c)                                  the Administrative Agent’s first priority security interest in the Collateral;

(d)                                 the value of the Collateral or the amount the Administrative Agent and the Lenders would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of the Collateral; or

(e)                                  the validity or enforceability of any Loan Document or the rights and remedies available to the Administrative Agent or the Lenders under any Loan Document.

“Material Agreements” is defined in Section 5.1.17.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Net Debt Proceeds” means, in the case of the issuance, placement or sale of any Indebtedness by the Borrower or any of its Subsidiaries of the type referred to in clause (a) of the definition thereof (excluding Indebtedness permitted to be outstanding pursuant to Section 7.2.2), the sum of:

(a)                                 the gross cash proceeds received by the Borrower or any of its Subsidiaries from such issuance, placement or sale of such Indebtedness (including any cash payments received by way of deferred payment of principal pursuant to a promissory note or installment receivable or otherwise, but only as and when received);

minus

(b)                                 in connection with such issuance, placement or sale of such Indebtedness, all fees and expenses and underwriters’ discounts and commissions paid in cash by the Borrower or any of their Subsidiaries to Persons other than the Borrower, any of its Subsidiaries, any of their Affiliates or any of their Related Parties.

“Net Disposition Proceeds” means the sum of:

(a)                                 the gross cash proceeds received by the Borrower or any of its Subsidiaries (i) from any Permitted Disposition (excluding dispositions of Equity Interests of the Borrower) or (ii) as a result of the taking of any of their assets under the power of eminent domain, condemnation or similar proceeding, including any cash payments received by way of a deferred payment of principal pursuant to a note or installment receivable or otherwise, but only when and as received;

minus

(b)                                 in connection with such Permitted Disposition, (i) fees and expenses paid in cash by the Borrower or any of its Subsidiaries which have not been paid to the Borrower, any of its Subsidiaries or any of their Related Parties; (ii) all Taxes actually paid or reasonably estimated by the Borrower (determined in good faith by a Financial Officer) to be payable in cash in the same year of such Permitted Disposition; provided, however, that if, after the payment of all Taxes with respect to such Permitted Disposition, the amount of estimated Taxes, if any, exceeded the amount actually paid in cash in respect of such Permitted Disposition, the aggregate amount of such excess shall be promptly payable, pursuant to Section 3.1.2(b), as Net Disposition Proceeds; and (iii) all Indebtedness (other than Indebtedness incurred pursuant to the Loan Documents) permitted by this Agreement that is payable to a Person other than the Borrower, any of its Subsidiaries or any of their Related Parties, which Indebtedness is secured by the assets the subject of a Permitted Disposition and is required to be repaid (and is in fact repaid) by the holder thereof upon consummation of such Permitted Disposition.

“Net Income” means, for any period, all amounts which, in accordance with GAAP, would be included as net income or net loss on the consolidated statements of income of the Borrower and its Subsidiaries at such time; provided, however, that there shall be excluded from Net Income (a) the income of any Person in which any other Person has a joint interest (other than a Subsidiary) or in which there is any restriction in the payment of such income to the Borrower or any of its Subsidiaries, except to the extent of the amount of dividends or other distributions that were actually paid in cash to the Borrower or any of its Subsidiaries by such Person during such period; (b) except in connection with a Permitted Acquisition, the net income or net loss of any Person prior to the date it became a Subsidiary of, or was merged or consolidated into, the Borrower or any of its Subsidiaries; or (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of such dividends or distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of Law applicable to such Subsidiary.

“Net Insurance Proceeds” means the sum of:

(a)                                 insurance proceeds that have been paid on account of (i) the loss or damage to any of the property of the Borrower or any of its Subsidiaries or (ii) in respect of “key-man” life insurance maintained by the Borrower or any of its Subsidiaries for the benefit of the Administrative Agent;

minus

(b)                                 in connection with clause (a)(i) only, all Indebtedness (other than Indebtedness incurred pursuant to the Loan Documents) permitted by this Agreement that is payable to a Person other than the Borrower, any of its Subsidiaries or any of their Related Parties, which Indebtedness is secured by the property or assets the subject of the relevant insurance event and is required to be repaid (and is in fact repaid) by the holder thereof upon the occurrence of such insurance event.

“Non-Defaulting Lender” shall mean each Lender other than a Defaulting Lender.

“Non-U.S. Partner” is defined in Section 4.6(h).

“Note” means, as the context may require, either a Revolving Note or a Swing Line Note.

“Obligations” means all obligations (monetary or otherwise) of the Borrower and each other Loan Party arising under or in connection with this Agreement and each other Loan Document, including principal, interest (including post-default interest and interest accruing after the commencement of any bankruptcy, insolvency or similar proceeding referred to in Section 8.1.9, whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding), reimbursement obligations, fees, indemnities, costs and expenses (including the reasonable fees and disbursements of counsel to the Administrative Agent and each Lender required to be paid by the Borrower) that are owing under this Agreement and the other Loan Documents, in each case whether now existing or hereafter incurred, direct or indirect, absolute or contingent, and due or to become due.

“OFAC” is defined in Section 6.17(b).

“Off-Balance Sheet Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use of property or sale of assets that creates obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, could be characterized as Indebtedness of such Person (without regard to accounting treatment).

“Ongoing Indebtedness” is defined in Section 7.2.2(c).

“Organizational Document” means, with respect to any Loan Party, its articles of incorporation, partnership agreement, operating agreement, by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized Equity Interests.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Connection Taxes imposed with respect to any assignment or participation of a Loan (other than an assignment made pursuant to Section 4.13) treating the assignee and assignor with respect to any assignment, and the participating Lender and Participant with respect to any participation, as the Recipient for purposes of the definition of “Connection Taxes”.

“Participant” is defined in Section 10.10(d).

“Participant Register” is defined in Section 10.10(d).

“Patriot Act” is defined in Section 6.23(a).

“PBGC” means the United States Pension Benefit Guaranty Corporation and any successor thereto.

“Percentage” means, relative to any Lender, the percentage set forth opposite the name of such Lender on Schedule II hereto or in a duly executed Assignment and Assumption, as such percentage may be adjusted from time to time pursuant to each Assignment and Assumption executed and delivered pursuant to Section 10.10.

“Permit” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Acquisition” means an acquisition if, both before and after giving effect to such acquisition:

(a)                                 the Leverage Ratio as of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to this Agreement, calculated on a pro forma basis as if such payments had been made on the first day of such period, shall not be greater than 2.00:1.00 for the Rolling Period ending on the last day of such Fiscal Quarter;

(b)                                 the Borrower shall be in compliance on a pro forma historical basis with each of the financial covenants set forth in Section 7.2.4;

(c)                                  the target of such acquisition shall be engaged in the same business activities as described in the first recital hereto or other business activities reasonably related thereto;

(d)                                 no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(e)                                  (i) the aggregate amount of all acquisitions in any Fiscal Year shall not exceed $100,000,000; and (ii) the amount of such individual acquisition shall not exceed $100,000,000;

(f)                                   all information reasonably requested by any Lender Party related to such acquisition or the target thereof, including financial information and copies of all closing documents, shall be provided to the Administrative Agent at least 10 days prior to the closing of such acquisition; and

(g)                                  any newly acquired Domestic Material Subsidiary becomes party to the Loan Documents and otherwise complies with Section 7.1.9.

“Permitted Disposition” means any sale, lease, transfer or other disposition of assets (including, without limitation, Equity Interests and Accounts) of the Borrower or any of its Subsidiaries not otherwise permitted by Section 7.2.8(a) or (b); provided, however, that (a) the Borrower and each of its Subsidiaries shall receive only cash consideration therefor, (b) the aggregate fair market value of all the assets subject to such dispositions shall not exceed $15,000,000 in any Fiscal Year, (c) the Borrower and its Subsidiaries shall have received fair value therefor and (d) both immediately before and after giving effect to each such disposition no Default or Event of Default shall have occurred and be continuing; provided, further, however, that the threshold set forth in clause (b) shall be increased to $25,000,000 in connection with the divestiture of all or any part of a Permitted Acquisition if (i) such divestiture occurs within six months following such Permitted Acquisition, (ii) no Borrowing was incurred to finance such Permitted Acquisition and (iii) the Borrower notified the Administrative Agent of the planned divestiture in advance of such Permitted Acquisition.

“Person” means any natural person, corporation, partnership, limited liability company, firm, association, trust, Governmental Authority or other entity, whether acting in an individual, fiduciary or other capacity.

“Platform” is defined in Section 9.8(b).

“Prime Rate” means the rate of interest publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York, New York.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  The Administrative Agent or any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.  Any change in the Prime Rate announced by the Administrative Agent shall take effect at the opening of business on the day specific in the public announcement of such rate.

“Pro Forma Basis”:  means, for the purposes of calculating (a) Adjusted EBITDA for any Rolling Period, (i) if at any time during such Rolling Period any Loan Party shall have made any Permitted Disposition, Adjusted EBITDA for such Rolling Period shall be reduced by an amount equal to Adjusted EBITDA (if positive) attributable to the property that is the subject of such Permitted Disposition for such Rolling Period or increased by an amount equal to Adjusted EBITDA (if negative) attributable thereto for such Rolling Period and (ii) if during such Rolling Period any Loan Party shall have made a Permitted Acquisition, Adjusted EBITDA for such Rolling Period shall be calculated after giving pro forma effect thereto as if such Permitted Acquisition occurred on the first day of such Rolling Period, and (b) Fixed Charges for any Rolling Period, if at any time during such Rolling Period any Loan Party shall have incurred or retired any Indebtedness in connection with a Permitted Acquisition or Permitted Disposition, Fixed Charges shall be calculated after giving pro forma effect to such incurrence or retirement of Indebtedness as if such Indebtedness was incurred or retired on the first day of such Rolling Period.

“Pro Rata” means with respect to all payments, computations and other matters relating to any Revolving Loan or the Revolving Loan Commitment of any Revolving Lender, including any Letters of Credit or Swing Line Loans issued or participated in by each such Revolving Lender, such Revolving Lender’s Percentage with respect to the same.

“Process Agent” is defined in Section 10.12.

“Quarterly Payment Date” means the last Business Day of each March, June, September and December.

“Rate Protection Agreement” means any interest rate cap agreement, interest rate collar agreement or similar arrangement designed to protect a Person against fluctuations in interest rates.

“Real Property” is defined in Section 6.13.

“Real Property Assets” means all interest (including leasehold interests) of any Loan Party in any Real Property.

“Recipient” means (a) the Administrative Agent, (b) any Lender (and, in the case of a Lender that is classified as a partnership for U.S. federal tax purposes, a Person treated as a beneficial owner thereof for U.S. federal tax purposes), (c) any L/C Issuer and (d) any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder.

“Reduced Net Disposition Proceeds” means (a) Net Disposition Proceeds minus the amount of such Net Disposition Proceeds that are applied to purchase replacement property as provided in Section 3.1.2(e) and (b) all Net Disposition Proceeds which the Borrower has, pursuant to Section 3.1.2(e), stated will be reinvested in replacement property but is not so reinvested as therein provided.

“Reduced Net Insurance Proceeds” means (a) Net Insurance Proceeds minus the amount of such Net Insurance Proceeds that are applied to repair, replace or restore any lost or damaged property, or purchase replacement property, as provided in Section 3.1.2(e) and (b) all Net Insurance Proceeds which the Borrower has, pursuant to Section 3.1.2(e), stated will be reinvested to repair, replace or restore any lost or damaged property, or purchase replacement property, but is not so reinvested as therein provided.

“Refinanced Indebtedness” is defined in Section 7.2.2(c).

“Refunded Swing Line Loans” is defined in Section 2.8(b).

“Register” is defined in Section 10.10(c).

“Reimbursement Obligation” is defined in Section 2.7.4.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means a “release” or “threatened release” as such terms are defined in CERCLA, including any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material into the indoor or outdoor environment.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Reportable Compliance Event” means that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned or custodially detained in connection with any Anti-Corruption Law or any predicate crime to any Anti-Corruption Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Corruption Law.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, at the time any determination thereof is to be made, at least two Non-Defaulting Lenders holding more than 51% of the then aggregate unused Commitments and unpaid principal amount of the Notes and Letter of Credit Outstandings (excluding the Commitments and aggregate unpaid principal amount of Notes, Letter of Credit Outstandings and unused Commitments held by Defaulting Lenders); provided, however, if there is only one Non-Defaulting Lender, then such Non-Defaulting Lender shall constitute Required Lenders.

“Revolving Lender” means each Lender with a Revolving Loan Commitment or holding Revolving Loans as designated on Schedule II hereto or in an Assignment and Assumption.

“Revolving Loan Commitment” is defined in Section 2.1.1.

“Revolving Loan Commitment Amount” means, on any date, $50,000,000, as such amount may, from time to time, be increased pursuant to Section 2.10 or reduced pursuant to Section 2.3 or 8.2.

“Revolving Loan Commitment Termination Date” means the earliest of (a) the Stated Maturity Date, (b) date on which the Revolving Loan Commitment Amount is terminated in full or reduced to zero pursuant to Section 2.3 and (c) the date on which any Commitment Termination Event occurs.  Upon the occurrence of any event described above, the Revolving Loan Commitments shall terminate automatically and without any further action.

“Revolving Loans” is defined in Section 2.1.1.

“Revolving Note” means a promissory note of the Borrower that is payable to any Revolving Lender, substantially in the form of Exhibit A attached hereto, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Revolving Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Rolling Period” means, as of any date of calculation, the immediately preceding four Fiscal Quarters; provided, however, that prior to the completion of the first four full Fiscal Quarters following the date of the initial Credit Extension, the Rolling Period as of any date of calculation of any financial covenant set forth in Section 7.2.4 shall be based on the actual number of full Fiscal Quarters since the date of the initial Credit Extension, with the results for such period to be annualized (by multiplying the results for the first full Fiscal Quarter following the date of the initial Credit Extension by four, the first two full Fiscal Quarters following the date of the initial Credit Extension by two and the first three full Fiscal Quarters following the date of the initial Credit Extension by 4/3).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Sanctioned Country” shall mean a country subject to a sanctions program maintained under any Anti-Corruption Law.

“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Corruption Law.

“Secured Obligations” means, collectively, (a) the Obligations, (b) all Hedging Obligations permitted hereunder owing to any Lender or any affiliate of any Lender and (c) all Cash Management Obligations permitted hereunder owing to any Lender or any affiliate of any Lender; provided, however, that “Secured Obligations” shall not, as to any Subsidiary Guarantor, include any Excluded Swap Obligations of such Subsidiary Guarantor.

“Security Documents” means, all agreements, instruments and documents executed in connection with this Agreement that are intended to create or evidence Liens to secure the Secured Obligations, including, without limitation, the Guaranty and Security Agreement and all other security agreements, mortgages, deeds of trust, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether heretofore, now, or hereafter executed by any Loan Party to secure the Secured Obligations.

“Solvent” means, when used with respect to any Person, that, as of any date of determination:

(a)                                 the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such value is established and such liabilities are evaluated in accordance with Section 101(32) of the Federal Bankruptcy Code and the state Laws governing determinations of the insolvency of debtors of New York and each state where such Person is doing business or has its principal place of business;

(b)                                 such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business; and

(c)                                  such Person will be able to pay its debts as they mature.

For purposes of this definition, (i) “debt” means liability on a “claim” and (ii) “claim” means any (A) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (B) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Stated Amount” of each Letter of Credit means the total amount available to be drawn under such Letter of Credit upon the issuance thereof.

“Stated Expiry Date” is defined in Section 2.7.1.

“Stated Maturity Date” means December 18, 2018.

“Subordination Agreement” means, in respect of Indebtedness owing to a Person, an agreement by such Person in favor of the Administrative Agent on behalf of the Lenders, in form and substance reasonably acceptable to the Administrative Agent, providing for, among other things, (a) the subordination of such Indebtedness in right of payment to the Obligations and (b) subrogation in favor of the Obligations and the holders thereof.

“Subsidiary” means, with respect to any Person:

(a)                                 any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors or other governing body of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, or by one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than 50% of such Equity Interests (whether by proxy, agreement, operation of law or otherwise); or

(b)                                 any partnership, joint venture, limited liability company or other entity as to which such Person, or one or more Subsidiaries of such Person, owns (whether in the form of voting or participation in profits or capital contribution) more than a 50% Equity Interest, acts as the general partner or has power to direct or cause the direction of management and policies, or has the power to elect the managing partner (or the equivalent), of such partnership, joint venture, limited liability company or other entity, as the case may be.

“Subsidiary Guarantors” means each Subsidiary of the Borrower that is a “Guarantor” under the Guaranty and Security Agreement.

“Swap Obligation” means, with respect to any Subsidiary Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swing Line Lender” means each Lender with a Swing Line Loan Commitment or holding Swing Line Loans.

“Swing Line Loans” are defined in Section 2.1.3.

“Swing Line Loan Commitment” is defined in Section 2.1.3.  The Swing Line Loan Commitment is a sub-facility of the Revolving Loan Commitment and is a part of, and not in addition to, the Revolving Loan Commitment.

“Swing Line Loan Commitment Amount” means, on any date, $5,000,000, as such amount is reduced from time to time pursuant to Section 2.3.

“Swing Line Note” means a promissory note of the Borrower payable to the Swing Line Lender, in the form of Exhibit B attached hereto, evidencing the aggregate Indebtedness of the Borrower to the Swing Line Lender resulting from outstanding Swing Line Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” is defined in Section 10.18.

“Termination Value” means, with respect to one or more Rate Protection Agreements, after taking into account the effect of any netting agreement relating to such Rate Protection Agreements, (a) for any date on or after the date such Rate Protection Agreements have been closed out and the termination values determined in accordance therewith, such termination values, and (b) for any date prior to the date referenced in clause (a), the mark-to-market values for such Rate Protection Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Rate Protection Agreements (which may include a Lender or any Affiliate of a Lender).

“Title IV Plan” means a pension plan subject to Title IV of ERISA, Section 412 of the Code or Section 302 or 303 of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Type” means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan or a Eurodollar Rate Loan.

“U.C.C.” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“United States” or “U.S.” means the United States of America, its fifty States and the District of Columbia.

“Unused Capital Expenditure Amount” is defined in Section 7.2.4(c).

“U.S. Federal Income Taxes” means any U.S. federal Taxes described in Section 871(a) or 881(a) of the Code, or any successor provision (or any withholding with respect to such Taxes).

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“Wholly-Owned Subsidiary” means any Subsidiary of a Person of which the securities (except in the case of a corporation for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, controlled or held by such Person or one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.2                  Use of Defined Terms.  Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each disclosure schedule and each other Loan Document.

SECTION 1.3                  Certain Rules of Construction.  Unless otherwise specified:

(a)                                 references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be;

(b)                                 the words “herein,” “hereof” and “hereunder” and other words of similar import refer, as the context may require, to the relevant agreement as a whole, including all annexes, exhibits and schedules, and not to any particular section, subsection or clause contained in such agreement, annex, exhibit or schedule;

(c)                                  wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders;

(d)                                 the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”, and where general words are followed by a specific listing of items, the general words shall be given their widest meaning and shall not be limited by an enumeration of specific matters;

(e)                                  the word “or” is not exclusive;

(f)                                   references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of any Governmental Authority, Persons succeeding to the relevant functions of such Governmental Authority;

(g)                                  all references to any Law shall include any amendments and successors of the same;

(h)                                 all references to any agreement, instrument or document shall refer to each such agreement, instrument or document as amended, restated or otherwise modified from time to time (subject to any restrictions on any of the foregoing as may be set forth in this Agreement);

(i)                                     the words “asset” and “property” shall have the same meaning and refer to tangible and intangible assets and properties, including cash, securities, accounts and contract rights;

(j)                                    a Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived by the Required Lenders pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement, and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived by the Required Lenders;

(k)                                 whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Loan Party, such words are intended to signify that a senior officer or member of the board of directors or comparable body of such Loan Party has actual knowledge or awareness of a particular fact or circumstance or a senior officer or director of such Loan Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance;

(l)                                     for purposes of computing a period of time from a specified date, the word “from” means “from and including” and the word “to” and “until” each mean “to, but excluding”; provided, however, that in calculating fees and interest payable hereunder, such period shall, in any event, consist of at least one full day; and

(m)                             reference to “ordinary course of business” means, in respect of any transaction relating to a Loan Party, the ordinary course of such Loan Party’s business that is substantially the same as previously conducted by such Loan Party or is substantially consistent with past practice of such Loan Party, in each case undertaken by such Loan Party in good faith and not for the purpose of evading any covenant or restriction contained in this Agreement or any other Loan Document.

SECTION 1.4                  Accounting and Financial Determinations.  Unless otherwise specified:

(a)                                 all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder (including under Section 7.2.4) shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with, generally accepted accounting principles in the United States (“GAAP”) as in effect from time to time; provided, however, that notwithstanding the foregoing, all financial statements delivered hereunder shall be prepared, and, unless otherwise stated herein, all financial covenants herein shall be calculated, without giving effect to any election under Accounting Standards codification 8210-10 “Fair Value Measurements and Disclosure” (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof; and

(b)                                 in the event that any “Accounting Change” (as defined below) shall occur that results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, the Borrower and the Administrative Agent shall enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition and performance shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Change” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission.

SECTION 1.5                  Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

ARTICLE 2
COMMITMENTS AND CREDIT EXTENSIONS

SECTION 2.1                  Commitments.  On the terms and subject to the conditions of this Agreement (including Article 5), each Lender severally agrees to make Loans, and each L/C Issuer agrees that it will issue Letters of Credit and each Revolving Lender severally agrees that it will purchase participation interests in each such Letter of Credit, all pursuant to the Commitments described in this Section 2.1.

SECTION 2.1.1        Revolving Loan Commitment.  From time to time on any Business Day occurring prior to the Revolving Loan Commitment Termination Date, each Revolving Lender agrees to make loans (relative to such Revolving Lender, its “Revolving Loans”) to the Borrower equal to such Revolving Lender’s Percentage of the aggregate amount of the Borrowing of the Revolving

Loans requested by the Borrower to be made on such day.  The commitment of each Revolving Lender described in this Section 2.1.1 is herein referred to as its “Revolving Loan Commitment”.  On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, prepay and reborrow Revolving Loans.

SECTION 2.1.2        Letter of Credit Commitment.  From time to time on any Business Day occurring not less than 30 Business Days prior to the Revolving Loan Commitment Termination Date, each L/C Issuer will:

(a)                                 Issue one or more stand-by letters of credit (relative to such L/C Issuer, its “Letter of Credit”) for the account of the Borrower or its Domestic Subsidiaries in Stated Amounts requested by the Borrower on such day and with a Stated Expiry Date not later than the earlier of (i) one year from such requested date of issuance and (ii) five Business days prior to the Stated Maturity Date; or

(b)                                 extend the Stated Expiry Date of an existing Letter of Credit previously issued hereunder to a date not later than the earlier of (i) one year from the date of such extension and (ii) five Business Days prior to the Stated Maturity Date.

The commitment of each L/C Issuer to issue, and each Revolving Lender to participate in, each Letter of Credit described in this Section 2.1.2 is herein referred to as the “Letter of Credit Commitment”.

SECTION 2.1.3        Swing Line Loan Commitment.  From time to time on any Business Day occurring prior to the Revolving Loan Commitment Termination Date, the Swing Line Lender agrees to make loans (relative to such Lender, its “Swing Line Loans”) to the Borrower equal to the aggregate amount of the Borrowing of the Swing Line Loans requested by the Borrower to be made on such day.  The commitment of the Swing Line Lender described in this Section 2.1.3 is herein referred to as its “Swing Line Loan Commitment.” On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, prepay and reborrow Swing Line Loans.

SECTION 2.2                  Lenders Not Permitted or Required To Make Credit Extensions.  No Lender shall be permitted or required to make any Loan or participate in any Letter of Credit, and no L/C Issuer shall be obligated to issue or extend any Letter of Credit, under any circumstances described below in this Section 2.2.

SECTION 2.2.1        Revolving Loans, Swing Line Loans and Letters of Credit.  No Borrowing of Revolving Loans or Swing Line Loans or issuance or extension of a Letter of Credit shall be made if, after giving effect thereto:

(a)                                 the aggregate outstanding principal amount of all the Revolving Loans and Swing Line Loans, together with the aggregate amount of all Letter of Credit Outstandings, (i) of all the Revolving Lenders and the Swing Line Lender would exceed the Revolving Loan Commitment Amount or (ii) of any Revolving Lender would exceed such Revolving Lender’s Percentage of the Revolving Loan Commitment Amount;

(b)                                 the aggregate outstanding principal amount of all Swing Line Loans would exceed the Swing Line Loan Commitment Amount; or

(c)                                  the aggregate amount of all Letter of Credit Outstandings would exceed the Letter of Credit Commitment Amount.

SECTION 2.3                  Optional Reduction of the Commitment Amounts.  The Borrower may, from time to time on any Business Day after the Effective Date, without premium or penalty, voluntarily reduce the unused amount of the Revolving Loan Commitment Amount; provided, however, that (i) all such reductions shall be made on not less than one nor more than five Business Days’ prior notice to the

Administrative Agent and be permanent, (ii) any partial reduction of the unused amount of the Revolving Loan Commitment Amount shall be in a minimum amount of $1,000,000 and in an integral multiple of $1,000,000, (iii) the Revolving Loans shall have been prepaid to the extent required by Section 3.1.2 and (iv) any partial reduction of the unused amount of the Swing Line Loan Commitment shall be in a minimum amount of $100,000 and in an integral multiple of $100,000.  Any reduction of the Revolving Loan Commitment Amount which reduces the Revolving Loan Commitment Amount below the then current amount of the Swing Line Loan Commitment Amount or the Letter of Credit Commitment Amount shall result in an automatic and corresponding reduction of the Swing Line Loan Commitment Amount and Letter of Credit Commitment Amount, as the case may be, to the amount of the Revolving Loan Commitment Amount, as reduced, without any further action on the part of any Lender Party or otherwise.

SECTION 2.4                  Borrowing Procedures.

(a)                                 Borrowing Requests.  By delivering a duly completed and executed Borrowing Request to the Administrative Agent on or before 11:00 a.m. (New York City time), on a Business Day occurring prior to the Revolving Loan Commitment Termination Date, the Borrower may from time to time irrevocably request that (i) a Base Rate Loan be made not less than one nor more than five Business Days thereafter or that (ii) a Eurodollar Rate Loan be made not less than three nor more than five Business Days thereafter; provided, however, that (A) no Revolving Loan shall be made as a Eurodollar Rate Loan after the day that is one month prior to Stated Maturity Date and (B) any request for a Base Rate Loan all the proceeds of which are used to finance any Reimbursement Obligation may be made on or before 9:00 a.m. (New York City time), on the day of the proposed Borrowing.  All Base Rate Loans shall be made in a minimum amount of $500,000 and an integral multiple of $100,000 or, if less, in the unused amount of the applicable Commitment, and Eurodollar Rate Loans shall be made in a minimum amount of $1,000,000 and an integral multiple of $500,000.  The proceeds of all Loans shall be used solely for the purposes described in Section 4.10.

(b)                                 Funding by Lenders.  The Administrative Agent shall promptly notify each relevant Lender of its receipt of a Borrowing Request pursuant to clause (a), the amount required to be funded by each such Lender and when such amount must be funded.  On the terms and subject to the conditions of this Agreement, each Borrowing shall be made on the Business Day specified in such Borrowing Request.  On or before 1:00 p.m. (New York City time) on such Business Day each relevant Lender shall deposit with the Administrative Agent same day funds in an amount equal to such Lender’s Percentage of the requested Borrowing.  Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Lenders.  To the extent funds are received from the Lenders, the Administrative Agent shall make such funds available to the Borrower by wire transfer to the accounts the Borrower shall have specified in its Borrowing Request; provided, however, that in the case of any Revolving Loan the Administrative Agent shall first apply the proceeds therefrom to repay the aggregate principal amount of Swing Line Loans and Reimbursement Obligations.  No Lender’s obligation to make any Loan shall be affected by any other Lender’s failure to make any Loan.

SECTION 2.5                  Continuation and Conversion Elections.  By delivering a Continuation/Conversion Notice to the Administrative Agent on or before 11:00 a.m. (New York City time) on a Business Day, the Borrower may from time to time irrevocably elect on not less than one nor more than five Business Days’ notice, subject to Section 2.8(a), in the case of Base Rate Loans, and not less than three nor more than five Business Days’ notice, in the case of Eurodollar Rate Loans, that all, or any portion in an aggregate minimum amount of $500,000 and an integral multiple of $250,000 be, in the case of Base Rate Loans, converted into Eurodollar Rate Loans or be, in the case of Eurodollar Rate Loans, converted into Base Rate Loans or continued as Eurodollar Rate Loans (in the absence of delivery of a Continuation/Conversion Notice with respect to any Eurodollar Rate Loan at least three Business Days (but not more than five Business Days) before the last day of the then current Interest Period with respect thereto, such Eurodollar Rate Loan shall, on such last day, automatically convert to a Base Rate

Loan); provided, however, that (a) each such conversion or continuation shall be prorated among the applicable outstanding Loans of all Lenders, (b) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, Eurodollar Rate Loans when any Default or Event of Default has occurred and is continuing, unless the Required Lenders otherwise agree, (c) no Loans may be continued as, or be converted into, Eurodollar Rate Loans after the day that is one month prior to the Stated Maturity Date and (d) if the aggregate amount of Eurodollar Rate Loans in respect of any Borrowing is reduced by payment, prepayment or conversion to be less than $500,000 such Eurodollar Rate Loans shall automatically convert to Base Rate Loans.

SECTION 2.6                  Funding.  Each Lender may, if it so elects, fulfill its obligation to make, continue or convert Eurodollar Rate Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such Eurodollar Rate Loan; provided, however, that any exercise of such option shall not affect the obligation of the Borrower to repay such Eurodollar Rate Loans in accordance with the terms of this Agreement.

SECTION 2.7                  Letters of Credit.  The Borrower may request, in accordance with the terms hereof, the issuance of a Letter of Credit for its own account, in form reasonably acceptable to the Administrative Agent and the applicable L/C Issuer, at any time and from time to time while the Revolving Loan Commitment remains in effect.

SECTION 2.7.1        Issuance Procedures.  (a)    By delivering to the relevant L/C Issuer, and, if the L/C Issuer is not Citibank, the Administrative Agent, a duly completed and executed Issuance Request, together with a duly completed application and agreement for such Letter of Credit as such L/C Issuer may specify, on or before 11:00 a.m. (New York City time) on a Business Day not less than 30 days prior to the Revolving Loan Commitment Termination Date, the Borrower may, from time to time irrevocably request, on not less than three nor more than five Business Days’ notice, that such L/C Issuer issue or extend the Stated Expiry Date of, as the case may be, a Letter of Credit in such form as may be requested by the Borrower and approved by such L/C Issuer, such Letter of Credit to be used solely for the purposes described in Section 4.10.  Each Letter of Credit shall by its terms be stated to expire on a date (its “Stated Expiry Date”) no later than the earlier of (i) one year from the date of issuance and (ii) five Business Days prior to the Stated Maturity Date; provided, however, that a Letter of Credit may, if requested by the Borrower, provide on terms acceptable to the Administrative Agent and each applicable L/C Issuer, for renewal for successive periods of one year or less (but not beyond five Business Days prior to the Stated Maturity Date), unless the Administrative Agent or such L/C Issuer shall have delivered to the beneficiary of such Letter of Credit a notice of non-renewal.  The relevant L/C Issuer will make available to the beneficiary thereof the original of each Letter of Credit which it issues hereunder.  Unless notified in writing by the Administrative Agent or the Required Lenders before it issues a Letter of Credit that a Default or Event of Default exists or that the conditions precedent for issuing the same have not been established, the relevant L/C Issuer may issue the requested Letter of Credit in accordance with such L/C Issuer’s customary practices.  In the event and to the extent that the provisions of any Letter of Credit application and agreement of the Borrower conflicts with this Agreement, the provisions of this Agreement shall govern.

(b)                                 No L/C Issuer shall be under any obligation to issue any Letter of Credit if at the time of request of such issuance any order, judgment or decree of any Governmental Authority shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any requirement of Law applicable to such L/C Issuer or any directive from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular, or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such L/C Issuer in good faith deems material to it.  No L/C Issuer shall be required to amend, extend or renew any Letter of Credit if at the time of the request therefor it would not be required to issue a Letter of Credit as provided in this clause (b).

(c)                                  If the L/C Issuer is the Administrative Agent, it will notify the Revolving Lenders, within three Business Days after the end of each calendar month, of all issuance, renewal and amendment to Letters of Credit during the preceding calendar month.  If the L/C Issuer is not the Administrative Agent it will notify the Administrative Agent promptly (and, in any event, within three Business Days following the occurrence thereof) of the issuance, renewal and amendment of all Letters of Credit issued by it.

SECTION 2.7.2        Other Revolving Lenders’ Participation.  (a) Upon the issuance of each Letter of Credit pursuant hereto, and without further action, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased (without recourse, representation or warranty), to the extent of its Percentage, a participation interest in each such Letter of Credit, including all Reimbursement Obligations with respect thereto.

(b)                                 If either (i) any L/C Issuer makes any payment or disbursement under any Letter of Credit and the Borrower has not, in accordance with Section 2.7.3, reimbursed in full the applicable L/C Issuer with respect thereto or (ii) any reimbursement received by any L/C Issuer from the Borrower is returned or rescinded upon or during any bankruptcy or reorganization of any Loan Party or otherwise, each Revolving Lender shall be irrevocably and unconditionally obligated to pay to each applicable L/C Issuer its Percentage of such payment or disbursement; provided, however, that no such payment by the Revolving Lenders shall diminish the Obligations of the Borrower under Section 2.7.3 to repay such disbursements and payments in full.  Each Revolving Lender agrees to make its required reimbursement payment not later than 2:00 p.m. (New York City time) on the Business Day that it receives a notice of payment or disbursement by the Administrative Agent or the applicable L/C Issuer (or, if any Revolving Lender receives such notice after 3:00 p.m. (New York City time) on any Business Day, prior to 10:00 a.m. (New York City time) on the next following Business Day), together with interest thereon from the date of requested prepayment until the date of such reimbursement at a rate per annum equal to the greater of (A) the Federal Funds Effective Rate or (B) the rate determined by the Administrative Agent in accordance with banking industry rates on interbank compensation, for the first three Business Days following such Revolving Lender’s receipt of such notice, and thereafter at the interest rate applicable to Base Rate Loans that are Revolving Loans.  Any Revolving Lender’s failure to make available to the applicable L/C Issuer its Percentage of any such payment or disbursement shall not relieve any other Revolving Lender of its obligation hereunder to make available such other Revolving Lender’s Percentage of such payment, but no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make available such other Revolving Lender’s Percentage of any such payment or disbursement.

(c)                                  Each Revolving Lender (i) that has complied with its obligations under this Section 2.7.2 shall be entitled to receive its Pro Rata share of Letter of Credit fees payable pursuant to Section 3.3.2 with respect to each relevant Letter of Credit and (ii) if such Revolving Lender has funded a reimbursement payment as provided in clause (b) with respect to a particular Letter of Credit, its Pro Rata share of all reimbursement payments paid by the Borrower with respect thereto.

SECTION 2.7.3        Disbursements.  Each L/C Issuer will notify the Borrower and the Administrative Agent promptly of the presentment for payment of any Letter of Credit issued by such L/C Issuer, together with notice of the date (the “Disbursement Date”) such payment shall be made (each such payment, a “Disbursement”).  Subject to the terms and provisions of such Letter of Credit and this Agreement, such L/C Issuer shall make such payment to the beneficiary (or its designee) of such Letter of Credit.  Not later than 3:00 p.m. (New York City time) on any Business Day that each relevant L/C Issuer notifies the Borrower and the Administrative Agent that it has made a Disbursement under a Letter of Credit (or, if the Borrower receives such notice after 3:00 p.m. (New York City time) on any Business Day, prior to 10:00 a.m. (New York City time) on the next following Business Day), the Borrower will reimburse the Administrative Agent, for the account of the relevant L/C Issuer and each such Revolving Lender that has made a reimbursement payment to such L/C Issuer with respect thereto pursuant to Section 2.7.2(b), for all amounts which such L/C Issuer and each such Revolving Lender have disbursed under such Letter of Credit, together with interest thereon from the Disbursement Date through the date of such reimbursement at a rate per annum applicable to Base Rate Loans that are Revolving Loans (subject to Section 3.2.2 with respect to late payments).

SECTION 2.7.4        Reimbursement.  The obligation (a “Reimbursement Obligation”) of the Borrower under Section 2.7.3 to reimburse each L/C Issuer with respect to each Disbursement and, upon the failure of the Borrower to reimburse each such L/C Issuer (or if any reimbursement by the Borrower must be returned or disgorged by any such L/C Issuer for any reason), each Revolving Lender’s obligation under Section 2.7.2 to reimburse each such L/C Issuer, shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or each such Revolving Lender, as the case may be, may have or have had against any L/C Issuer, the Administrative Agent or any Revolving Lender, including any defense based upon the failure of any Disbursement to conform to the terms of the applicable Letter of Credit, any non-application or misapplication by the beneficiary of the proceeds of such Letter of Credit, the existence of any Default or Event or Default; provided, however, that after paying in full its Reimbursement Obligations hereunder, nothing herein shall adversely affect the right of the Borrower or each such Lender, as the case may be, to commence any proceeding against any L/C Issuer in accordance with the last paragraph of Section 2.7.6.

SECTION 2.7.5        Deemed Disbursements.  Upon the occurrence and during the continuation of any Default or Event of Default of the type described in Section 8.1.9 or, with notice from the Administrative Agent, upon the occurrence and during the continuation of any other Event of Default:

(a)                                 an amount equal to that portion of all Letter of Credit Outstandings attributable to the then aggregate amount which is undrawn and available under all Letters of Credit issued and outstanding shall, without demand upon or notice to the Borrower, be deemed to have been paid or disbursed by the relevant L/C Issuer under such Letters of Credit (notwithstanding that such amount may not in fact have been so paid or disbursed);

(b)                                 the Borrower shall be immediately obligated to reimburse each L/C Issuer for the amount deemed to have been so paid or disbursed by such L/C Issuer (in an amount equal to 105% of the Letter of Credit Outstandings), as the case may be; and

(c)                                  all Reimbursement Obligations shall be immediately due and payable in full.

Any amounts so payable by the Borrower pursuant to this Section 2.7.5 shall be deposited in cash with the Administrative Agent and held as collateral security for the Obligations in connection with the Letters of Credit issued by the L/C Issuers, all on terms and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 2.7.6        Nature of Reimbursement Obligations.  The Borrower and, to the extent set forth in Section 2.7.2, each Revolving Lender shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof.  No L/C Issuer shall be responsible for, nor shall any of the obligations of the Borrower or any Revolving Lender with respect to any Letter of Credit be affected by, any of the following:

(a)                                 the form, validity, sufficiency, accuracy, genuineness or legal effect of any Loan Document, any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;

(b)                                 the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or the proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason;

(c)                                  the failure of the beneficiary to comply fully with conditions required in order to demand payment under a Letter of Credit;

(d)                                 errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise;

(e)                                  any loss or delay in the transmission or otherwise of any document or draft required in order to make a Disbursement under a Letter of Credit;

(f)                                   any other act or omission to act or delay of any kind of any L/C Issuer, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.7.6, constitute a legal or equitable discharge of the Borrower’s obligations hereunder; or

(g)                                  the existence of any Default or Event of Default, or the termination of the Commitments.

None of the foregoing shall affect, impair or prevent the vesting of any of the rights or powers granted to the L/C Issuers, the Administrative Agent or any Lender hereunder.  In furtherance of the foregoing, neither the Administrative Agent nor any L/C Issuer or Lender shall have any liability or responsibility by reason of, or in connection with, the form, validity issuance, transfer, payment, non-payment or any other transaction related to any Letter of Credit; provided, however, that the foregoing shall not excuse any L/C Issuer from liability to the Borrower or the Lenders to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower and the Lenders to the extent permitted by applicable Law) suffered by the Borrower, the Administrative Agent or the Lenders that are caused by such L/C Issuer’s failure to exercise reasonable care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any L/C Issuer (as determined by a court of competent jurisdiction), such L/C Issuer shall be deemed to have exercised reasonable care in each such determination.  Without limiting the foregoing, the parties agree that, with respect to documents presented which appear on their face to be in compliance with the terms of a Letter of Credit, each L/C Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

SECTION 2.7.7        Uniform Customs and Practice.  The (a) Uniform Customs and Practice for Documentary Credits as published by the International Chamber of Commerce most recently at the time of issuance of any commercial Letter of Credit shall apply to each such commercial Letter of Credit and (b) the International Standby Practices 1998 published by the Institute of International Banking Law & Practice most recently at the time of issuance of any standby Letter of Credit shall apply to each such standby Letter of Credit.

SECTION 2.8                  Swing Line Loans.  (a) By utilizing a form of electronic communication that has been approved by the Administrative Agent and the Swing Line Lender the Borrower may irrevocably request, on or before 2:00 p.m. (New York City time) on any Business Day a proposed Swing Line Loan is to be made, that Swing Line Loans be made by the Swing Line Lender in any minimum or multiple amount.  All Swing Line Loans shall be made as Base Rate Loans and shall not be entitled to be converted into Eurodollar Rate Loans.  Promptly following confirmation from the Administrative Agent to the Swing Line Lender that all the conditions for making a Swing Line Loan have been satisfied, the proceeds of each Swing Line Loan shall be made available by the Swing Line Lender, by its close of business on the Business Day in which it receives such confirmation from the Administrative Agent, to the Borrower, by wire transfer in accordance with the written instructions provided to the Swing Line Lender by the Borrower.

(b)                                 If: (i) requested at any time by the Swing Line Lender (as communicated to the Administrative Agent and the Borrower) in its sole discretion; (ii) any Swing Line Loan is or will be outstanding on a date when the Borrower requests that a Revolving Loan be made; or (iii) any Default or Event of Default shall occur and be continuing;

each Revolving Lender (other than the Swing Line Lender) irrevocably agrees that it will, promptly following notice from the Administrative Agent to the Revolving Lenders of the occurrence of any of the events referred to in the preceding clauses (i) through (iii) (which notice the Administrative Agent agrees to provide promptly for and on behalf of the Swing Line Lender), make a Revolving Loan (which shall initially be funded as a Base Rate Loan) in an amount equal to such Revolving Lender’s Percentage of the aggregate principal amount of all such Swing Line Loans then outstanding (such outstanding Swing Line Loans hereinafter referred to as the “Refunded Swing Line Loans”).  On or before 10:00 a.m. (New York City time) on the first Business Day following the occurrence of one of the foregoing (provided, however, that if any Revolving Lender shall receive such notice at or prior to 10:00 a.m. (New York City time) on a Business Day such funding shall be made by such Revolving Lender on or before 2:00 p.m. (New York City time) on such Business Day), each such Revolving Lender shall deposit in an account specified by the Swing Line Lender the amount so requested in same day funds and such funds shall be applied by the Swing Line Lender to repay the Refunded Swing Line Loans.  At the time the aforementioned Revolving Lenders make the above referenced Revolving Loans, the Swing Line Lender shall be deemed to have made, in consideration of the making of the Refunded Swing Line Loans, Revolving Loans in an amount equal to the Swing Line Lender’s Percentage of the aggregate principal amount of the Refunded Swing Line Loans.  Upon the making (or deemed making, in the case of the Swing Line Lender) of any Revolving Loans pursuant to this clause (b), the amount so funded shall become outstanding under such Revolving Lender’s Revolving Note and shall no longer be owed under the Swing Line Note.  The Borrower hereby authorizes the Administrative Agent and the Swing Line Lender to charge the Borrower’s accounts with the Administrative Agent and the Swing Line Lender in order to immediately pay the Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of the Revolving Loans made by the Lenders, including the Revolving Loan deemed to be made by the Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans.

All interest payable with respect to any Revolving Loans made (or deemed made, in the case of the Swing Line Lender) pursuant to this clause (b) shall be appropriately adjusted to reflect the period in respect of which such Revolving Loans were made.  In the event any Revolving Lender fails to fund when due as herein provided its Refunded Swing Line Loan, the Swing Line Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest at the Federal Funds Rate for the first day following the due date and thereafter at the Alternate Base Rate plus the Applicable Margin.  Each Revolving Lender’s obligation to make the Revolving Loans referred to in this clause (b) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) the acceleration or maturity of any Loans or the termination of any Commitment after the making of any Swing Line Loan; (D) any breach of this Agreement or any other Loan Document by the Borrower, any Lender or the Administrative Agent; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

SECTION 2.9                  Notes.  Each Lender’s Loans under a Commitment shall, if requested by such Lender, be evidenced by a Note payable to the order of such Lender in a principal amount equal to such Lender’s Percentage of the original Commitment Amount.  Each Lender shall record in its records the outstanding amount owing pursuant to its Notes; provided, however, that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of the Borrower or any other Loan Party.  Such notations shall be conclusive and binding on the Borrower absent manifest error.

SECTION 2.10           Increase in Commitment.

(a)                                 Request for Increase.  If no Default or Event of Default has occurred and is continuing the Borrower may, from time to time, request (each an “Incremental Loan Borrowing Request”) by delivering a notice to the Administrative Agent (who shall promptly notify the Lenders of the substance thereof) that the Revolving Loan Commitment Amount be increased by an aggregate amount (for all such requests) not exceeding $25,000,000 (each such increase, an “Incremental Loan Borrowing”); provided, however, that (i) each such Incremental Loan Borrowing Request shall request an increase in a minimum amount of $5,000,000 (or, if less, the remaining portion of such of total amount) and integral multiples of $5,000,000 in excess thereof and (ii) the Borrower may not submit more than three Incremental Loan Borrowing Requests during the term of this Agreement.  The notice by the Administrative Agent to the Lenders describing each Incremental Loan Borrowing Request shall specify the time period (to be determined by the Borrower in consultation with the Administrative Agent but in no event be less than 15 Business Days from the date of delivery by the Borrower of the applicable Incremental Loan Borrowing Request to the Administrative Agent) within which each Lender is required to inform the Administrative Agent whether such Lender intends to participate in the applicable Incremental Loan Borrowing.

(b)                                 Lender Elections to Increase.  Each Lender shall notify the Administrative Agent within the required time period whether or not it agrees to participate in the applicable Incremental Loan Borrowing and, if so, shall specify the amount of such Incremental Loan Borrowing it desires to be allocated to it.  Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment Amount.  Each determination by a Lender to participate in an Incremental Loan Borrowing shall be made by it in its sole and absolute discretion.

(c)                                  Notification by Administrative Agent; Additional Lenders.  The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each Incremental Loan Borrowing Request.  To achieve the full amount of the Incremental Loan Borrowing specified in the applicable Incremental Loan Borrowing Request, subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld) the Borrower may obtain the agreement of additional Eligible Assignees to become Lenders pursuant to an Incremental Loan Joinder Agreement.  Each such Eligible Assignee shall, as a condition to participating in any Incremental Loan Borrowing, be required to deliver all forms, if any, that are required to be delivered by such Eligible Assignee pursuant to Section 4.6(f) and any other information that the Administrative Agent requires from Lenders as a condition to becoming a party to this Agreement.

(d)                                 Effective Date and Allocations.  If the Commitment Amount is increased in accordance with this Section 2.10, the Administrative Agent and the Borrower shall determine the effective date of each such increase (each a “Loan Increase Effective Date”) and the final allocation of each Incremental Loan Borrowing.  The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the applicable Loan Increase Effective Date.

(e)                                  Conditions to Effectiveness of Increase.  As a condition precedent to the occurrence of each Loan Increase Effective Date, the Borrower shall deliver to the Administrative Agent a certificate dated as of the applicable Loan Increase Effective Date (in sufficient copies for each Lender) and signed by an Authorized Officer (i) certifying and attaching the resolutions adopted by the Borrower approving the applicable Incremental Loan Borrowing and (ii) certifying that, before and after giving effect to such Loan Increase Effective Date and any Incremental Loan Borrowing made on such date, (A) the representations and warranties contained in Article 5 and the other Loan Documents are true and correct on and as of such Loan Increase Effective Date; provided, however, that such representations and warranties (x) that relate solely to an earlier date shall be true and correct as of such earlier date and (y) shall be true and correct in all respects if they are qualified by a materiality standard; (B) no Default or Event of Default shall have occurred and be continuing; and (C) all reasonable accrued fees and expenses of each Lender (including in its capacity as Administrative Agent) participating in such Incremental Loan Borrowing have been paid in full.

(f)                                   Terms of Incremental Loan Borrowing.  The terms and provisions of the incremental Loans comprising each Incremental Loan Borrowing shall be identical to those of the existing Revolving Loans.

(g)                                  Notes.  Any existing Lender that has a Note and participates in any Incremental Loan Borrowing shall, substantially contemporaneously with the delivery of its Note to be replaced to the Borrower, receive a replacement Note that evidences the aggregate principal amount of its Loans outstanding hereunder.  Any new Lender requesting a Note shall receive such a Note in an amount equal to the aggregate principal amount of the Incremental Loan Borrowing it is required to fund pursuant to the terms of this Section 2.10.

(h)                                 Prepayment.                           If the Borrower shall increase the Revolving Commitment Amount pursuant to this Section 2.10 it shall prepay any Revolving Loans that are outstanding on the applicable Loan Increase Effective Date (and pay any amounts required pursuant to Section 4.4) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Percentages arising from any non-ratable increase in the Revolving Loan Commitment Amount.

SECTION 2.11           Defaulting Lenders.

SECTION 2.11.1                                                 Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a)                                 Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(b)                                 Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or the Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to clause (d)); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (i) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (ii) Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuers or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, however, that if (A) such payment is a payment of the principal amount of any Loans or Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (B) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Reimbursement Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to clause (d). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this clause (b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)                                  Certain Fees.

(i)                                     No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(ii)                                  Each Defaulting Lender shall be entitled to receive Letter of Credit fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral.

(iii)                               With respect to any fee not required to be paid to any Defaulting Lender pursuant to clause (i) or (ii) above, the Borrower shall (A) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Reimbursement Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (d) below, (B) pay to each L/C Issuer and the Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or the Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (C) not be required to pay the remaining amount of any such fee.

(d)                                 All or any part of such Defaulting Lender’s participation in Reimbursement Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (i) the conditions set forth in Section 5.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (ii) such reallocation does not cause the aggregate principal amount of any Non-Defaulting Lender’s outstanding Revolving Loans and such Lender’s participation in Reimbursement Obligations and Swing Line Loans at such time to exceed such Non-Defaulting Lender’s Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(e)                                  If the reallocation described in clause (d) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (i) first, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (ii) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.11.1(b).

SECTION 2.11.2                                                 Defaulting Lender Cure.  If the Borrower, the Administrative Agent, the Swing Line Lender and each L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.11.1(d), whereupon such Lender will cease to be a Defaulting Lender; provided, however, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, however, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.11.3                                                 New Swing Line Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, (a) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (b) no L/C Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE 3
PAYMENTS, INTEREST AND FEES

SECTION 3.1                  Repayments and Prepayments.  The Borrower shall repay in full the unpaid principal amount of each Loan on the Stated Maturity Date and pursuant to Sections 8.2 and 8.3.  Prior thereto, repayments and prepayments of Loans shall be made as set forth in this Section 3.1.

SECTION 3.1.1        Voluntary Prepayments.  Prior to the Stated Maturity Date, the Borrower may, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of the Loans; provided, however, that:

(a)                                 any such prepayments shall be made Pro Rata among Loans of the same Type and, if applicable, having the same Interest Period of all the Lenders;

(b)                                 all such voluntary prepayments shall require (i) in the case of Eurodollar Rate Loans, notice to the Administrative Agent on or before 11:00 a.m.  (New York City time) not less than three Business Days nor more than five Business Days’ in advance of any prepayment thereof, and (ii) in the case of Base Rate Loans, notice to the Administrative Agent on or before 11:00 a.m. (New York City time) on the Business of any prepayment thereof; and

(c)                                  all such voluntary partial prepayments shall be (i) in the case of Revolving Loans, in an aggregate minimum amount of $500,000 and an integral multiple of $250,000 or, if less, the aggregate principal amount of the Revolving Loans outstanding hereunder, or (ii) in the case of Swing Line Loans, in any minimum or multiple amount.

SECTION 3.1.2        Mandatory Repayments and Prepayments.

(a)                                 Excess Outstandings.  The Borrower shall, on each date (i) when the sum of (A) the aggregate outstanding principal amount of all Revolving Loans, (B) the aggregate outstanding principal amount of all Swing Line Loans and (C) the Letter of Credit Outstandings exceeds the

Revolving Loan Commitment Amount (as it may be reduced from time to time), first, prepay all the Swing Line Loans until they have been paid in full, second, repay the outstanding Reimbursement Obligations until they have been paid in full, third, prepay the Revolving Loans until they have been paid in full and, fourth, Cash Collateralize the other Letter of Credit Outstandings (in an amount equal to 105% of such Letter of Credit Outstandings), in each case in an amount equal to such excess and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent; and (ii) when the aggregate outstanding principal amount of all the Swing Line Loans exceeds the Swing Line Loan Commitment Amount (as it may be reduced from time to time), make a mandatory prepayment of the Swing Line Loans in an aggregate amount equal to such excess.

(b)                                 Mandatory Prepayments from Certain Sources.  The Borrower shall, on the date of receipt by it of any (i) Net Debt Proceeds, (ii) Extraordinary Receipts or (iii) Net Dispositions Proceeds or (iv) Net Insurance Proceeds, (or, to the extent clause (e) is applicable, on the dates specified therein with respect to Reduced Net Disposition Proceeds and Reduced Net Insurance Proceeds, respectively), in each case to the extent in excess of $2,000,000, apply 100% of all such Net Debt Proceeds, Extraordinary Receipts, Net Disposition Proceeds and Net Insurance Proceeds (or, to the extent clause (e) is applicable, Reduced Net Disposition Proceeds and Reduced Net Insurance Proceeds):

(A)                               first, make a mandatory prepayment of the Swing Line Loans;

(B)                               second, if all the Swing Line Loans have been paid in full, repay outstanding Reimbursement Obligations;

(C)                               third, if all the Swing Line Loans and outstanding Reimbursement Obligations have been paid in full, make a mandatory prepayment of the Revolving Loans; and

(D)                               fourth, if all the Swing Line Loans, outstanding Reimbursement Obligations and Revolving Loans have been paid in full, Cash Collateralize all other Letter of Credit Outstandings (in an amount equal to 105% of such Letter of Credit Outstandings) on terms and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent.

The Borrower shall deliver to the Administrative Agent (x) not later than two Business Days prior to the time of each prepayment required under this Section 3.1.2(b) a certificate signed by a Financial Officer setting forth in reasonable detail (1) the calculation of the amount of such prepayment and (2) with respect to any prepayment of Reduced Net Disposition Proceeds or Reduced Net Insurance Proceeds, the information required in clause (e), and (y) notice of each mandatory prepayment on or before 10:00 a.m. one Business Day in advance of such prepayment.

(c)                                  Stated Maturity Date.  On the Stated Maturity Date, the Borrower shall (i) repay in full the then aggregate outstanding principal amount of the Loans and Reimbursement Obligations and (ii) Cash Collateralize all other Letter of Credit Outstandings (in an amount equal to 105% of such Letter of Credit Outstandings) on terms and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent.

(d)                                 Acceleration.  The Borrower shall, immediately upon any acceleration of any Loans or Letter of Credit Outstandings pursuant to Sections 8.2 or 8.3, (i) repay all (or if only a portion is accelerated thereunder, such portion of) the Loans and Reimbursement Obligations then outstanding and (ii) Cash Collateralize all other Letter of Credit Outstandings (in an amount equal to 105% of such Letter of Credit Outstandings) on terms and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent.

(e)                                  Reinvestment.  If no Default or Event of Default has occurred and is continuing, the Borrower or any of its Subsidiaries may, during the 180 day period following receipt by the Borrower or the Administrative Agent, as the case may be, of any Net Disposition Proceeds or Net Insurance Proceeds that have been paid on account of the loss or damage to any Collateral, in each case in an aggregate amount with respect to any single or related series of events of less than $5,000,000, notify the Administrative Agent of its intention to apply the same to (i) in the case of Net Disposition Proceeds, acquire, construct or make improvements to assets that are useful to the Borrower and its Subsidiaries in the ordinary course of their business, or (ii) in the case of Net Insurance Proceeds, repair, restore or replace the asset or property on account of which such Net Insurance Proceeds were paid or as provided in clause (i).  Such notice by the Borrower shall describe in reasonable detail (A) in the case of Net Disposition Proceeds, the transaction giving rise to such Net Disposition Proceeds and the proposed reinvestment assets to be acquired, constructed or improved, and (B) in the case of Net Insurance Proceeds, the nature of such loss or damage and the proposed reinvestment assets to be acquired, and in either case, include a statement that the Borrower or one or more of its Subsidiaries has a reasonable and good faith intention to apply such Net Disposition Proceeds or Net Insurance Proceeds, as the case may be, within 180 days of its receipt to the acquisition, construction or improvement of such reinvestment assets or the repair, replacement or restoration of such lost or damaged property, as the case may be.  To the extent that the Borrower does not send the notice referred to in the preceding sentence or does not acquire, construct, repair, restore or replace, as the case may be, the relevant property within such 180 day period, the relevant Net Disposition Proceeds or Net Insurance Proceeds, as the case may be, shall be applied by the Administrative Agent as a mandatory prepayment or payment of the outstanding Loans and Reimbursement Obligations and Cash Collateralization of the other Letter of Credit Outstandings to the extent required by clause (b).  All Net Disposition Proceeds and Net Insurance Proceeds paid by the Administrative Agent to the Borrower for the acquisition, construction, repair, replacement or restoration, as the case may be, of property shall be promptly applied (and, in any event, not later than the next following Business Day after receipt by the Borrower) to complete the same.  All Net Disposition Proceeds and Net Insurance Proceeds paid on account of the loss or damage to any Collateral in respect of any single or related series of events in an amount exceeding $5,000,000 or during the continuance of any Default or Event of Default shall be applied as a mandatory prepayment or payment of the outstanding Loans and Reimbursement Obligations and Cash Collateralization of the other Letter of Credit Outstandings pursuant to clause (b); provided, however, that if no Default or Event of Default has occurred and is continuing the Administrative Agent may, in its sole discretion, authorize the Borrower to reinvest such amount in accordance with the terms hereof.  Upon the occurrence and during the continuance of a Default or Event of Default, all amounts that are to be reinvested by the Borrower shall be held by the Administrative Agent in a Cash Collateral account prior to its application to acquire, construct, repair, restore or replace, as the case may be, the relevant property, and while so held shall form a part of the Collateral and be subject to the Administrative Agent’s first priority perfected security interest.  Amounts held in such Cash Collateral account may, at the direction of the Borrower, be invested in Cash Equivalent Investments; provided, however, that no Lender Party shall have any responsibility with respect to any return (or lack thereof) or loss with respect to such investments.

SECTION 3.1.3        Application of Prepayments.  Each prepayment of any Loans made pursuant to this Section 3.1 shall be applied, to the extent of such prepayment, first, to the prepayment of Base Rate Loans and, second, to the prepayment of Eurodollar Rate Loans.  Each prepayment of any Loans made pursuant to this Section 3.1 shall be without premium or penalty but subject to Section 4.4.

SECTION 3.2                  Interest Provisions.  Interest on the outstanding principal amount of Loans shall accrue and be payable in accordance with this Section 3.2.

SECTION 3.2.1        Rates.  Subject to Sections 2.4, 2.5 and 2.8, the Borrower may elect, pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, that Loans comprising a Borrowing accrue interest at a rate per annum:

(a)                                 on that portion maintained from time to time as a Base Rate Loan, equal to the sum of the Alternate Base Rate from time to time in effect plus the Applicable Margin; and

(b)                                 on that portion maintained from time to time as a Eurodollar Rate Loan, during each Interest Period applicable thereto, equal to the sum of the Adjusted Eurodollar Rate for such Interest Period plus the Applicable Margin.

SECTION 3.2.2        Post-Default Rates.  Upon the occurrence and during the continuation of an Event of Default, the Borrower shall pay, but only to the extent permitted by applicable Law, interest (after as well as before judgment) on the Obligations at a rate per annum equal to (a), in the case of Loans, the rate per annum otherwise in effect plus a margin of 2% per annum and (b), in the case of Letter of Credit Outstandings and other Obligations payable hereunder, interest at a rate per annum equal to the rate applicable to Base Rate Loans plus 2% per annum, in each case from the date of such non-payment until such amount is paid in full (in any such case, after as well as before judgment).

SECTION 3.2.3        Payment Dates.  Interest accrued on each Loan shall be paid as follows:

(a)                                 on the Stated Maturity Date;

(b)                                 on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan on the principal amount so paid or prepaid;

(c)                                  with respect to Base Rate Loans, on each Quarterly Payment Date;

(d)                                 with respect to Eurodollar Rate Loans, on the last day of each applicable Interest Period (and, if such Interest Period shall exceed three months, on the date that is three months from the beginning of such Interest Period); and

(e)                                  on that portion of any Loans that are accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration.

Interest accrued on Loans or other monetary Obligations arising under this Agreement or any other Loan Document after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

SECTION 3.3 Fees.  The Borrower agrees to pay the fees set forth in this Section 3.3.  All such fees shall be non-refundable.

SECTION 3.3.1        Commitment Fee.  The Borrower agrees to pay to the Administrative Agent, for the Pro Rata account of each Revolving Lender (other than each Revolving Lender that is a Defaulting Lender), for the period (including any portion thereof when the Revolving Loan Commitment is suspended by reason of the Borrower’s inability to satisfy any condition of Article 5) commencing on the Effective Date and continuing through the Revolving Loan Commitment Termination Date, a commitment fee at the rate per annum equal to the Commitment Fee Rate on such Lender’s Percentage of the average daily unused portion of the Revolving Loan Commitment Amount (without taking into account any outstanding Swing Line Loans and that portion of the Revolving Loan Commitment Amount attributable to such Defaulting Lender).  Such commitment fees shall be payable by the Borrower in arrears on each Quarterly Payment Date, commencing with the first Quarterly Payment Date following the Effective Date, and on the Revolving Loan Commitment Termination Date.  For purposes of calculating the commitment fee the making of Swing Line Loans by the Swing Line Lender shall not constitute the usage of the Revolving Loan Commitment.

SECTION 3.3.2        Letter of Credit Fee.  The Borrower agrees to pay to the Administrative Agent, for the Pro Rata account of each Revolving Lender, a Letter of Credit fee in an amount equal to, with respect to each Letter of Credit, the then Applicable Margin with respect to Revolving Loans that are Eurodollar Rate Loans (whether or not Eurodollar Rate Loans are actually outstanding) multiplied by the average daily Letter of Credit Outstandings of each such Letter of Credit, such fee to be paid by the Borrower in arrears on each Quarterly Payment Date (commencing with the first Quarterly Payment Date following the Effective Date) and on the expiry date of each such Letter of Credit.  The Borrower further agrees to pay to each L/C Issuer with respect to each of its newly issued or re-issued Letters of Credit (a) a fronting fee equal to 0.25% per annum multiplied by the average daily Letter of Credit Outstandings and (b) all related costs, expenses and processing charges.

SECTION 3.3.3        Administrative Agent’s Fees, etc.  The Borrower agrees to pay to the Administrative Agent, for its own account, fees in the amounts, on the dates and in the manner set forth in the Fee Letter.

ARTICLE 4

YIELD PROTECTION, TAXES AND RELATED PROVISIONS

SECTION 4.1                  Eurodollar Rate Lending Unlawful.  If any Lender shall determine (which determination shall, upon notice thereof to the Borrower and the Administrative Agent, be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any Law makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Lender to make, continue or maintain any Loan as, or to convert any Loan into, a Eurodollar Rate Loan, the obligations of such Lender to make, continue, maintain or convert any such Eurodollar Rate Loan shall, upon such determination, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all outstanding Eurodollar Rate Loans of such Lender shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such Law or assertion.

SECTION 4.2                  Inability to Determine Rates.  If the Administrative Agent shall have determined or been instructed by the Required Lenders that adequate means do not exist for adequately and fairly determining the cost to the Lenders of making or maintaining Eurodollar Rate Loans or calculating the same then, upon notice from the Administrative Agent to the Borrower and the Lenders, the obligations of all Lenders under Sections 2.4 and 2.5 to make or continue any Loans as, or to convert any Loans into, Eurodollar Rate Loans shall forthwith be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 4.3                  Increased Costs, etc.  If any Change in Law shall:

(a)                                 impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender Party (except any reserve requirement reflected in the Eurodollar Reserve Requirement);

(b)                                 subject any Lender Party to any tax whatsoever with respect to this Agreement, any Eurodollar Rate Loan or any Letter of Credit or participation therein, or change the basis of taxation of payments to such Lender Party in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 4.6 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender Party); or

(c)                                  impose on any Lender Party or the London interbank market any other condition, cost or expense affecting this Agreement, any Eurodollar Rate Loan or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender Party of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender Party of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender Party (whether of principal, interest or any other amount) then, upon request of such Lender Party, the Borrower will pay to such Lender Party such additional amounts as will compensate such Lender Party for such additional costs incurred or reduction suffered.  A certificate of such Lender Party delivered to the Borrower (with a copy to the Administrative Agent) as to such additional amounts that are necessary to compensate such Lender Party as aforesaid shall, absent manifest error, be conclusive and binding on the Borrower and shall be payable within three Business Days after receipt thereof.

SECTION 4.4                  Funding Losses.  In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a Eurodollar Rate Loan) as a result of:

(a)                                 any conversion or repayment or prepayment of the principal amount of any Eurodollar Rate Loans on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 3.1, Section 4.1, Article 8 or otherwise;

(b)                                 any Loans not being made as Eurodollar Rate Loans in accordance with the Borrowing Request therefor;

(c)                                  any Loans not being continued as, or converted into, Eurodollar Rate Loans in accordance with the Continuation/Conversion Notice therefor; or

(d)                                 the operation of Section 4.13 (other than subsection (c) thereof),

then, upon the notice of such Lender to the Borrower (with a copy to the Administrative Agent), the Borrower shall promptly (and, in any event, within three Business Days of receipt of such notice) pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense.  Such notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower.  For the purpose of calculating amounts payable to a Lender under this Section 4.4, each Lender shall be deemed to have actually funded its relevant Eurodollar Rate Loan through the purchase of a deposit bearing interest at the Adjusted Eurodollar Rate in an amount equal to the amount of that Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 4.4.

SECTION 4.5                  Increased Capital Requirements.  If any Lender Party determines that any Change in Law affecting such Lender Party or any lending office of such Lender Party or such Lender Party’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender Party’s capital or on the capital of such Lender Party’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender Party or the Loans made by, or the Letters of Credit issued by or participated in by such Lender Party, to a level below that which such Lender Party or such Lender Party’s holding company could have achieved but for such Change in Law (taking into consideration such Lender Party’s policies and the policies of such Lender Party’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender Party such additional amounts as will compensate such Lender Party or such Lender Party’s holding company for any such reduction suffered.  A certificate of a Lender Party delivered to the Borrower (with a copy to the Administrative Agent) as to any such additional amounts or reduced returns shall, absent manifest error, be conclusive and binding on the Borrower, and shall be payable within three Business Days after the receipt thereof.  In determining such amount, each Lender Party may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

SECTION 4.6                  Taxes.

(a)                                 Payments Free of Taxes.  Any and all payments by or on account of the Obligations shall be made free and clear of and without reduction or withholding for any Taxes, except as required by applicable Law; provided, however, that if any Loan Party shall be required by applicable Law to deduct any Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.6(a)) each Lender Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b)                                 Payment of Other Taxes by the Loan Parties.  Without limiting the provisions of clause (a), the Borrower and, as applicable, any Loan Party shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)                                  Indemnification by the Loan Parties.  The Loan Parties shall jointly and severally indemnify each Recipient (and, with respect to U.S. Federal Income Taxes, if such Recipient is not the Beneficial Owner, the Beneficial Owner) within three Business Days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 4.6) payable or paid by such Recipient or Beneficial Owner or required to be withheld or deducted from a payment to such Recipient or Beneficial Owner and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the relevant Loan Party by any Lender Party (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender Party, shall be conclusive absent manifest error.  Any indemnification claim by a Beneficial Owner that is not a Recipient shall be asserted by the applicable Recipient on behalf of such Beneficial Owner.

(d)                                 Indemnification by the Lender Parties.  Each Lender Party shall severally indemnify (i) the Administrative Agent, promptly (but in any event within three Business Days) after demand therefor, for any Indemnified Taxes (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) the Administrative Agent for any Taxes attributable to such Lender’s failure to comply with Section 10.10(d) relating to the maintenance of a Participant Register and (iii) each Loan Party and the Administrative Agent for any Excluded Taxes attributable to such Lender Party, in each case, that are payable or paid by the Administrative Agent or such Loan Party (as applicable) in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender Party by the Administrative Agent or any Loan Party (as applicable) shall be conclusive absent manifest error.  Each Lender Party hereby authorizes the Administrative Agent or any Loan Party (as applicable) to set off and apply any and all amounts at any time owing to such Lender Party under any Loan Document or otherwise payable by the Administrative Agent or such Loan Party (as applicable) to the Lender Party from any other source against any amount due to the Administrative Agent or such Loan Party (as applicable) under this clause (d).  The agreements in this clause (d) shall survive the resignation and/or replacement of the Administrative Agent.

(e)                                  Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)                                   Status of Lender Parties.  Any Lender Party that is entitled to an exemption from or reduction of withholding tax under the Law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender Party, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender Party is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States:

(i)                                     any Lender Party that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender Party becomes a Lender Party under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender Party is exempt from U.S. federal backup withholding tax;

(ii)                                  any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender Party under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(A)                               duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(B)                               duly completed copies of Internal Revenue Service Form W-8ECI;

(C)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form and substance reasonably satisfactory to the Administrative Agent to the effect that such Foreign Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN;

(D)                               to the extent that a Foreign Lender is not the Beneficial Owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), executed originals of IRS Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, U.S. Tax compliance certificate in form and substance reasonably satisfactory to the Administrative Agent, Form W-9, and/or other certification documents from each Beneficial Owner, as applicable; provided, however, that if the Foreign Lender is a partnership (and not a participating Lender) and one or more Beneficial Owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax compliance certificate in form and substance reasonably satisfactory to the Administrative Agent on behalf of each such Beneficial Owner; or

(E)                                any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower to determine the withholding or deduction required to be made; and

(iii)                               if a payment made to a Lender Party under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender Party shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender Party has complied with such Lender Party’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)                                  Treatment of Certain Refunds.  If any Lender Party determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 4.6, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 4.6 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that such Loan Party, upon the request of such Lender Party, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender Party in the event such Lender Party is required to repay such refund to such Governmental Authority.  This clause (g) shall not be construed to require any Lender Party to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to such Loan Party or any other Person.  Notwithstanding anything in this clause (g) to the contrary, in no event will such Lender Party be required to pay any amount to a Loan Party pursuant to this clause (g) the payment of which would place the Lender Party in a less favorable net after-Tax position than the Lender Party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(h)                                 Treatment of Non-U.S. Partners of Certain Lender Parties. If any Indemnified Taxes are required under the Code to be withheld by a Lender Party that is a “domestic partnership” (within the meaning of Section 7701(a)(30) of the Code) with respect to a Person that is not a U.S. Person and is the direct or indirect beneficial owner of an Equity Interest in such Lender Party (such Person, a “Non-U.S. Partner”), the amount payable by the applicable Loan Party shall not be increased under Section 4.6(a), but, if the Indemnified Taxes are U.S. Federal Income Taxes, such Non-U.S. Partner shall be entitled to the benefits of Section 4.6(c) to the same extent as if such Non-U.S. Partner were a Lender Party (subject to the requirements and limitations of this Section 4.6, but applying Section 4.6(f) as if such Lender Party were the Borrower and such Non-U.S. Partner were a Foreign Lender); provided, however, that such Non-U.S. Partner agrees to be subject to the provisions of Section 4.13 as if it were a Lender Party.  Each Lender Party that is a “domestic partnership” (within the meaning of Section 7701(a)(30) of the Code) agrees, at the Borrower’s expense and request, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 4.13 with respect to such Lender Party’s Non-U.S. Partners.

(i)                                     Survival.  Each party’s obligations under this Section 4.6 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender Party, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 4.7                  Payments, Interest Calculations, etc.  (a)  Unless otherwise expressly provided in this Agreement or any other Loan Document, all payments by the Borrower pursuant to or in respect of this Agreement, the Notes, each Letter of Credit or any other Loan Document shall be made by the Borrower to the Administrative Agent for the Pro Rata account of the Lender Parties entitled to receive such payment; provided, however, that (i) all payments with respect to the Swing Line Loans shall be made only to the Swing Line Lender and (ii) in the case of any Revolving Lender that is a Defaulting Lender, the Administrative Agent shall be entitled to set off the funding short fall against such Defaulting Lender’s respective share of all payments received from Borrower.  All such payments required to be made to the Administrative Agent or the Swing Line Lender (in the case of the Swing Line Loans), as the case may be, shall be made without setoff, deduction or counterclaim, not later than 11:00 a.m. (New York City time), on the date due, in same day or immediately available funds, to such account as the Administrative Agent shall specify from time to time by notice to the Borrower.  Funds received after that time shall be deemed to have been received by the Administrative Agent and the Swing Line Lender (in the case of the Swing Line Loans) on the next succeeding Business Day and any applicable interest shall continue to accrue thereon.  The Administrative Agent shall promptly remit (and, in any event, on the same Business Day if received by the Administrative Agent is so received on or prior to 11:00 a.m. (New York City time)) in same day funds to each Lender Party its share, if any, of such payments received by the Administrative Agent for the account of such Lender Party.

(b)                                 All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on Base Rate Loans, 365 days or, if appropriate, 366 days).  If a Loan is repaid on the same day it is made one day’s interest shall be charged.  Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall (except as otherwise required by clause (c) of the definition of the term “Interest Period” with respect to Eurodollar Rate Loans) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

(c)                                  The Administrative Agent is authorized to charge any account maintained by the Borrower with it for any Obligations owing to it or any of the Lender Parties.

SECTION 4.8                  Sharing of Payments.  If any Lender Party shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff, counterclaim or otherwise) on account of any Credit Extension (other than (a) pursuant to the terms of Sections 4.3, 4.4, 4.5 or 4.6, (b) pursuant to the other express terms of this Agreement or (c) any payment obtained by a Lender Party as consideration for the assignment of or sale of a participation in any of its Credit Extensions) in excess of its Pro Rata share of payments pursuant to Section 4.7, such Lender Party shall notify the Administrative Agent of the same and purchase for cash at face value from the other Lender Parties such participations in Credit Extensions made by them (without recourse, representation or warranty) as shall be necessary to cause such purchasing Lender Party to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender Party, the purchase shall be rescinded and each Lender Party which has sold a participation to the purchasing Lender Party shall repay to the purchasing Lender Party the purchase price to the ratable extent of such recovery, without interest. The Borrower agrees that any Lender Party so purchasing a participation from another Lender Party pursuant to this Section 4.8 may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including pursuant to Section 4.9) with respect to such participation as fully as if such Lender Party were the direct creditor of the Borrower in the amount of such participation.  If under any applicable bankruptcy, insolvency or other similar Law, any Lender Party receives a secured claim in lieu of a setoff to which this Section 4.8 applies, such Lender Party shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lender Parties entitled under this Section 4.8 to share in the benefits of any recovery on such secured claim.

SECTION 4.9                  Setoff.  Each Lender Party and its Affiliates shall, upon the occurrence and during the continuance of any Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and (as security for such Obligations) the Borrower hereby grants to each Lender Party and its Affiliates a continuing security interest in, any and all balances, credits, deposits, (general or special, time or demand, provisional or final, whatever currency), accounts or moneys of the Borrower and each of its Subsidiaries now or thereafter maintained with such Lender Party or Affiliate thereof, in each case irrespective of whether or not such Lender Party shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of such Lender Party different from the branch or office holding such deposit or obligated on such indebtedness; provided, however, that any such appropriation and application shall be subject to the provisions of Section 4.8 (each Lender Party agreeing promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender Party, but the failure to give such notice shall not affect the validity of such setoff and application).  The rights of each Lender Party under this Section 4.9 are in addition to other rights and remedies (including other rights of setoff under applicable Law or otherwise) which such Lender Party may have.

SECTION 4.10           Use of Proceeds.  The Borrower shall apply the proceeds of the Loans (a) for working capital and general corporate purposes of the Loan Parties, (b) for Capital Expenditures of the Loan Parties permitted by Section 7.2.4(c), (c) to finance acquisitions permitted by Section 7.2.7, (d) to pay dividends, distributions or other payments permitted by Section 7.2.6 and (e) on the Effective Date, to pay the transaction costs and expenses incurred by the Borrower in connection herewith and therewith.

SECTION 4.11           Funding and Payment Reliance, etc.  (a) Unless the Administrative Agent shall have been notified by any Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Percentage of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on such date in accordance with Section 2.4(b) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If and to the extent that such Lender shall not have made its share of the applicable Borrowing available to the Administrative Agent, such Lender and the Borrower severally agree to pay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent at (i) in the case of a payment to be made by such Lender, (A) for the first three Business Days after such payment was due, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) thereafter, at the interest rate applicable to Base Rate Loans, and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b)                                 Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuers hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuers, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or L/C Issuer, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

SECTION 4.12           Designation of a Different Lending Office.  If any Lender requests compensation under Section 4.3 or 4.5, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.6, then promptly, following the request of the Borrower, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or materially reduce amounts payable pursuant to Section 4.3, 4.5 or 4.6, as the case may be, in the future and (b) would not subject such Lender to any unreimbursed cost or expense and otherwise be disadvantageous to such Lender (as determined in its sole discretion).  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

SECTION 4.13           Replacement of Lenders.  If (a) any Lender requests compensation under Section 4.3 or 4.5, (b) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.6, (c) any Lender is a Defaulting Lender or (d) any Lender (other than Citibank) fails to approve any amendment or waiver of a Loan Document that requires the unanimous consent of all the Lenders and such amendment or waiver is consented to by the Required Lenders, then for a period of 60 days following any of the foregoing the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, consents required by, and fees to be paid pursuant to Section 10.10), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, however, that:

(i)                                     the Borrower shall have paid to the Administrative Agent the processing and recordation fee specified in Section 10.10(b);

(ii)                                  such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.4) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)                               in the case of any such assignment resulting from a claim for compensation under Sections 4.3 or 4.5 or payments required to be made pursuant to Section 4.6, such assignment will result in a material reduction in such compensation or payments thereafter; and

(iv)                              such assignment does not conflict with applicable Law.

No Lender shall be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE 5

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

SECTION 5.1                  Initial Credit Extension on the Effective Date.  The obligations of the Lenders and, if applicable, the L/C Issuers to fund the initial Credit Extension on the Effective Date shall be subject to the prior or concurrent fulfillment of each of the conditions precedent set forth in this Section 5.1 to the satisfaction of each Lender Party.  There shall be delivered to the Administrative Agent, on behalf of each Lender Party, a sufficient number of originally executed counterparts or copies, as the case may be, of each of the items set forth below.

SECTION 5.1.1                                Agreement.  The Administrative Agent shall have received this Agreement duly executed by each Lender, the Administrative Agent and an Authorized Officer of the Borrower pursuant to Section 10.8.

SECTION 5.1.2                                Resolutions, Good Standing, etc.  The Administrative Agent shall have received from each Loan Party a certificate, dated the Effective Date, of its Secretary or Assistant Secretary as to:

(a)                                 resolutions of its Board of Directors (or equivalent body) then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed by it;

(b)                                 each Organizational Document of such Loan Party; and

(c)                                  the incumbency and signatures of each officer (including each Authorized Officer and Financial Officer) of such Loan Party that is authorized to act with respect to each Loan Document executed by it, upon which certificate each Lender Party may conclusively rely until it shall have received a further certificate of the Secretary or Assistant Secretary of the relevant Loan Party canceling or amending such prior certificate.  In addition, the Administrative Agent shall have received satisfactory good standing certificates for each jurisdiction in which each Loan Party is organized and it is authorized (or should be authorized under applicable Law) to conduct business.

SECTION 5.1.3                                Delivery of Notes.  The Administrative Agent shall have received, for the account of each Lender entitled thereto pursuant to Section 2.9, its Swing Line Note and Revolving Note in an amount equal to such Lender’s applicable Commitment Amount, each dated the Effective Date and duly executed and delivered by an Authorized Officer of the Borrower.

SECTION 5.1.4                                Required Consents and Approvals.  All required consents and approvals shall have been obtained and be in full force and effect with respect to the transactions contemplated hereby and by the other Loan Documents and from (a) all relevant Governmental Authorities and (b) any other Person whose consent or approval the Administrative Agent deems necessary or appropriate to effect the transactions contemplated hereby.

SECTION 5.1.5                                [Reserved].

SECTION 5.1.6                                Opinions of Counsel.  The Administrative Agent shall have received legal opinions, each dated the Effective Date and addressed to the Administrative Agent and all the Lenders, from New York and applicable local legal counsel to the Loan Parties in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 5.1.7                                [Reserved].

SECTION 5.1.8                                Financial Information, etc.  The Administrative Agent shall have received a certificate of a Financial Officer attaching true and correct copies of:

(a)                                 audited financial statements for the Borrower and its Subsidiaries for each of its last three Fiscal Years, in each case prepared in accordance with GAAP consistently applied and free of any qualification and audited by public accountants of national standing reasonably satisfactory to the Administrative Agent;

(b)                                 quarterly unaudited financial statements for the Borrower and its Subsidiaries for the Fiscal Quarter ending June 30, 2013, certified by a Financial Officer, prepared in accordance with GAAP consistently applied and subject to year-end audit adjustments;

(c)                                  a pro forma balance sheet for the Borrower and its Subsidiaries, certified by a Financial Officer, after giving effect to the transactions contemplated by this Agreement and the other Loan Documents; and

(d)                                 projections for the Borrower and its Subsidiaries on a consolidated basis for the period from the Effective Date through the Stated Maturity Date, certified by a Financial Officer, after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, which projections shall (i) be prepared on an annual basis and (ii) evidence from the Effective Date through the Stated Maturity Date, compliance with the financial covenants contained in Section 7.2.4.

SECTION 5.1.9                                Evidence of Insurance.  The Administrative Agent shall have received evidence of the insurance coverage required to be maintained pursuant to Section 7.1.4.

SECTION 5.1.10                         [Reserved].

SECTION 5.1.11                         Lien Search Results, etc.  The Administrative Agent shall have received:

(a)                                 search reports certified by a party acceptable to the Administrative Agent, dated a date reasonably near (but prior to) the Effective Date, listing all effective Uniform Commercial Code financing statements, federal and state tax Liens, and judgment Liens which name the Borrower or any other Loan Party, as the debtor, and which are filed in each jurisdiction in which Uniform Commercial Code filings are to be made pursuant to this Agreement or the other Loan Documents, in each jurisdiction where any Loan Party has its principal place of business, maintains its books and records or owns any Real Property Assets, and in such other jurisdictions as the Administrative Agent may reasonably request, together with copies of such financing statements (none of which (other than financing statements filed pursuant to the terms hereof in favor of the Administrative Agent, if such search report is current enough to list such financing statements, and Liens to be terminated on the Effective Date) shall cover any of the Collateral); and

(b)                                 with respect to all intellectual property, search results from the United States Patent and Trademark Office and United States Copyright Office to the extent of any patents, trademarks or copyrights form a part of the Collateral.

SECTION 5.1.12                         Guaranty and Security Agreement, Filings, etc.  The Administrative Agent shall have received the Guarantor Security Agreement, dated as of the date hereof, duly executed by an Authorized Officer of the Borrower and each Domestic Material Subsidiary of the Borrower other than Cody LCI, together with:

(a)                                 Uniform Commercial Code financing statements naming each Loan Party as the debtor and the Administrative Agent as the secured party, such Uniform Commercial Code financing statements to be filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the first priority security interest of the Administrative Agent pursuant to the Guaranty and Security Agreement; and

(b)                                 evidence satisfactory to the Administrative Agent of the filing (or delivery for filing) of appropriate trademark, copyright and patent security supplements with the United States Patent and Trademark Office and United States Copyright Office to the extent relevant.

SECTION 5.1.13                         Solvency Certificate.  The Administrative Agent shall have received a solvency certificate, in form and substance reasonably acceptable to the Administrative Agent, duly executed by a Financial Officer, dated the Effective Date, certifying that the Loan Parties are Solvent on a consolidated basis both before and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents.

SECTION 5.1.14                         Closing Date Certificate.  The Administrative Agent shall have received a Closing Date Certificate, in form and substance reasonably acceptable to the Administrative Agent, duly executed by an Authorized Officer of the Borrower and dated the Effective Date, certifying satisfaction of the conditions set forth in Section 5.2.1.

SECTION 5.1.15                         Collateral Access Agreements.  If any property of the Borrower or any of its Subsidiaries is located in a facility under the control of a third Person, each such Person shall have executed a Collateral Access Agreement.

SECTION 5.1.16                         Satisfactory Due Diligence.  Each Lender Party shall have completed, to its satisfaction, a due diligence analysis with respect to the business, assets, contracts, agreements, liabilities (including contingent and environmental liabilities), operations, condition (financial and otherwise) and prospects of the Borrower and its Subsidiaries, including with respect to their ability to comply with the representations and warranties and covenants contained in this Agreement and the other Loan Documents, and their customer and vendor references.

SECTION 5.1.17                         Material Agreements.  The Administrative Agent shall have received a certificate signed by an Authorized Officer of the Borrower and dated the Effective Date, certifying true and correct copies of all the agreements evidencing the Indebtedness referred to in Section 7.2.2(c) and all other agreements, documents and instruments the breach, non-performance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect, including the JSP Contract (collectively, the “Material Agreements”).

SECTION 5.1.18                         [Reserved].

SECTION 5.1.19                         No Litigation.  There shall be no pending or, to the knowledge of any Loan Party, threatened actions, investigations, suits, proceedings, audits, claims, written demands, orders or disputes (a) with respect to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby, or (b) which could have a Material Adverse Effect on the Loan Parties, taken as a whole.

SECTION 5.1.20                         Compliance Certificate.  The Administrative Agent shall have received an initial Compliance Certificate, dated the Effective Date and duly executed and delivered by a Financial Officer, evidencing (in reasonable detail and with appropriate calculation and computations in all respects satisfactory to the Administrative Agent), on a pro forma basis for the Rolling Period ending immediately prior to the Effective Date, compliance with the covenants set forth in Section 7.2.4.

SECTION 5.1.21                         Patriot Act.  Each Lender Party shall have received all documentation and other information requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act, in each case at least ten days prior to the Effective Date.

SECTION 5.1.22                         [Reserved].

SECTION 5.1.23                         Administrative Agent’s Closing Fees, Expenses, etc.  The Administrative Agent shall have received for its own account, and for the account of each other Lender Party, as the case may be, all fees, costs and expenses due and payable, including pursuant to Sections 3.3 and, if then invoiced, 10.3.

SECTION 5.1.24                         No Material Adverse Effect.  There shall not have occurred any Material Adverse Effect with respect to any of the Loan Parties, individually or taken as a whole, since June 30, 2013.

SECTION 5.2                  All Credit Extensions.  The obligation of each Lender and L/C Issuer to make any Credit Extension (including the initial Credit Extension on the Effective Date) shall be subject to the fulfillment of each of the conditions precedent set forth in this Section 5.2 to the satisfaction of the Administrative Agent.

SECTION 5.2.1                                Compliance with Warranties, No Default, etc.  Both before and after giving effect to any Credit Extension:

(a)                                 the representations and warranties set forth in Article 6 and in the other Loan Documents shall be true and correct in all material respects with the same effect as if then made; provided, however, that such representations and warranties (i) that relate solely to an earlier date shall be true and correct as of such earlier date and (ii) shall be true and correct in all respects if they are qualified by a materiality standard; and

(b)                                 no Default or Event of Default shall have then occurred and be continuing or would result therefrom.

SECTION 5.2.2                                Credit Extension Request, etc.  The Administrative Agent (and each relevant L/C Issuer, if a Letter of Credit is being requested) shall have received, as herein provided, a duly completed and executed Borrowing Request, if a Loan is being requested or an Issuance Request, if a Letter of Credit is being requested or extended.  Each delivery of a Borrowing Request or Issuance Request shall constitute a representation and warranty by the Borrower that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the statements made in Section 5.2.1 are true and correct.

SECTION 5.2.3                                Satisfactory Legal Form.  All documents executed or submitted pursuant hereto by or on behalf of any Loan Party shall be reasonably satisfactory in form and substance to each Lender Party and its legal counsel.  In addition, the Administrative Agent shall have received all information, approvals, opinions, documents or instruments as its counsel may reasonably request.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

In order to induce each Lender Party to enter into this Agreement and to make Credit Extensions hereunder, the Borrower represents and warrants to each Lender Party as set forth in this Article 6.

SECTION 6.1                  Organization, etc.  Each Loan Party (a) (i) is a corporation, partnership or limited liability company, as applicable, validly organized and existing and in good standing under the

Laws of the jurisdiction of its organization and (ii) is duly qualified to do business and is in good standing as a foreign corporation, partnership or limited liability company, as applicable, in each jurisdiction where the nature of its business requires such qualification, except where the failure to be so qualified, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; and (b) has full power and authority and holds all requisite permits, licenses, authorizations, approvals, entitlements, accreditations and privileges, from Governmental Authorities or otherwise, to (i) enter into and perform its Obligations under this Agreement and each other Loan Document to which it is a party and (ii) own and hold under lease its property and to conduct its business substantially as currently conducted by it.

SECTION 6.2                  Due Authorization, Non-Contravention, etc.  The execution, delivery and performance by each Loan Party of this Agreement and each other Loan Document executed or to be executed by it, are within each Loan Party’s corporate, partnership or limited liability company, as applicable, powers, have been duly authorized by all necessary corporate action, and do not:

(a)                                 contravene or result in a default under such Loan Party’s Organizational Documents or Material Agreements;

(b)                                 contravene any Law binding on such Loan Party;

(c)                                  violate, conflict with, result in a breach of, or constitute (alone or with notice or lapse of time or both) a default or event of default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under, any material indenture, agreement, document or other instrument;

(d)                                 violate, conflict with, result in a breach of, or result in the impairment, forfeiture or non-renewal of, any material permit, license, authorization, approval, entitlement, accreditation or privilege of any Governmental Authority; or

(e)                                  result in, or require the creation or imposition of, any Lien on such Loan Party’s properties (other than Liens in favor of the Administrative Agent pursuant to the Loan Documents).

SECTION 6.3                  Required Approvals.  Except as duly obtained and in full force and effect as of the Effective Date, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for:

(a)                                 the due execution, delivery or performance by each Loan Party of this Agreement or each other Loan Document to which it is a party;

(b)                                 the grant by any Loan Party of the security interests, pledges and Liens granted by it under the Loan Documents; or

(c)                                  the perfection of or the exercise by the Administrative Agent of its rights and remedies under this Agreement or any other Loan Document.

SECTION 6.4                  Validity, etc.  This Agreement constitutes, and each other Loan Document executed by the Borrower and each other Loan Party will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of the Borrower and each such Loan Party enforceable in accordance with their respective terms, subject in each case to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors’ rights generally, and subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at Law).  Each of the Loan Documents that purports to create a security interest in favor of the Administrative Agent (on behalf of the Lender Parties) creates a valid first priority security interest in the Collateral, securing the payment of the Obligations, and all filings and other actions necessary or desirable to perfect such security interest as a first priority security interest (subject, in the case of non-possessory security interests only, to Liens permitted by Section 7.2.3) have been duly taken.

SECTION 6.5                  Financial Information.  (a) The balance sheets and financial statements of the Borrower and its Subsidiaries delivered to the Lenders pursuant to Sections 5.1.8 and 7.1.1 have each been or will be, as the case may be, prepared in accordance with GAAP consistently applied and do or will, as the case may be, present fairly in all material respects the financial condition of the corporations covered thereby as at the dates thereof and the results of their operations for the periods then ended; provided, however, that unaudited interim financial statements are subject to normal year-end adjustments.  The pro forma balance sheet and financial statements delivered pursuant to Section 5.1.8 (i) have been prepared in good faith based on reasonable assumptions, (ii) are based on the best information available to the Borrower after due inquiry, (iii) accurately reflect all adjustments necessary to give effect to the Loan Documents and (iv) present fairly, in all material respects, the pro forma financial position of the Borrower and its Subsidiaries as of each relevant date.

(b)                                 Except as disclosed in the financial statements referred to above or the notes thereto and for the items disclosed in the Disclosure Schedule as of the Effective Date, neither the Borrower nor any of its Subsidiaries have any material contingent liabilities, unusual long-term commitments or unrealized losses.

SECTION 6.6                  No Material Adverse Effect.  As of the Effective Date, (a) there has been no Material Adverse Effect with respect to the Borrower and its Subsidiaries, taken as a whole, as reflected in the most recently dated financial statements delivered pursuant to Section 5.1.8(a) and (b) neither the Borrower nor any of its Subsidiaries have incurred any obligations or liabilities, or related commitments, that are not reflected in the pro forma balance sheet and financial statements delivered pursuant to Section 5.1.8(c) or (d) that could, either singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 6.7                  Litigation, Labor Matters, etc.  (a) Except as set forth in Item 6.7 of the Disclosure Schedule, there is no pending or, to the knowledge of any Loan Party, threatened, action, investigation, suit, proceeding, audit, claim, written demand, order, dispute or labor controversy affecting any Loan Party, any of its Subsidiaries or any of their respective properties, businesses, assets or revenues, including, without limitation, pursuant to any applicable Environmental Laws and food and drug, health care and medical related Laws, (i) with respect to any Loan Document or (ii) which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b)                                 The hours worked by and payments made to employees of each Loan Party and each of its Subsidiaries has not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters.  Except as set forth on Item 6.7(b) of the Disclosure Schedule, as of the Effective Date, (i) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Loan Party, (ii) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Loan Party and (iii) since January 1, 2010, no such representative has sought certification or recognition with respect to any employee of any Loan Party.  There are no strikes, work stoppages, slowdowns or lockouts existing or pending (or, to the knowledge of any Loan Party, threatened) against or involving any Loan Party, except for those that could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 6.8                  Capitalization.  As of the Effective Date, the authorized Equity Interests in the Borrower (held by any Affiliate of the Borrower) and its Subsidiaries (held by any Person) are set forth in Item 6.8 of the Disclosure Schedule.  Except for the issuance of stock options to employees, consultants and board members in accordance with the terms of the Borrower’s existing long term incentive plans, as of the Effective Date there are no (a) outstanding rights to purchase, options, warrants or similar rights pursuant to which the Borrower or any of its Subsidiaries may be required to issue, sell, repurchase or redeem any of its Equity Interests or (b) voting rights agreements.  The Equity Interests so specified in Item 6.8 of the Disclosure Schedule are fully paid and non-assessable and are owned by the applicable Person, directly or indirectly, free and clear of all Liens (other than Liens in favor of the Administrative Agent pursuant to the Loan Documents).

SECTION 6.9                  Compliance with Laws, etc.  Each Loan Party and each of its Domestic Subsidiaries is in compliance with all Laws (including, without limitation, all food and drug and health care and medical related Laws) applicable to it or its properties, except where the failure to be in compliance, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.10           Properties, Permits, etc.  (a) Each Loan Party and each of its Subsidiaries is in compliance with all permits, licenses, authorizations, approvals, entitlements, accreditations and privileges of Governmental Authorities or otherwise that are required for such Person to lawfully own, lease, manage or operate, or to acquire, each business currently owned, leased, management or operated, or to be acquired by such Person, other than those permits, licenses, authorizations, entitlements, accreditations and privileges the lack of which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement, accreditation or privilege, and there is no claim that any of the foregoing is not in full force and effect, except where such suspension, revocation, impairment, forfeiture or non-renewal could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b)                                 Each Loan Party and each of its Subsidiaries has good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, free and clear of all Liens except as permitted pursuant to Section 7.2.3.  All such properties and assets are in good working order and condition, ordinary wear and tear excepted.  Item 6.10(b) of the Disclosure Schedule sets forth as of the Effective Date (i) the location by state and address of all Real Property Assets owned by any Loan Party and any of its Subsidiaries under the heading “Fee Properties” and (ii) all Real Property Assets leased by any Loan Party and any of its Subsidiaries under the heading “Leased Properties”.

(c)                                  Each Loan Party and its Subsidiaries has (i) good and marketable fee title to all of its owned Real Property Assets and (ii) good and valid title to the leasehold estates in all of the leased Real Property Assets, in each case free and clear of all Liens, easements, covenants, rights-of-way and other similar restrictions of any nature whatsoever, except Liens permitted by Section 7.2.3.

(d)                                 All Permits required to have been issued to each Loan Party or any of its Subsidiaries with respect to its Real Property Assets to enable such property to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect, other than such permits which, if not obtained, would not have a material adverse effect on the intended use or operation of any such Real Property Assets.  All the Real Property Assets comply in all material respects with all applicable Laws.  No consent or approval of any landlord or other third party in connection with any leased Real Property Assets is necessary for any Loan Party or any of its Subsidiaries to enter into and execute the Loan Documents.

(e)                                  All material easements, cross easements, licenses, air rights and rights-of way or other similar property interests, if any, necessary for the full utilization of the improvements located on all Real Property Assets for their intended purposes have been obtained and are in full force and effect.

(f)                                   The representations and warranties contained in the Guaranty and Security Agreement and each other Loan Document with respect to the Collateral are true and correct in all material respects.

SECTION 6.11           Taxes, etc.  Each Loan Party and each of its Subsidiaries has (a) timely filed all tax returns and reports required by Law to have been filed by it, which tax returns and reports are correct and complete in all material respects, and (b) paid all income Taxes and other material Taxes of Governmental Authorities thereby shown to be owing, except any such Taxes which are being diligently contested in good faith by appropriate proceedings which stay the enforcement of any Lien resulting from the non-payment thereof and for which adequate reserves in accordance with GAAP shall have been set aside on its books.  Item 6.11 of the Disclosure Schedule sets forth, as of the Effective Date, those taxable years for which any Loan Party or its Subsidiaries tax returns are currently being audited by any Governmental Authority, and any assessments or threatened assessments in connection with any such audit that is outstanding.  No Loan Party nor any of its Subsidiaries is a party to any Tax sharing agreement.

SECTION 6.12           ERISA.  Item 6.12 of the Disclosure Schedule sets forth, as of the Effective Date, a complete and correct list of (a) all Title IV Plans and (b) all Multiemployer Plans.  Except as could not reasonably be expected to have a Material Adverse Effect, each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other requirements of Law so qualifies.  Except for those that could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Benefit Plan is in compliance in all material respects with applicable provisions of ERISA, the Code and other requirements of Law, (ii) there are no existing or pending (or to the knowledge of any Loan Party, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Loan Party incurs or otherwise has or could have an obligation or any Liability and (iii) no ERISA Event is reasonably expected to occur.  Except as could not reasonably be expected to have a Material Adverse Effect, on the Closing Date, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding.

SECTION 6.13           Environmental Warranties.  Except as set forth on Item 6.13 of the Disclosure Schedule, (a) the operations of each Loan Party are in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, other than non-compliances that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (b) no Loan Party is party to and no Loan Party is subject to or the subject of, any Contractual Obligation or any pending (or, to the knowledge of any Loan Party, threatened in writing) order, action, investigation, suit, proceeding, audit, claim, written demand, dispute or notice of violation or of potential liability or similar notice under or pursuant to any Environmental Law other than those that, either individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect, (c) to the knowledge of any Loan Party, no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any Real Property owned, leased long term, subleased long term or operated long term by any Loan Party (the “Real Property”), except as could not reasonably be expected to have a Material Adverse Effect, (d) no Loan Party has caused a Release of Hazardous Materials at, on or from any Real Property and each such Real Property is free of contamination by any Hazardous Materials except for such Release or contamination that could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (e) no Loan Party (i) is or has been engaged in operations, or (ii) knows of any facts, circumstances or conditions, including receipt of any information request or notice of potential responsibility under CERCLA or similar Environmental Laws, that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect and (f) each Loan Party has made available to the Administrative Agent copies of all existing environmental reports, reviews and audits and all material documents pertaining to actual or potential Environmental Liabilities, in each case to the extent such reports, reviews, audits and documents are in their possession, custody or control.

SECTION 6.14           Inventory.  (a) All Inventory of each Loan Party is located on or is in transit to the premises described in Item 6.14 of the Disclosure Schedule, as the same may hereafter be supplemented from time to time.  All Inventory located on any property leased to any Loan Party or in a facility under the control of a third Person is subject to a Collateral Access Agreement, in each case to which the Administrative Agent has confirmed to the Borrower is in form and substance reasonably satisfactory to it.

(b)                                 The Borrower, for and on behalf of itself and each other Loan Party, shall at all times hereafter keep correct and accurate records itemizing and describing generally the kind, type and quantity of Inventory, the cost therefor and daily withdrawals therefrom, all of which records shall be available during the Borrower’s usual business hours at the request of the Administrative Agent.

SECTION 6.15           Accuracy of Information.  (a) All information furnished from time to time (whether prior to or after the Effective Date) by or on behalf of any Loan Party or any of its Related Parties in writing to the Administrative Agent or any Lender in connection with this Agreement or any other Loan Document, or any transaction contemplated hereby or thereby, is and will be, as the case may be, true and accurate in every material respect on the date as of which such information is dated or certified, and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading.

(b)                                 All information prepared by any consultant or professional advisor on behalf of any Loan Party or any of its Related Parties which was furnished to the Administrative Agent or any Lender in connection with the preparation, execution and delivery of this Agreement or any other Loan Document has been reviewed by the Borrower, and nothing has come to the attention of the Borrower in the context of such review which would lead it to believe that such information (or the assumptions on which such information is based) is not true and correct in all material respects or that such information omits to state any material fact necessary to make such information not misleading in any material respect.

(c)                                  Insofar as any of the information described above includes assumptions, estimates, projections or opinions, the Borrower has reviewed such matters and nothing has come to the attention of the Borrower which would lead it to believe that such matters were not when made true and correct in all material respects or that such assumptions, estimates, projections or opinions omitted to state any material fact necessary to make such assumptions, estimates, projections or opinions not reasonable or not misleading in any material respect.  All projections and estimates have been prepared in good faith on the basis of reasonable assumptions and represent the best estimate of future performance by the party supplying the same, it being agreed that projections are subject to uncertainties and contingencies and that no assurance can be given that any projection will be realized.

SECTION 6.16           Absence of Default.  Neither any Loan Party nor any of its Subsidiaries is (a) in default in the payment of (or in the performance of any obligation applicable to) any Indebtedness or (b) in violation of any (i) applicable Law, (ii) contract, agreement, lease or other instrument or (iii) permit, license, authorization, entitlement, accreditation or privilege of any Governmental Authority, which default or violation, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 6.17           Margin Regulations; Anti-Corruption Laws, etc.  (a) No Loan Party nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying “margin stock” (as defined in F.R.S. Board Regulation U) or extending credit to others for the purpose of purchasing or carrying any such margin stock, in each case in contravention of F.R.S. Board Regulation T, U or X.

(b)                                 None of the proceeds of any Credit Extension shall be used, directly or, to the knowledge of the Borrower, indirectly by or on behalf of any Loan Party, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage in violation of any Anti-Corruption Law.  None of the proceeds of any Credit

Extension shall be used, directly or indirectly, in a manner that would cause the Administrative Agent or any Lender to violate the Bank Secrecy Act or any of the sanctions programs administered by the Office of Foreign Assets Control of the United States Department of Treasury (“OFAC”).  No Loan Party nor, to the knowledge of the Borrower, any director or officer of any Loan Party is subject to any U.S. sanctions administered by OFAC.

SECTION 6.18           Investment Company Status.  No Loan Party nor any of its Subsidiaries is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.  No Loan Party nor any of its Subsidiaries is a “holding company”, a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 2005, as amended.

SECTION 6.19           Material Agreements; Governmental Approvals.  (a) Set forth on Item 6.19(a) of the Disclosure Schedule is a listing, as of the Effective Date, of all Material Agreements.  Each Loan Party, its Subsidiaries and (to the best of their knowledge) each other party to a Material Agreement is in material compliance with all the terms contained in each Material Agreement, each Material Agreement is in full force and effect and to the extent required by the Loan Document, all consents to duly assign each relevant Material Agreement from each Loan Party to the Administrative Agent have been obtained and are in full force and effect.

(b)                                 Each Loan Party and each of its Subsidiaries is in compliance with the terms contained in each agreement, document or instrument (other than the Material Agreements) to which it is a party or to which any of its property or assets is bound, except where the failure to be in compliance, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(c)                                  Set forth on Item 6.19(c) of the Disclosure Schedule is a listing, as of the Effective Date, of all licenses, permits and other approvals of Governmental Authorities the absence of which could reasonably be expected to have a Material Adverse Effect.  Copies of all Material Governmental Approvals have been delivered to the Lenders.

SECTION 6.20           Solvency.  The Loan Parties, on a consolidated basis, and after giving effect to the initial Credit Extension and all other Indebtedness and obligations incurred in connection with the Loan Documents or otherwise will be and will continue to be, Solvent.

SECTION 6.21           Insurance.  Item 6.21 of the Disclosure Schedule sets forth a true, complete and correct description of all insurance maintained by each Loan Party and each of its Subsidiaries as of the Effective Date.  As of the Effective Date, such insurance is in full force and effect and all premiums have been duly paid.

SECTION 6.22           Related Party Transactions.  Except as described on Item 6.22 of the Disclosure Schedule, no Related Party of any Loan Party is a party to any transaction with any Loan Party, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Related Party which would violate Section 7.2.10.

SECTION 6.23           Patriot Act, etc.  (a) To the extent applicable, each Loan Party and each of its Subsidiaries is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”).  No part of the proceeds of the Credit Extensions will be used, directly or indirectly, for any payments to any official or employee of any Governmental

Authority, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.  No Loan Party nor any of its Subsidiaries is engaged in or has engaged in any course of conduct that could reasonably be expected to subject any of its properties to any Lien, seizure or other forfeiture under any criminal Law, racketeer influenced and corrupt organizations Law, civil or criminal, or other similar Laws.

(b)                                 No Loan Party nor any of its Subsidiaries (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such Executive Order, or is otherwise associated with any such Person in any manner that violates such Section 2, or (iii) is a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S.  Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

(c)                                  (i) No Covered Entity is a Sanctioned Person and (ii) no Covered Entity, either in its own right or through any third party, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Corruption Law, (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Corruption Law, or (C) engages in any dealings or transactions prohibited by any Anti-Corruption Law.

SECTION 6.24           Intellectual Property, Licenses, etc.  Each Loan Party and each of its Subsidiaries owns, or possesses the right to use, all of the material trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses, proprietary rights and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person.  To the knowledge of the Loan Parties, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any of their Subsidiaries infringes upon any rights held by any other Person, except for such infringements which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Loan Parties, threatened, which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

ARTICLE 7

COVENANTS

SECTION 7.1                  Affirmative Covenants.  The Borrower agrees with each Lender Party that, until all Commitments have irrevocably terminated and all the Obligations have been paid in full in cash (or, in the case of Letter of Credit Outstandings not then due and owing, have been Cash Collateralized in an amount equal to 105% of such Letter of Credit Outstandings on terms and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent) and performed in full, the Borrower will perform the obligations set forth in this Section 7.1.

SECTION 7.1.1                                 Financial Information, Reports, Notices, etc.  The Borrower will furnish, or will cause to be furnished, to each Lender and the Administrative Agent copies of the following financial statements, reports, notices and information (all of which shall be in form and scope reasonably satisfactory to the Administrative Agent):

(a)                                 as soon as available and in any event within 45 days after the end of each Fiscal Quarter, consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of earnings and cash flow of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, together with comparable information adjusted to reflect any changes at the close of and for the corresponding Fiscal Quarter for the prior Fiscal Year and for the corresponding portion of the previous Fiscal Year certified as complete and correct by a Financial Officer as fairly presenting the financial position of the Borrower and its consolidated Subsidiaries as of the date thereof and for the period then ended;

(b)                                 as soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audit report for such Fiscal Year for the Borrower and its Subsidiaries, including therein consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings and consolidated statements of cash flow of the Borrower and its Subsidiaries for such Fiscal Year, in each case certified without any “going concern” or other material qualification in a manner reasonably acceptable to the Administrative Agent by independent public accountants of national standing reasonably acceptable to the Administrative Agent, in each case certified as complete and correct by a Financial Officer;

(c)                                  concurrently with the delivery of the financial statements pursuant to clauses (a) and (b), a Compliance Certificate, executed by a Financial Officer showing (in reasonable detail and with appropriate calculations and computations in all respects satisfactory to the Administrative Agent) compliance with the financial covenants set forth in Section 7.2.4 and stating that, to the best of his knowledge, each Loan Party during the period covered by such financial statements has observed or performed all of its covenants and other agreements contained in this Agreement and the other Loan Documents required to be observed, performed or satisfied by it, and that such Financial Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate;

(d)                                 concurrently with the delivery of the financial statements pursuant to clause (b) the final management letter, if any, prepared by the independent public accountants who prepared such financial statements with respect to internal audit and financial controls of the Borrower and its Subsidiaries;

(e)                                  as soon as possible and in any event within three (3) Business Days after the occurrence of each Default, Event of Default or event that could reasonably be expected to result in a Material Adverse Effect, a statement of an Authorized Officer of the Borrower setting forth reasonably detailed information regarding such Default, Event of Default or event, and the action which the Borrower has taken and proposes to take with respect thereto;

(f)                                   as soon as possible and in any event within three (3) Business Days after (i) the occurrence of any material adverse development with respect to any litigation, action, proceeding or labor controversy described in Section 6.7, (ii) the commencement of any litigation, action, proceeding or labor controversy of the type described in Section 6.7, (iii) the commencement of any legal proceeding seeking injunctive relief or which may materially impair the ability of any Loan Party to perform its Obligations or (iv) any change in the certified public accountants of the Borrower, notice thereof by an Authorized Officer of the Borrower and copies of all documentation relating thereto;

(g)                                  [Reserved];

(h)                                 promptly after becoming aware of any events which would give rise to a mandatory prepayment under Section 3.1.2(b), a statement of the Financial Officer setting forth reasonably detailed information regarding the same;

(i)                                     all such notices and documents required to be delivered pursuant to the Guaranty and Security Agreement;

(j)                                    promptly after the receipt thereof by the Borrower or any of its Subsidiaries, copies of any notice of non-payment or underpayment of Taxes or other charges by the Borrower or any of its Subsidiaries that exceed $500,000 individually or in the aggregate is received from any relevant Governmental Authority;

(k)                                 all notices and documents required to be delivered pursuant to the last sentence of  Section 7.2.9;

(l)                                     promptly after the Borrower or any of its Subsidiaries obtains knowledge that any statement contained in any representation or warranty in any Loan Document was not when made true and correct in all material respects (or true and correct in all respects if such representation or warranty is qualified by a materiality standard), a statement of an Authorized Officer of the Borrower setting forth reasonably detailed information regarding the same;

(m)                             promptly when available and, in any event, within fifteen (15) days prior to the last day of each Fiscal Year, a projected quarterly consolidated balance sheet of the Borrower and its Subsidiaries for the next succeeding Fiscal Year, together with related quarterly consolidated statements of projected cash flow and projected income for the next succeeding Fiscal Year, which projections shall be accompanied by a certificate of a Financial Officer stating that such projections are based on reasonable estimates, information and assumptions and that such Financial Officer has no reason to believe that such projections are incorrect or misleading in any material respect (it being understood that projections are subject to uncertainties and contingencies and that no assurance can be given that any projection will be realized);

(n)                                 substantially concurrently with the receipt or delivery thereof by the Borrower or any of its Subsidiaries, all material notices, including notices of default or termination, received or delivered by the Borrower or any of its Subsidiaries pursuant to any Material Agreement or Indebtedness of such Loan Party;

(o)                                 promptly after the Borrower or any of its Subsidiaries obtains knowledge of any material change in their accounting policies or financial reporting practices, notice thereof;

(p)                                 as soon as possible and in any event within three (3) Business Days after the occurrence thereof, notice of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect;

(q)                                 promptly after the assertion or occurrence thereof, notice of any proceeding, demand, investigation or claim of any Governmental Authority regarding the non-compliance by the Borrower or any of its Subsidiaries with any Environmental Law that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any Real Property Asset to be subject to any material restrictions on ownership, transferability or occupancy;

(r)                                    promptly, a copy of any notice of loss or threatened loss of accreditation or loss of any applicable material Permit, and any material deficiency notices, compliance orders or adverse reports issued by any Governmental Authority that, if not promptly complied with or cured, could result in the suspension or forfeiture of any such Permit, certification or accreditation necessary for the Borrower or any of its Subsidiaries to carry on its business as then conducted;

(s)                                   promptly, notice of the occurrence of a Reportable Compliance Event; and

(t)                                    promptly, such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as any Lender Party may from time to time reasonably request, including, without limitation, all material reports and written information to and from the United States Occupational Health and Safety Administration, or to any state or local agency responsible for health and safety, food and drug or medicinal related matters or any successor or other agencies or authorities.

SECTION 7.1.2                                Compliance with Laws; Payment of Obligations.  (a) The Borrower will, and will cause each of its Subsidiaries to, comply with all permits, licenses, authorizations, approvals, entitlements, accreditations and privileges of each Governmental Authority and all applicable Laws, except where the failure to comply, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)                                 The Borrower will, and will cause each of its Subsidiaries to, pay before the same become delinquent, all (i) its Indebtedness (subject to any subordination provisions relating thereto) and other obligations, including all income and other Taxes, assessments and charges imposed by Governmental Authorities upon it or upon its property, and (ii) lawful claims for labor, materials and supplies or otherwise, except for the non-payment of such Indebtedness, obligations, Taxes and claims that (A) are being diligently contested in good faith by appropriate proceedings which (x) suspend collection of the contested Indebtedness, obligation or Tax or claims and any Lien arising therefrom and (y) for which adequate reserves in accordance with GAAP shall have been set aside on its books and (B) could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  If such contest is terminated, adversely resolved or the conditions set forth in this Section 7.1.2 are no longer met, the Borrower and each of its Subsidiaries shall promptly pay or discharge the contested Indebtedness, obligations, Taxes and claims.

(c)                                  Each Covered Entity will, and will cause each of its Subsidiaries to, comply with all Anti-Corruption Laws.

SECTION 7.1.3                                Maintenance of Properties and Franchises.  (a) The Borrower will, and will cause each of its Subsidiaries to, in the exercise of its reasonable business judgment, maintain, preserve, protect and keep its properties in good repair, working order and condition, and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

(b)                                 Except as otherwise permitted under Section 7.2.7, the Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence and qualification as a foreign corporation or partnership in each jurisdiction where it has assets or conducts business and (ii) the permits, licenses, authorizations, approvals, entitlements, accreditations, privileges and franchises of all Governmental Authorities or otherwise necessary for the proper conduct of its business; provided, however, that the foregoing shall not prohibit any transaction permitted by Section 7.2.5 or the termination, revocation, expiration or absence of any of the foregoing that, either individually or in the aggregate, could not reasonably expected to have a Material Adverse Effect.

SECTION 7.1.4                                Insurance.  (a) The Borrower will maintain, and will cause each of its Subsidiaries to maintain, insurance policies and coverage with respect to all their property and assets at least as expansive as set forth on Item 6.21 of the Disclosure Schedule provided that such insurance policies and coverage remain commercially available in amounts and upon such terms as are comparable to Borrower’s existing coverages.  In addition, the Borrower will maintain, and will cause each of its Subsidiaries to maintain, such other additional insurance coverage in such amounts and with respect to such risks as the Administrative Agent or the Required Lenders may reasonably request from time to time provided that such other additional insurance coverage is commercially available in amounts and upon such terms as are comparable to Borrower’s existing coverages.  All such insurance will be provided (i) by insurers having an A.M. Best policyholders rating of not less than “A” or (ii) by such other insurers as the Administrative Agent may approve.

(b)                                 All premiums on insurance policies required under this Section 7.1.4 will be paid by the Borrower.  All insurance policies relating to business interruption and any loss or damage sustained in respect of any item constituting a part of the Collateral will contain a loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent, in favor of the

Administrative Agent.  All insurance policies relating to general liability, umbrella and excess insurance coverages will contain an additional insured endorsement, in form and substance reasonably satisfactory to the Administrative Agent, in favor of the Administrative Agent.  All such insurance policies will provide that:

(i)                                     neither the Borrower, any of its Subsidiaries, nor any Lender Party will be a coinsurer thereunder; and

(ii)                                  such insurance will not be affected by any unintentional act or negligence or representation or warranty on the part of the Borrower, any of its Subsidiaries or other owner of the policy or the property described in such policy.

All such insurance policies will provide that the insurer will, simultaneously with the delivery to the Borrower or any of its Subsidiaries of any notice of a material event under such policy, deliver to the Administrative Agent a copy of such notice.  All such insurance policies and additional insured and lender loss payable clauses will provide that they may not be canceled, amended or terminated unless the Administrative Agent is given at least the same number of days’ notice that the insurance company which issued such policies is required to give the Borrower or any of its Subsidiaries, but in no event less than 30 days’ prior written notice.

(c)                                  The Borrower will provide to the Administrative Agent and to its insurance consultant (or any agent, officer or employee of the Administrative Agent) such other information relating to its insurance coverage as may be reasonably requested by the Administrative Agent.  Upon the occurrence and during the continuance of a Default or Event of Default, the Administrative Agent or such insurance consultant (through its officers or employees) shall have the right to visit the Borrower’s and its Subsidiaries’ offices, at the Borrower’s sole cost and expense, upon reasonable prior notice during usual business hours, to inspect the insurance policies provided for herein.

(d)                                 If the Borrower or any of its Subsidiaries fails to maintain any policy of insurance that is required by Sections 7.1.4 and such failure results in the occurrence and continuance of a Default or  Event of Default, the Administrative Agent may (but shall not be required), at the sole cost and expense of the Borrower, obtain and maintain such policies of insurance, pay the related premiums and take such other action as it deems reasonably advisable.  All costs related to the foregoing shall be charged to the Borrower’s loan account as a Revolving Loan.  Notwithstanding the foregoing, the Administrative Agent shall have no liability with respect to the cost, scope, amount or other terms with respect to the insurance purchased by it pursuant to this provision.

(e)                                  Within fifteen (15) Business Days of the Closing Date, the Borrower shall deliver to the Administrative Agent all endorsements required by this Section 7.1.4.

SECTION 7.1.5                                Books and Records; Inspections.  (a) The Borrower will, and will cause each of its Subsidiaries to, keep books and records which accurately reflect in all material respects all of its business affairs and transactions, including, without limitation records with respect to the Collateral.

(b)                                 The Borrower will, and will cause each of its Subsidiaries to, permit the Administrative Agent and each Lender or any of their respective representatives (including outside auditors), at reasonable times and intervals, to visit all of its offices, to discuss its financial matters with its officers and independent public accountant (and the Borrower hereby authorizes such independent public accountant to discuss the Borrower’s financial matters with each Lender or its representatives whether or not any representative of the Borrower is present) and to examine (and copy extracts from) and conduct audits and field exams of any of its assets and books or other corporate records (including computer records).

(c)                                  The Borrower will pay all the reasonable fees and expenses of the Administrative Agent and each Lender in the exercise of their rights pursuant to Section 7.1.5(b), including the reasonable fees and expenses of independent public accountants and other professionals retained by the Administrative Agent and the Lenders; provided, however, that if no Default or Event of Default has occurred and is continuing the Borrower shall not be required to reimburse the Administrative Agent or the Lenders for any such fees and expenses.

SECTION 7.1.6                                Environmental Covenants.  The Borrower will, and will cause each of its Subsidiaries, lessees and other Persons occupying any of the Real Property owned or leased by the Borrower or any of its Subsidiaries, to:

(a)                                 use and operate all of its Real Property in compliance with all Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance or that is required by orders and directives of any Governmental Authority), keep all permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws, except where the failure to do any of the foregoing, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(b)                                 take all such Remedial Actions as are necessary and appropriate to avoid or minimize liability under, or to otherwise comply with, applicable Environmental Laws, except for failures which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(c)                                  promptly notify the Administrative Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its facilities and Real Property regarding compliance with, or liability pursuant to, Environmental Laws, and shall cure and have dismissed with prejudice to the satisfaction of the Administrative Agent any actions and proceedings regarding compliance with, or liability pursuant to, Environmental Laws which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(d)                                 promptly notify the Administrative Agent of any Releases of Hazardous Materials at, on or under such Real Property which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and promptly take all Remedial Actions necessary to remediate all such Releases in accordance with applicable Environmental Laws; and

(e)                                  provide such information and certifications which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 7.1.6.

SECTION 7.1.7                                Rate Protection Agreements.  All Rate Protection Agreements shall be (a) entered in the ordinary course of business, (b) not for speculative purposes and (c) unsecured unless the counterparty is a Lender or an Affiliate of a Lender, in which case the obligations under each such Rate Protection Agreement shall be Secured Obligations hereunder.

SECTION 7.1.8                                As to Intellectual Property.  (a) The Borrower will, and will cause each of its Subsidiaries to, take all actions necessary to ensure that no intellectual property lapses, becomes abandoned, dedicated to the public, invalid, unenforceable or subject to any adverse determination or development (including the institution of, or any adverse determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any foreign counterpart thereof or any court), unless the Borrower shall either (i) reasonably and in good faith determine (and notice of such determination shall have been delivered to the Administrative Agent) that any of such intellectual property is of negligible economic value to the Borrower or any such Subsidiary or (ii) have a valid business purpose (exercised in the ordinary course of business that is consistent with past practice).

(b)                                 In no event shall the Borrower, any of its Subsidiaries or any of their agents, employees, designees or licensees file an application for the registration of any intellectual property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, unless it promptly informs the Administrative Agent, and upon request of the Administrative Agent, executes and delivers any and all agreements, instruments, documents and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s first priority security interest in such intellectual property and the goodwill and general intangibles of the Borrower and each of its Subsidiaries relating thereto or represented thereby.

(c)                                  The Borrower and each of its Subsidiaries will take all necessary steps, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue any application (and to obtain the relevant registration) filed with respect to, and to maintain any registration of, any intellectual property, including the filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings and the payment of fees and Taxes (except to the extent that dedication, abandonment or invalidation is permitted under clause (a)).

SECTION 7.1.9                                Future Subsidiaries.  Upon (a) any Person (except for Cody LCI) becoming, from and after the Effective Date, either a direct or indirect Domestic Material Subsidiary of the Borrower, (b) Cody LCI becoming a wholly-owned Subsidiary of the Borrower or (c) the Borrower acquiring additional Equity Interests of any existing Domestic Material Subsidiary, the Borrower shall notify the Administrative Agent of such transaction and, on or prior to the consummation of such transaction:

(i)                                     such Person shall become (if not already a party thereto) a party to the Guaranty and Security Agreement in a manner satisfactory to the Administrative Agent;

(ii)                                  the Administrative Agent shall have received from each such Domestic Material Subsidiary certified copies of search reports certified by a party acceptable to the Administrative Agent, dated a date reasonably near (but prior to) the date of any such Person becoming a direct or indirect Domestic Material Subsidiary of the Borrower, listing all effective financing statements, tax liens and judgment liens which name such Person as the debtor and which are filed in the jurisdictions in which filings are to be made pursuant to this Agreement and the other Loan Documents, and in such other jurisdictions as the Administrative Agent may reasonably request, together with copies of such financing statements (none of which (other than financing statements filed pursuant to the terms hereof in favor of the Administrative Agent, if such search report is current enough to list such financing statements) shall cover any of the Collateral); and

(iii)                               The Administrative Agent shall have received from each such Domestic Material Subsidiary acknowledgment copies of properly filed Uniform Commercial Code financing statements or such other evidence of filing or delivery for filing as may be acceptable to the Administrative Agent, naming each such Domestic Material Subsidiary as the debtor and the Administrative Agent as the secured party, filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the first priority security interest (subject to Liens permitted by Section 7.2.3) of the Administrative Agent on the assets of such Domestic Material Subsidiary that is subject to the Guaranty and Security Agreement (including, with respect to any intellectual property, appropriate trademark, copyright and patent security supplements with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, and with respect to assets located on leased property, a Collateral Access Agreement).

The foregoing shall be accompanied with other documentary evidence reasonably satisfactory to the Administrative Agent that evidences the foregoing, including copies of the resolutions of the Board of

Directors (or equivalent body) authorizing the relevant transactions, copies of such Domestic Material Subsidiary’s Organizational Documents, incumbency certificates, certificates as to compliance with the requirements of this Section 7.1.9, opinions of legal counsel and evidence of the insurance required to be maintained pursuant to Section 7.1.4.

SECTION 7.1.10                         Further Assurances; Additional Collateral.  (a) The Borrower will, and will cause each of its Subsidiaries to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable Law, or which the Administrative Agent or the Required Lenders may reasonably request, to comply with the terms of this Agreement and the other Loan Documents, including causing the Collateral to be subject to a first priority security interest in favor of the Administrative Agent (subject, in the case of non-possessory security interests, to the Liens permitted by Section 7.2.3) securing all the Obligations, all at the sole cost and expense of the Borrower.  The Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Loan Documents.

(b)                                 If any property or asset forming a part of the Collateral is acquired or leased by the Borrower or any of its Subsidiaries after the Effective Date, the Borrower will notify the Administrative Agent thereof (except, in the case of personal property, such notice shall not be required if the Administrative Agent has a valid first-priority perfected security interest in such property or asset by virtue of any actions previously taken by or on behalf of the Administrative Agent), and will cause such property or asset to be subjected to a first priority security interest in favor of the Administrative Agent (subject, in the case of non-possessory security interests, to the Liens permitted by Section 7.2.3) and will take, and cause each of its Subsidiaries to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including the actions described in Section 7.1.9 and clause (a) and obtaining Collateral Access Agreements with respect to assets located on leased Real Property Assets.

SECTION 7.2                  Negative Covenants.  The Borrower agrees with each Lender Party that, until all Commitments have irrevocably terminated and all the Obligations have been paid in full in cash (or, in the case of Letter of Credit Outstandings not then due and owing, have been Cash Collateralized in an amount equal to 105% of such Letter of Credit Outstandings on terms and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent) and performed in full, the Borrower will perform the obligations set forth in this Section 7.2.

SECTION 7.2.1                                Business Activities.  The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business activity, except those business activities described in the first recital hereto and other business activities reasonably related thereto.

SECTION 7.2.2                                Indebtedness.  The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, the following:

(a)                                 Indebtedness in respect of the Credit Extensions and other Obligations;

(b)                                 [Reserved];

(c)                                  Indebtedness existing on the Effective Date and identified in Item 7.2.2(c) of the Disclosure Schedule (the “Ongoing Indebtedness”), together with any extensions, renewals or replacements thereof (such extended, renewed or replaced Indebtedness, the “Refinanced Indebtedness”) to the extent that (i) the aggregate principal amount of the Refinanced Indebtedness is not greater than the Ongoing Indebtedness being so extended, renewed or refinanced and neither the maturity nor the average life of the Refinanced Indebtedness is shortened; (ii) if the Ongoing Indebtedness being extended, renewed or refinanced is subordinated to the Obligations, such Refinanced Indebtedness shall be subordinated to the Obligations in all respects at least to the same extent and shall not be less favorable to the Lenders in any respect; (iii) the Refinanced Indebtedness shall not have different Loan Parties or greater guarantees or security than the Ongoing Indebtedness being extended, renewed or refinanced; and (iv) no other terms applicable to the Refinanced Indebtedness (including interest rates and any prepayment, redemption or put provisions) shall be less favorable to the Lenders or more onerous to the Borrower or any of its Subsidiaries in any material respect than the terms of the Ongoing Indebtedness being extended, renewed or refinanced;

(d)                                 Indebtedness in respect of any Rate Protection Agreement entered into in accordance with Section 7.1.7, if any;

(e)                                  Indebtedness of Immaterial Subsidiaries or Subsidiaries that are not Domestic Subsidiaries owing to a Loan Party; provided, however, that the aggregate amount of such Indebtedness does not exceed $1,000,000 incurred in any Fiscal Year;

(f)                                   Indebtedness of any Loan Party owing to any other Loan Party; provided, however, that such Indebtedness is subject to a Subordination Agreement;

(g)                                  Indebtedness that is incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capitalized Lease Liabilities and purchase money Indebtedness; provided, however, that (i) the aggregate principal amount of all such Indebtedness outstanding at any time shall not exceed $15,000,000 and (ii) such Indebtedness is incurred prior to or within 30 days after such acquisition or the completion of such construction or improvements (for the avoidance of doubt, Indebtedness incurred under this clause (g) shall be in addition to any Indebtedness incurred under clause (a) used to finance such assets);

(h)                                 subject to the other terms hereof, any Indebtedness of a Person existing at the time such Person (i) becomes a Subsidiary of the Borrower or (ii) merges with or consolidates into the Borrower or a Subsidiary of the Borrower or (iii) that is assumed in connection with the acquisition of assets from such Person; provided, however, that such Indebtedness (A) was not incurred by such Person in contemplation of such Person becoming a Subsidiary of the Borrower or such merger, consolidation or acquisition, (B) the aggregate outstanding principal amount of all such Indebtedness at any time does not exceed $15,000,000 and (C) no other Loan Party becomes liable, either directly or indirectly, for such Indebtedness; and

(i)                                     unsecured Indebtedness of any Loan Party in an aggregate principal amount at any time not to exceed $15,000,000;

provided, however, that no Indebtedness otherwise permitted by clauses (c) through (h) may be incurred, extended, renewed or replaced if, immediately before or after giving effect to the incurrence, extension, renewal or replacement thereof, any Default or Event of Default shall have occurred and be continuing.  The Borrower will, prior to entering into any agreement evidencing any extension, renewal or replacement of Ongoing Indebtedness as provided in clause (c), deliver to the Administrative Agent, with copies for each Lender, reasonably in advance of the execution thereof, any final or execution form copy of such agreement, and agrees not to enter into any such agreement without obtaining the prior approval of the Required Lenders as provided in clause (c).

SECTION 7.2.3                                 Liens.  The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

(a)                                 Liens securing payment of the Obligations and granted pursuant to any Loan Document in favor of the Administrative Agent;

(b)                                 Liens granted to secure payment of the Indebtedness permitted pursuant to Section 7.2.2(g); provided, however, that (i) each such Lien covers only those capital assets acquired with the proceeds of such Indebtedness, (ii) each such Lien attaches to the relevant capital asset concurrently with or within 30 days after the acquisition thereof and (iii) the principal amount of such Indebtedness does not exceed the lesser of the cost or the fair market value of the relevant capital asset;

(c)                                  Liens existing on the Effective Date and disclosed on Item 7.2.3(c) of the Disclosure Schedule; provided, however, that such Liens (i) do not spread to cover any additional property or assets after the Effective Date and (ii) only secure the Ongoing Indebtedness or Refinanced Indebtedness permitted by Section 7.2.2(c);

(d)                                 Liens on property and assets (other than on the Equity Interests of any Person) of a Person securing payment of Indebtedness of such Person permitted pursuant to Section 7.2.2(h) (which may be prior to Liens securing payment of the Obligations on such property and assets, but will not extend to property or assets of the Borrower or any of its other Subsidiaries);

(e)                                  Liens securing payment of Indebtedness of such Person permitted pursuant to Section 7.2.2(f);

(f)                                   Liens for Taxes, assessments or other charges or levies of any Governmental Authority not at the time delinquent or being diligently contested in good faith by appropriate proceedings which suspends enforcement of such Liens and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(g)                                  Liens of carriers, warehousemen, mechanics, materialmen, suppliers, landlords and similar Liens imposed by Law that are incurred in the ordinary course of business of the Borrower and either (i) secure obligations that are not overdue by more than 30 days or (ii) are being diligently contested in good faith by appropriate proceedings which suspend enforcement of such Liens and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(h)                                 deposits and pledges of cash securing (i) obligations in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits (other than Liens imposed by ERISA), (ii) the performance of tenders, statutory obligations, bids, leases, contracts and other similar obligations (other than for borrowed money) or (iii) to secure obligations on surety or appeal bonds, but only in each case to the extent the foregoing is incurred or entered into in the ordinary course of business of the Borrower;

(i)                                     judgment Liens not constituting an Event of Default under Section 8.1.6; and

(j)                                    easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries.

SECTION 7.2.4                                Financial Covenants.  The Borrower will not permit:

(a)                                 Fixed Charge Coverage Ratio.  Its Fixed Charge Coverage Ratio for the Rolling Period ending on the last day of each Fiscal Quarter to be less than 1.20:1.00.

(b)                                 Leverage Ratio.  Its Leverage Ratio for the Rolling Period ending on the last day of each Fiscal Quarter to be greater than 2.50:1.00.

(c)                                  Capital Expenditures, etc.  (i) The Borrower will not, and will not permit any of its Subsidiaries to, make or commit to make Capital Expenditures in any Fiscal Year, except Capital Expenditures which do not aggregate in any Fiscal Year in excess of the amount set forth opposite each Fiscal Year below:

Fiscal Year End	Amount
June 30, 2014	$35,000,000
June 30, 2015	$35,000,000
June 30, 2016	$30,000,000
June 30, 2017	$20,000,000
June 30, 2018	$20,000,000
June 30, 2019	$20,000,000

; provided, however, that no such Capital Expenditure shall be made if any Default or Event of Default shall have occurred and be continuing immediately prior to or after giving effect to the making of any such Capital Expenditure.

(ii) The amount of Capital Expenditures set forth in Section 7.2.4(c)(i) in respect of any Fiscal Year shall be increased (but not decreased) by an amount equal to the amount of unused Capital Expenditures for the immediately preceding Fiscal Year; provided, however, that such increase shall not exceed 33.3% of the amount of Capital Expenditures permitted for the immediately preceding Fiscal Year; provided, however, that the amount of any Capital Expenditures incurred shall be first deducted from any amounts carried forward pursuant to this Section 7.2.4(c)(ii).

SECTION 7.2.5                                Investments.  The Borrower will not, and will not permit any of its Subsidiaries to, make, incur, assume or suffer to exist (or agree to do any of the foregoing) any Investment in any other Person, except:

(a)                                 Investments existing on the Effective Date and identified in Item 7.2.5(a) of the Disclosure Schedule;

(b)                                 Investments in the form of cash and Cash Equivalent Investments;

(c)                                  without duplication, Investments permitted as Capital Expenditures pursuant to Section 7.2.4(c);

(d)                                 Investments comprising the Equity Interests of Subsidiaries of the Borrower set forth in Item 6.8 of the Disclosure Schedule and other Investments in Subsidiaries that are not Domestic Material Subsidiaries in a net aggregate amount not to exceed $1,000,000 in each Fiscal Year;

(e)                                  intercompany loans permitted by Sections 7.2.2(e) and (f);

(f)                                   notes payable to, or Equity Interests issued by, account debtors, to the Borrower or any of its Subsidiaries in good faith settlement of delinquent obligations and pursuant to any plan of reorganization or similar proceeding upon the bankruptcy or insolvency of any such account debtor;

(g)                                  Investments following the Effective Date by any Loan Party in any other Loan Party;

(h)                                 Investments constituting Permitted Acquisitions; and

(i)                                     loans and advances to employees, directors and officers of the Borrower and its Subsidiaries in the ordinary course of business for travel, entertainment or relocation expenses and in accordance with the past practices of the Borrower, in an aggregate amount not to exceed at any time $1,000,000.

Neither the Borrower nor any of its Subsidiaries shall cancel any Indebtedness, claim or other amount owing to it except for reasonable consideration negotiated on an arm’s-length basis in the ordinary course of its business that is consistent with past practice.

SECTION 7.2.6                                Restricted Payments; Payments on Other Indebtedness.  The Borrower will not, and will not permit any of its Subsidiaries to:

(a)                                 notwithstanding the terms of any Organizational Document or any other agreement or instrument, either (x) declare, pay or make on any of its Equity Interests (or any warrants, options or other rights with respect thereto) any dividend, distribution or other payment, whether on account of the purchase, redemption, sinking or analogous fund, retirement or defeasance of any Equity Interests and whether in cash, property or obligations (other than dividends or distributions payable solely in its Equity Interests, warrants to purchase its Equity Interests or split-ups or reclassifications of its Equity Interests into additional or other shares of its Equity Interests), or apply, or permit any of its Subsidiaries to apply, any of its funds, property or assets to the purchase, redemption, sinking or analogous fund, retirement or defeasance of, any such Equity Interests (or any options, warrants or other rights with respect thereto), or (y) make any payment, loan, advance, contribution or other transfer of funds or property to any holder of its Equity Interests, unless both before and after giving effect to such dividend, distribution or other payment, or such payment, loan, advance, contribution or other transfer, as applicable:

(i)                                     the Leverage Ratio as of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to this Agreement, calculated on a pro forma basis as if such payments had been made on the first day of such period, shall not be greater than 2.00:1.00 for the Rolling Period ending on the last day of such Fiscal Quarter;

(ii)                                  the Borrower shall be in compliance on a pro forma historical basis with each of the financial covenants set forth in Section 7.2.4;

(iii)                               the aggregate amount of all such dividends, distributions and other payments and such payments, loans, advances, contributions and other transfers shall not exceed the Borrower’s Net Income, calculated on a quarterly basis, for the period from the Effective Date to the most recently ended Fiscal Quarter for which financial statements are required to be delivered pursuant to Section 7.1.1(a); and

(iv)                              no Default or Event of Default shall have occurred and be continuing or would result therefrom; or

(b)                                 directly or indirectly, voluntarily purchase, redeem, retire, defease or prepay (whether by a sinking fund or otherwise) any principal of, premium, if any, interest, fees or other amount payable in respect of any Indebtedness, other than (i) the Obligations, (ii) Indebtedness secured by any assets sold pursuant to Section 7.2.8 and (iii) Ongoing Indebtedness permitted by Section 7.2.2(c) upon any refinancing thereof with Refinanced Indebtedness in accordance with the requirements of such Section;

provided, however, that any Loan Party may make any such dividends, distributions or other payments to any other Loan Party at any time, and from time to time, notwithstanding any of the restrictions set forth above.

SECTION 7.2.7                                Mergers, Asset Acquisitions, etc.  The Borrower will not, and will not permit any of its Domestic Material Subsidiaries to (or agree to do), liquidate or dissolve, consolidate or amalgamate with, or merge into or with, any other Person, or establish, purchase, lease or otherwise acquire (in each case in one transaction or series of transactions) all or any part of the assets or Equity Interests of any Person (or of any division thereof), other than:

(a)                                 (i) any Person may merge or consolidate with and into, the Borrower (provided, however, that the Borrower is the surviving entity) or any other Wholly-Owned Subsidiary that is a Domestic Material Subsidiary of the Borrower (provided, however, that a Loan Party is the surviving entity), and (ii) the assets, stock or other Equity Interests of any Wholly-Owned Subsidiary that is a Domestic Material Subsidiary of the Borrower may be purchased or otherwise acquired by the Borrower or any other Wholly-Owned Subsidiary that is a Domestic Material Subsidiary of the Borrower;

(b)                                 any Wholly-Owned Subsidiary of the Borrower may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interest of the Borrower, (ii) it is not materially disadvantageous to the Lenders, (iii) the Borrower gives the Administrative Agent not less than five Business Days written prior notice; (iv) both before and after giving effect to such liquidation or dissolution, no Default or Event of Default has occurred and is continuing or would result therefrom; and (v) the Lender Party’s rights in the Collateral, including the Administrative Agent’s first priority security interest therein, are not adversely affected by such transaction;

(c)                                  the acquisition of (i) Inventory and (ii) other assets in the ordinary course of business constituting Capital Expenditures permitted pursuant to Section 7.2.4(c) or Investments permitted pursuant to Section 7.2.5 (which shall exclude, in any event, the acquisition of (A) all or any substantial part of the assets of any Person, (B) any business or division of any Person or (C) the Equity Interests in any Person;

(d)                                 Permitted Acquisitions;

(e)                                  licenses, sublicenses, leases or subleases to other Persons to the extent not interfering in any material respect with (i) the normal conduct of the business (in accordance with past practices) of the Borrower and its Subsidiaries or (ii) the exercise of any rights or remedies of the Administrative Agent or the Lenders hereunder or under any other Loan Documents;

(f)                                   Investments by the Borrower or its Subsidiaries comprising the Equity Interests of such Subsidiaries that are permitted by Section 6.8 or that, subject to Section 7.1.9, become a direct or indirect Domestic Material Subsidiary of the Borrower after the Effective Date; and

(g)                                  the reinvestment of Net Disposition Proceeds or Net Insurance Proceeds pursuant to Section 3.1.2(e).

SECTION 7.2.8                                Asset Dispositions, etc.  The Borrower will not, and will not permit any of its Subsidiaries to, sell, transfer, lease, contribute or otherwise convey or dispose of (in each case in one transaction or series of transactions), or grant options, warrants or other rights with respect to (in each case in one transaction or series of related transactions), all or any part of its assets (including Accounts, Inventory and Equity Interests of the Borrower and its Subsidiaries) to any Person, except:

(a)                                 if such sale, transfer, lease, contribution, conveyance or disposition is (i) of Inventory in the ordinary course of business of the Borrower and its Subsidiaries, (ii) in respect of cash or Cash Equivalent Investments in the ordinary course of business of the Borrower and its Subsidiaries, (iii) permitted by Section 7.2.7(a) or (b) or (iv) among the Borrower and any of its Wholly-Owned Subsidiaries that are Domestic Subsidiaries;

(b)                                 in respect of (i) Equipment that is worn out or obsolete and is sold or disposed of in the ordinary course of business of the Borrower and its Subsidiaries for cash and at fair value or (ii) assets that are subject to damage or destruction, or a condemnation proceeding instituted by a Governmental Authority; or

(c)                                  if such disposition is a Permitted Disposition.

SECTION 7.2.9                                Modification of Certain Agreements.  The Borrower will not, and will not permit any of its Subsidiaries to, consent to, and will not suffer or permit to exist, any amendment, supplement, waiver or other modification of any of the terms or provisions contained in, or applicable to, any of their Organizational Documents or any Material Agreement which in any case:

(a)                                 is contrary to the terms of this Agreement or any other Loan Document;

(b)                                 could reasonably be expected to be adverse to the rights, interests or privileges of the Administrative Agent or the Lenders or their ability to enforce the same;

(c)                                  results in the imposition or expansion in any material respect of any restriction or burden on the Borrower or any of its Subsidiaries;

(d)                                 reduces in any material respect any rights or benefits of the Borrower or any of its Subsidiaries; or

(e)                                  could reasonably be expected to result in a Material Adverse Effect.

All determinations as to whether any amendment, supplement, waiver or other modification violates the requirements of this Section 7.2.9 shall be made in the reasonable discretion of the Administrative Agent and, accordingly, prior to entering into the same, the Borrower will deliver to the Administrative Agent (with copies for each Lender) reasonably in advance of the execution thereof, any execution form of the relevant amendments, supplements, waivers or other modifications for the Administrative Agent’s approval.

SECTION 7.2.10                         Transactions with Related Parties.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into, or cause, suffer or permit to exist any arrangement or contract with, any of its Related Parties unless such arrangement or contract is not otherwise prohibited by this Agreement or the other Loan Documents and:

(a)                                 (i) is in the ordinary course of business of the Borrower that is consistent with its past practices, (ii) is on fair and reasonable terms and (iii) is an arrangement or contract of the kind which would be entered into by a prudent Person in the position of the Borrower or any such Subsidiary with a Person which is not one of its Related Parties;

(b)                                 is between or among the Borrower and its Wholly-Owned Subsidiaries that are Loan Parties (and no other Related Parties); or

(c)                                  is for the payment of fees and compensation paid to, and customary indemnities and reimbursements provided on behalf of, officers, directors, employees and agents of the Borrower and its Subsidiaries.

SECTION 7.2.11                         Negative Pledges, Restrictive Agreements, etc.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into, or suffer or permit to exist, any agreement (excluding this Agreement and any other Loan Document) prohibiting or restricting:

(a)                                 their ability to comply with and perform their Obligations;

(b)                                 the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired, or the ability of the Borrower or any of its Subsidiaries to amend or otherwise modify this Agreement or any other Loan Document; or

(c)                                  the ability of any Subsidiary of the Borrower to make any payments, directly or indirectly, to the Borrower by way of dividends, distributions, return on equity, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Subsidiary to make any payment or transfer any property or asset, directly or indirectly, to the Borrower.

The foregoing shall not, in any event, prohibit: (i) restrictions imposed by any agreement relating to Liens permitted by Section 7.2.3 if such restrictions apply only to the property subject to such permitted Liens; (ii) customary restrictions contained in agreements relating to the sale of assets pending the closing of such sale if such restrictions apply only to the assets to be sold; (iii) customary provisions in licenses and leases restricting the assignment thereof; and (iv) the terms of applicable Law.

SECTION 7.2.12                         Fiscal Year End, etc.  The Borrower will not, and will not permit any of its Subsidiaries to, change its Fiscal Year.  In addition, except as required by GAAP, neither the Borrower nor any of its Subsidiaries shall make any significant change in its accounting treatment or reporting practices.

SECTION 7.2.13                         Anti-Corruption Laws; etc.  (a) No Covered Entity will become a Sanctioned Person, (b) no Covered Entity, either in its own right or through any third party, will (i) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Corruption Law, (ii) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Corruption Law, (iii) engage in any dealings or transactions prohibited by any Anti-Corruption Law or (iv) use the Advances to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Corruption Law and (c) the funds used to repay the Obligations will not be derived from any unlawful activity.

ARTICLE 8

EVENTS OF DEFAULT AND REMEDIES

SECTION 8.1                  Listing of Events of Default.  Each of the following events or occurrences described in this Section 8.1 shall constitute an “Event of Default”.

SECTION 8.1.1                                Non-Payment of Obligations.  Any Loan Party shall default in the payment or prepayment when due of any (a) principal on any Loan; (b) Reimbursement Obligation; or (c) interest on a Credit Extension, fee, indemnity or other monetary Obligation hereunder or under any other Loan Document; provided, however, that in the case of clause (c) only, such default shall continue for a period of three Business Days.

SECTION 8.1.2                                Breach of Representations and Warranties.  (a) Any representation or warranty of any Loan Party made or deemed to be made hereunder, in any other Loan Document or any other writing or certificate furnished by or on behalf of any Loan Party to any Lender Party in connection with this Agreement or any such other Loan Document (including any certificates delivered pursuant to Article 5), is or shall be incorrect in any material respect when made (or in any respect if such representation or warranty is by its terms already qualified as to materiality), or (b) any representation or warranty of any Loan Party made or deemed to be made under Section 6.23 is or shall be incorrect when made.

SECTION 8.1.3                                Non-Performance of Certain Covenants and Obligations.  Any Loan Party shall default in the due performance and observance of any of its obligations under Sections 4.10, 7.1.1 (subject to a three Business Day grace period, except with respect to Section 7.1.1(f), for which there shall be no grace period), 7.1.3(b)(i) (with regard to maintenance of corporate existence), 7.1.4, 7.1.5, 7.1.7, 7.1.9, 7.1.10 (with respect to maintaining the Administrative Agent’s first priority security interest in the Collateral) or 7.2.

SECTION 8.1.4                                Non-Performance of Other Covenants and Obligations.  Any other Loan Party shall default in the due performance and observance of any other agreement contained herein or in any other Loan Document (other than items covered by Sections 8.1.1 or 8.1.3), and such default shall continue unremedied for a period of 30 days after the earlier of (a) any officer of any Loan Party having knowledge thereof or (b) notice thereof having been given to the Borrower by any Lender Party.

SECTION 8.1.5                                Default on Other Indebtedness.  A default shall occur in the payment when due, whether by scheduled repayment, prepayment, acceleration or otherwise, in respect of any Indebtedness (other than Indebtedness described in Section 8.1.1) of any Loan Party or any of its Subsidiaries having a principal amount, individually or in the aggregate, in excess of $7,500,000 (including undrawn committed amounts), or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to either (a) accelerate the maturity of any such Indebtedness or (b) permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity.

SECTION 8.1.6                                Judgments.  Any (a) money judgment, writs or warrants of attachment, executions or similar processes involving any aggregate amount (to the extent no paid or fully covered by insurance maintained in accordance with the requirements of this Agreement and as to which the relevant insurance company has acknowledged coverage) in excess of $2,500,000 shall be rendered against any Loan Party or any of its Subsidiaries or any of their respective properties or (b) non-monetary judgment shall be rendered against any Loan Party or any of its Subsidiaries that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and, in either case, (i) enforcement proceeding shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal, bond or otherwise, shall not be in effect

SECTION 8.1.7                                ERISA Events.  One or more ERISA Events shall have occurred, which individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Loan Parties.

SECTION 8.1.8                                Change in Control.  Any Change in Control shall occur.

SECTION 8.1.9                                Bankruptcy, Insolvency, etc.  Any Loan Party or any of its Subsidiaries shall:

(a)                                 generally fail to pay debts as they become due, or admit in writing its inability to pay debts as they become due;

(b)                                 apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator, or other custodian for any Loan Party or any of its Subsidiaries or any property of any thereof, or make a general assignment for the benefit of creditors;

(c)                                  in the absence of such application, consent or acquiescence, permit or suffer to exist the involuntary appointment of a trustee, receiver, sequestrator or other custodian for any Loan Party or any of its Subsidiaries or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 30 days;

(d)                                 permit or suffer to exist the involuntary commencement of, or voluntarily commence, any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency Laws, or permit or suffer to exist the involuntary commencement of, or voluntarily commence, any dissolution, winding up or liquidation proceeding, in each case, by or against any Loan Party or any of its Subsidiaries; provided, however, that if not commenced by any such Loan Party or any of its Subsidiaries such proceeding shall be consented to or acquiesced in by any such Loan Party or any of its Subsidiaries, or shall result in the entry of an order for relief or shall remain for 30 days undismissed; or

(e)                                  take any corporate action authorizing, or in furtherance of, any of the foregoing.

SECTION 8.1.10                         Impairment of Loan Documents, Security, etc.  Any Loan Document, or any Lien granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Loan Party that is a party thereto; any Loan Party, any Governmental Authority or any other Person shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or any security interest in favor of the Administrative Agent for the benefit of the Lender Parties securing (or required to secure) any Obligation shall, in whole or in part, cease to be a perfected first priority security interest (subject, in the case of non-possessory security interests only, to Liens permitted by Section 7.2.3).

SECTION 8.1.11                         Non-Payment of Taxes.  Any Loan Party or any of its Subsidiaries shall have failed to pay when due any Taxes or other charges of any Governmental Authority in excess of $1,000,000, except any such Taxes or other charges which are being diligently contested by it in good faith by appropriate proceedings which stay the enforcement of any Lien resulting from the non-payment thereof and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

SECTION 8.1.12                         Impairment of Material Agreements.  Any Material Agreement shall (except in accordance with its terms and except for termination of that certain 1999 Bond Agreement by and between the Borrower and the Philadelphia Authority for Industrial Development and that certain 1999 Reimbursement Agreement by and between the Borrower and Wells Fargo Bank, N.A. related thereto upon the repayment or defeasance of the obligations thereunder), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Loan Party that is a party thereto; or there shall be any material event of default under any Material Agreement.

SECTION 8.1.13                         Impairment of Business.  (a) Any Loan Party or any of its Subsidiaries shall (i) be prohibited or otherwise materially restrained, for a period of 10 or more consecutive days from conducting all or any material part of its business, in the ordinary course in accordance with past practice, as a result of (A) any casualty, strike, lockout, labor dispute, embargo, condemnation, order of any Governmental Authority or act of God, (B) one or more licenses, permits, accreditations or authorizations of any Loan Party or any of its Subsidiaries being suspended, limited or terminated or (C) any other reason and (ii) any of the foregoing could reasonably be expected to have a Material Adverse Effect.

(b)                                 The indictment or threatened indictment of any Loan Party or any of its Subsidiaries under any criminal statute, or the commencement or threatened commencement of a criminal or civil proceedings against any Loan Party or any of its Subsidiaries, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental

Authority of any portion of the property of such Person which could reasonably be expected to have a Material Adverse Effect.

SECTION 8.1.14                         Material Adverse Effect.  Any Material Adverse Effect shall occur.

SECTION 8.1.15                         Key Man Event.  Bedrosian shall cease to  serve as the Chief Executive Officer of the Borrower and a replacement Chief Executive Officer (either interim or permanent) acceptable to the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) has not been appointed within 180 days after the date Bedrosian ceases to serve as Chief Executive Officer of the Borrower.

SECTION 8.2                  Action if Bankruptcy.  If any Event of Default described in Section 8.1.9(a) through (d) shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically become immediately due and payable, without notice or demand.

SECTION 8.3                  Action if Other Event of Default.  If any Event of Default (other than any Event of Default described in Section 8.1.9(a) through (d)) shall occur and be continuing for any reason, whether voluntary or involuntary, the Administrative Agent may, and upon the direction of the Required Lenders, shall, by notice to the Borrower declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and the Commitments (if not theretofore terminated) to be terminated, whereupon (without further notice, demand or presentment) the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall become immediately due and payable and the Commitments shall terminate.

SECTION 8.4                  Foreclosure on Collateral.  If any Event of Default shall occur and be continuing, the Administrative Agent shall have, in addition to all rights and remedies provided for in the U.C.C. and under applicable Law, all such rights (including the right of foreclosure) with respect to the Collateral as provided in the Guaranty and Security Agreement and each other Loan Document.

SECTION 8.5                  Appointment of Administrative Agent as Attorney-in-Fact.  The Borrower hereby constitutes and appoints the Administrative Agent as the Borrower’s attorney-in-fact with full authority in the place and stead of the Borrower and in the name of the Borrower, from time to time in the Administrative Agent’s discretion while any Event of Default is continuing, to take any action and to execute any instrument that the Administrative Agent may deem necessary or advisable to accomplish the purposes of this Agreement and any other Loan Document, including to: (a) ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral; (b) enforce the obligations of any account debtor or other Person obligated on the Collateral and enforce the rights of the Borrower with respect to such obligations and to any property that secures such obligations; (c) file any claims or take any action or institute any proceedings that the Administrative Agent may deem necessary or desirable for the collection of or to preserve the value of any of the Collateral or otherwise to enforce the rights of the Administrative Agent and the Lenders with respect to any of the Collateral; (d) pay or discharge any Taxes or Liens levied or placed upon or threatened against the Collateral in amounts necessary to discharge the same as determined by the Administrative Agent in its sole discretion (and all of such payments made by the Administrative Agent shall become Obligations, due and payable immediately without demand); (e) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, assignments, verifications and notices in connection with the Accounts, chattel paper or general intangibles and other documents relating to the Collateral; (f) take any act required of the Borrower under this Agreement or any other Loan Document; and (g) sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and to do, at the Administrative Agent’s option and the Borrower’s expense, at any time, all acts and things that the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral.  The Borrower hereby ratifies and approves all acts of the Administrative Agent made or taken pursuant to this Section 8.5, agrees to cooperate with the exercise by the Administrative Agent in the exercise of its rights pursuant to this Section 8.5 and shall not, either directly or indirectly, take or fail to take any action which could impair, in any respect, any action taken by the Administrative Agent pursuant to this Section 8.5.  The appointment pursuant to this Section 8.5 of the Administrative Agent as the Borrower’s attorney and the Administrative Agent’s rights and powers are coupled with an interest and are irrevocable, so long as any of the Commitments hereunder shall be in effect and until indefeasible payment in full in cash of all Obligations.

SECTION 8.6                  Payments Upon Acceleration.  After the occurrence of an Event of Default and the acceleration of the Obligations pursuant to Section 8.2 or 8.3, the Administrative Agent shall apply all payments in respect of the Secured Obligations and all proceeds of Collateral to the Secured Obligations in the following order:

(a)                                 first, to pay Obligations in respect of any fees, expenses or indemnities then due to the Administrative Agent (including, without limitation, fees and expenses referred to in Sections 3.3, 10.3 and 10.4), whether or not the same is allowed in any bankruptcy or insolvency proceeding of any Loan Party;

(b)                                 second, to pay Obligations in respect of any fees, expenses or indemnities then due to the Lenders and the L/C Issuers, whether or not the same is allowed in any bankruptcy or insolvency proceeding of any Loan Party;

(c)                                  third, to (i) pay all other Secured Obligations and (ii) Cash Collateralize all other Letter of Credit Outstandings (in an amount equal to 105% of such Letter of Credit Outstandings) on terms and pursuant to documentation in form and substance satisfactory to the Administrative Agent; and

(d)                                 fourth, to pay those who may be lawfully entitled thereto.

In carrying out the foregoing, (A) amounts received shall be applied in the numerical order of each category and shall only be applied to the next succeeding category after all amounts in the preceding category have been paid in full in cash and (B) amounts owing to each relevant Lender Party in clauses (b) and (c) shall be allocated to the payment of the relevant Obligations and Secured Obligations ratably, based on the proportion of each Lender Party’s interest in the aggregate outstanding Obligations and Secured Obligations described in each such relevant clause.

ARTICLE 9

THE ADMINISTRATIVE AGENT

SECTION 9.1                  Appointment; Lender Indemnification.  (a) Each Lender and each L/C Issuer hereby irrevocably appoints Citibank to act on its behalf as Administrative Agent under and for purposes of this Agreement and each other Loan Document.  Each Lender and each L/C Issuer hereby authorizes the Administrative Agent to act on behalf of such Lender and such L/C Issuer under this Agreement and each other Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section 9.1 or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto.  In performing its duties hereunder the Administrative Agent is acting solely on behalf of itself, the Lenders and the L/C Issuers, and shall not have any fiduciary, trust or similar relationship with the Borrower or any other Loan Party.  Without limiting the foregoing, the parties hereto agree that the duties of the Administrative Agent shall be mechanical and administrative in nature.  The provisions of this Article 9 are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers,

and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b)                                 (i) Without limiting Section 10.4(b), each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) the Administrative Agent, Pro Rata, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Loan Document, including reasonable attorneys’ fees, and as to which the Administrative Agent is not reimbursed by the Borrower; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final non-appealable judgment to have resulted solely from the gross negligence or willful misconduct of the Administrative Agent.

(ii)                                  The Administrative Agent shall not be required to take any action hereunder or under any other Loan Document, or to prosecute or defend any suit in respect of this Agreement, the Notes or any other Loan Document, unless it is indemnified hereunder to its satisfaction.  If any indemnity in favor of the Administrative Agent shall be or become, in the determination of the Administrative Agent, inadequate, the Administrative Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.

SECTION 9.2                  Exculpation.  (a) Neither the Administrative Agent, nor any of its directors, officers, employees, agents or Related Parties thereof, shall be liable to any Lender or any L/C Issuer for any action taken or omitted to be taken by it under this Agreement or any other Loan Document, or in connection herewith or therewith, except as determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from its or his own willful misconduct or gross negligence.  Under no circumstances shall the Administrative Agent, or any of its directors, officers, employees, agents or Related Parties thereof, be responsible for, or incur any liability with respect to: (i) any representations or warranties or statements made by the Borrower or any other Loan Party in connection with any Loan Document; (ii) the effectiveness, enforceability, validity or due execution of any Loan Document; (iii) the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents; (iv) the validity, genuineness, enforceability, existence, value or sufficiency of, or taking any action with respect to the care, protection or preservation of, any Collateral; (v) the performance or observance by the Borrower or any other Loan Party of any covenants or agreements contained in the Loan Documents; (vi) the contents of any certificate, report or document delivered pursuant to any Loan Document; (vii) the satisfaction of any conditions (including any conditions set forth in Article 5) set forth in the Loan Documents; (viii) the existence of any Default or Event of Default; or (ix) the financial condition of the Borrower or any other Loan Party.

(b)                                 The Administrative Agent: (i) is not required to make any inquiry respecting the performance by the Borrower or any other Loan Party of its obligations hereunder or under any other Loan Document (other than to confirm receipt of items expressly required to be delivered to the Administrative Agent), and any such inquiry which may be made by the Administrative Agent shall not obligate it to make any further inquiry or to take any action; (ii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, or be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Administrative Agent or any of its Affiliates; (iii) shall not be deemed to have knowledge of the existence of any Default or Event of Default unless it has received written notice from an Authorized Officer that specifically refers to and describes the same; (iv) shall not be subject to any fiduciary or other implied duties, regardless of whether any Default or Event of Default has occurred and is continuing; and (v) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other percentage of the Lenders as shall be expressly provided for herein); provided, however, that the Administrative Agent shall not, in any event, be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law.

(c)                                  The Administrative Agent shall not in any event be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.1).

SECTION 9.3                  Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, as applicable, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 9.4                  Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise any and all of its rights under the Loan Documents by or through any of its directors, officers, employees, agents or Related Parties thereof, and the exculpatory provisions of this Article 9 shall apply to each such Person or when acting on behalf of the Administrative Agent.

SECTION 9.5                  Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided, however, that if the Administrative Agent shall notify the Borrower, the Lenders and the L/C Issuers that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) the Required Lenders shall thereafter perform all the duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.5.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring (or retired) Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.5).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article 9 and Sections 10.3 and 10.4 shall continue in effect, for the benefit of such retiring Administrative Agent and its directors, officers, employees, agents and Related Parties thereof, in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 9.6                  Rights as a Lender.  At all times while Citibank is a Lender hereunder, Citibank shall have the same rights and powers with respect to the Credit Extensions made by it or any of its Affiliates as any other Lender, and may exercise such rights and powers to the same extent as if it were not the Administrative Agent.  Citibank and each of its Affiliates may accept deposits from, lend money to, act as a financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.  Citibank shall have no duty to disclose any information obtained or received by it or any of its Affiliates relating to any Loan Party or any Subsidiary or Affiliate of the Borrower to the extent such information was obtained or received in any capacity other than as Administrative Agent.

SECTION 9.7                  Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and each L/C Issuer hereby acknowledges that it has, independently and without reliance upon any other Lender Party or any of their Related Parties, and based on such Lender’s or such L/C Issuer’s review of the financial information of the Borrower and each of its Subsidiaries and such other documents, information and investigations as such Lender and such L/C Issuer has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents, and to extend its Commitments and make its Credit Extensions hereunder.  Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon any other Lender Party or any of their Related Parties, and based on other documents, information and investigations as it from time to time shall deem appropriate, continue to make its own decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document.

SECTION 9.8                  Copies, etc.  (a) The Administrative Agent shall give prompt notice to each Lender of each notice or request given to the Administrative Agent by the Borrower and required to be delivered to the Lenders pursuant to the terms of this Agreement (unless concurrently delivered to the Lenders by the Borrower).  The Administrative Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by the Administrative Agent from the Borrower for distribution to the Lenders by the Administrative Agent in accordance with the terms of this Agreement.

(b)                                 Notices the delivery of which is required by this Section 9.8 may be delivered electronically pursuant, and subject, to Section 10.2(b).  Further, each Loan Party hereby agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).  The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s, any Lender’s or any other Person’s transmission of communications through the Platform.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any L/C Issuer by means of electronic communications pursuant to this Section 9.8(b), including through the Platform.

SECTION 9.9                  Certain Collateral Matters.  (a) The Administrative Agent is hereby authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Loan Documents.

(b)                                 Each Lender and each L/C Issuer hereby agrees that none of them shall have any right individually to seek to realize upon the Collateral, it being agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Lender Parties pursuant to the terms of the Loan Documents.

(c)                                  Each Lender and each L/C Issuer hereby irrevocably authorizes the Administrative Agent, at its option and in its discretion, to release any security interest or Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments and payment in full in cash or Cash Collateralization of all Loans and all other Obligations (other than unasserted contingent indemnification Obligations) payable under this Agreement and the other Loan Documents, (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder, (iii) constituting property in which the Borrower or any of its Subsidiaries owned no interest at the time the security interest and/or Lien was granted, (iv) constituting property leased to the Borrower or any of its Subsidiaries under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Borrower or any such Subsidiary to be, renewed or extended, (v) consisting of an instrument evidencing Indebtedness or other debt instrument, if the Indebtedness evidenced thereby has been paid in full, or (vi) if approved by the Required Lenders or, if required by Section 10.1, each Lender and each L/C Issuer, if applicable.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 9.9.

(d)                                 The Administrative Agent may from time to time make disbursements and advances that, in its sole discretion, it deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral, to enhance the likelihood or maximize the amount of the Obligations that are repaid by the Loan Party or pay any other amount chargeable to the Loan Party hereunder.  All such amounts disbursed or advanced by the Administrative Agent shall be Obligations that are secured by the Collateral and be repayable by the Borrower on demand.

(e)                                  In any bankruptcy, insolvency or similar proceeding relating to any Loan Party, the Administrative Agent is authorized, on behalf of the Lender Parties, to file and prove the claim for the Obligations (including claims for the costs and expenses incurred by the Administrative Agent in connection therewith) and collect and receive any monies or other property that is payable or deliverable in connection therewith.

SECTION 9.10           Application to L/C Issuers.  Each L/C Issuer shall have all of the benefits and immunities provided to the Administrative Agent in this Article 9 with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements pertaining to the Letters of Credit as fully as if the term “Administrative Agent”, as used in this Article 9, included such L/C Issuer with respect to such acts or omissions.

ARTICLE 10
MISCELLANEOUS PROVISIONS

SECTION 10.1           Waivers, Amendments, etc.  (a) Except for actions expressly permitted to be taken by the Administrative Agent pursuant to the terms of the Loan Documents, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by the Borrower or any of its Subsidiaries therefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent, the Borrower and the Required Lenders.  Except as set forth in clause (b), all such amendments, modifications, terminations or waivers requiring the consent of the Lenders shall only require the written consent of the Required Lenders.

(b)                                 Notwithstanding clause (a), no amendment, modification, termination or waiver of this Agreement or any other Loan Document shall, unless in writing and signed by the Administrative Agent, each affected L/C Issuer and each Lender (including, as applicable, the Swing Line Lender) directly affected thereby: (i) increase the Commitment Amount or change the Percentage of any affected Lender; (ii) reduce the principal of, rate of interest on or fees payable with respect to any Loan or Letter of Credit Outstandings of any affected Lender; (iii) extend the due date for, or reduce the amount of, any scheduled payment, or prepayment under clauses (a) through (c) of Section 3.1.2, of principal on any Loan or Reimbursement Obligation of any affected Lender; (iv) extend the due date for, or reduce the amount of, any payment of interest (other than any waiver of any increase in the interest rate pursuant to Section 3.2.2) or fees as to any affected Lender; (v) release all or substantially all of the Collateral (which action shall be deemed to affect all the Lenders); (vi) release any Loan Party from its guarantee obligations under any Loan Document except as specifically provided for in the Loan Documents (which action shall be deemed to affect all the Lenders); (vii) alter in any manner the pro rata sharing of payments required hereunder (which action shall be deemed to affect all the Lenders) or the definition of the term “Pro Rata”; (viii) amend or waive this Section 10.1 or the definition of the term “Required Lenders” insofar as such definition affects the substance of this Section 10.1, or any other provision specifying the number or percentage of Lenders required to take any action under any Loan Document (which action shall be deemed to affect all the Lenders); (ix) change Section 8.6 (which action shall be deemed to affect all the Lenders); or (x) postpone the scheduled date of expiration of any Commitment of any affected Lender.  Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of the Administrative Agent, the Swing Line Lender or any L/C Issuer under this Agreement or any other Loan Document shall be effective unless in writing and signed by the Administrative Agent, the Swing Line Lender or such L/C Issuer, as the case may be, in addition to Lenders required hereinabove to take such action.

(c)                                  No failure or delay on the part of any Lender Party in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right.  No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances.  No waiver or approval by any Lender Party shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions.  The remedies provided in this Agreement are cumulative, and not exclusive of remedies provided by Law.

SECTION 10.2           Notices.  (a) All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing, shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, and addressed to such party at its address or facsimile number set forth on Schedule III hereto, in an Assignment and Assumption or at such other address or facsimile number as may be designated by such party in a notice to the other parties given in accordance with this Section 10.2.  Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in clause (b) shall be effective as provided in clause (b).

(b)                                 Notices and other communications to the Lenders and L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, however, that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article 2 if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, however, that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, however, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in clause (i) of notification that such notice or communication is available and identifying the website address therefor.

SECTION 10.3           Payment of Costs and Expenses.  (a) The Borrower hereby agrees to pay all reasonable fees and out-of-pocket expenses of the Administrative Agent, its directors, officers, employees, agents and their Related Parties (including, without limitation, the reasonable fees and out-of-pocket expenses of legal counsel to the Administrative Agent and accountants, appraisers, investment bankers, environmental advisors, management consultants and other consultants, if any, who may be retained by the Administrative Agent), and all fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent, that are incurred in connection with:

(i)                                     the syndication of the credit facilities provided for herein;

(ii)                                  the negotiation, preparation, execution, delivery and administration of this Agreement and each other Loan Document (including with respect to due diligence matters, the preparation of additional Loan Documents, the review and preparation of agreements, instruments or documents pursuant to Section 7.1.9 and pursuant to Section 9.9(d)), and any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Loan Document as may from time to time hereafter be required, and the Administrative Agent’s consideration of their rights and remedies hereunder or in connection herewith from time to time whether or not the transactions contemplated hereby or thereby are consummated;

(iii)                               the filing, recording, refiling or rerecording of the Loan Documents and any other security instruments executed in connection with the transactions contemplated hereby;

(iv)                              the preparation and review of the form of any document or instrument relevant to this Agreement or any other Loan Document;

(v)                                 sums paid or incurred to pay any amount or take any action required by the Borrower or any other Loan Party under the Loan Documents that the Borrower or any such Loan Party fails to pay or take; and

(vi)                              upon the occurrence and during the continuance of a Default or Event of Default,  costs of appraisals, field exams, inspections and verification of the Collateral, including, without limitation, travel, lodging, meals and other charges, including the costs, fees and expenses of independent auditors and appraisers (subject to the limitations otherwise set forth herein).

(b)                                 The Borrower hereby further agrees to reimburse: (i) each L/C Issuer for all reasonable out-of-pocket expenses incurred by such L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and (ii)

each Lender Party upon demand for all expenses (including, without limitation, the fees and out-of-pocket expenses of legal counsel and consultants to each Lender Party who may be retained by each such Lender Party) incurred by each Lender Party in connection with: (A) the consideration of their rights and remedies hereunder; (B) the negotiation of any restructuring or “work-out”, whether or not consummated, of any Obligations; (C) the enforcement or protection of its rights in connection with this Agreement or any other Loan Document; and (D) any litigation, dispute, suit or proceeding relating to this Agreement or any Loan Document.

(c)                                  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) to be paid by it to the Administrative Agent or any Lender Party (or any director, officer, employee, agent or Related Party thereof), each Lender Party severally agrees to pay to the Administrative Agent or such Lender Party (or any such director, officer, employee, agent or Related Party thereof), such Lender Party’s Percentage (determined as of the time that the applicable unreimbursed expense or payment is sought) of such unpaid amount.  The obligations of the Lender Parties under this clause (c) are several and not joint.

(d)                                 All amounts due under this Section 10.3 shall be payable promptly and, in any event, not later than three (3) Business Days after demand therefor.

SECTION 10.4           Indemnification by the Borrower.  (a) The Borrower hereby agrees to indemnify, exonerate and hold each Lender Party and each of their respective directors, officers, employees, agents and Related Parties (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, claims, suits, losses, costs, liabilities, damages and related expenses (in each case whether asserted by any third party or the Borrower or any of its Affiliates and irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including, without limitation, the fees and out-of-pocket expenses of the Indemnified Parties (including the fees and out-of-pocket expenses of legal counsel and consultants to the Indemnified Parties who may be retained by the Indemnified Parties) (collectively, the “Indemnified Liabilities”), that arise out of or relate to:

(i)                                     the negotiation, preparation, execution, delivery or performance of the terms of, or consummation of the transactions contemplated by, this Agreement, any other Loan Document or any other agreement or instrument contemplated thereby (including any action brought by or on behalf of the Borrower or any other Loan Party as the result of any determination by the Required Lenders pursuant to Article 5 not to fund any Borrowing);

(ii)                                  any Credit Extension or any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Credit Extension (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit);

(iii)                               any acquisition or proposed acquisition by the Borrower or any other Loan Party of all or any portion of the Equity Interests or assets of any Person, whether or not the Administrative Agent or any Lender is party thereto;

(iv)                              Environmental Laws relating to the Borrower or any its Subsidiaries, including the assertion of any Lien thereunder;

(v)                                 any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries; or

(vi)                              any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory;

except in each case for any such Indemnified Liabilities (A) to the extent arising from the relevant Indemnified Party’s gross negligence or willful misconduct as determined by a judgment of a court of competent jurisdiction or (B) that result from a claim brought by the Borrower or any other Loan Party against an Indemnified Party for breach in bad faith of such Indemnified Party’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a judgment in its favor on such claim as determined by a court of competent jurisdiction.  If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable Law.  Such indemnification shall be available regardless of whether the relevant Indemnified Party is found to have acted with comparative, contributory or sole negligence.  Under no circumstances shall any Indemnified Party be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.  This Section 10.4(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b)                                 To the extent the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) to be paid by it to the Administrative Agent or any Lender Party (or any director, officer, employee, agent or Related Party thereof), each Lender hereby severally agrees to pay to such Lender Party (or any director, officer, employee, agent or Related Party thereof), such Lender’s Percentage (determined as of the time that the applicable unreimbursed indemnity payment is sought) of such unpaid amount; provided, however, that with respect to such unpaid amounts owed to any L/C Issuer or the Swing Line Lender solely in its capacity as such, only the Lenders (excluding the Swing Line Lender) shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Lenders’ Percentages (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, further, however, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Lender Party in its capacity as such, or against any director, officer, employee, agent or Related Party thereof acting for the Administrative Agent or such Lender Party in connection with such capacity.  The obligations of the Lenders under this clause (b) are several and not joint and shall survive the termination of this Agreement.

(c)                                  All amounts due under this Section 10.4 shall be payable promptly and, in any event, not later than three Business Days after demand therefor.

(d)                                 The Borrower also hereby agrees that, without the prior consent of the Administrative Agent (not to be unreasonably withheld), neither it nor any of its Affiliates will settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification has been or could be sought under the indemnification provisions hereof (whether or not any Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent (i) includes a full and unconditional written release of each Indemnified Party from all liability arising out of such claim, action or proceeding and (ii) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party.

SECTION 10.5           Survival.  The obligations of the Borrower under Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4, and the obligations of the Lenders under Section 9.1, shall in each case survive any termination of this Agreement, the payment in full of all the Obligations and the termination of all of the Commitments.  All covenants, agreements, representations and warranties made by each Loan Party in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lender Parties and shall survive the execution and delivery of the Loan Documents and the making of any Credit Extension, regardless of any investigation made by any Lender Party or on its behalf and notwithstanding that any Lender Party may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder.

SECTION 10.6           Severability.  Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 10.7           Headings.  The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

SECTION 10.8           Execution in Counterparts, Effectiveness, etc.  This Agreement and each other Loan Document may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.  This Agreement shall become effective when counterparts hereof have been executed on behalf of the Borrower, the Administrative Agent and each initial Lender and the same shall have been received by, and released to, the Administrative Agent and notice thereof shall have been given by the Administrative Agent to the Borrower and each Lender.  Delivery of an executed counterpart of a signature page of this Agreement and each other Loan Document by facsimile or electronic means shall be effective as delivery of a manually executed counterpart of this Agreement or such Loan Document, as applicable.

SECTION 10.9           Governing Law; Entire Agreement.  THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL EACH BE GOVERNED BY THE LAWS OF THE UNITED STATES OF AMERICA, AND TO THE EXTENT NOT PREEMPTED, THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS.  THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT CONSTITUTE THE ENTIRE UNDERSTANDING AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO.

SECTION 10.10                                                    Assignments and Participations.

(a)                                 Successors and Assigns Generally.  The provisions of this Agreement and each other Loan Document shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby; provided, however, that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or any other Loan Document without the prior consent of the Administrative Agent and (ii) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (A) to an Eligible Assignee in accordance with the provisions of clause (b), (B) by way of participation in accordance with the provisions of clause (d) or (C) by way of pledge or assignment of a security interest subject to the restrictions of clause (f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it) by executing and delivering to the Administrative Agent an Assignment and Assumption in substantially the form attached hereto as Exhibit D; provided, however, that:

(i)                                     Minimum Amounts.  (A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                               In any case not described in clause (b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of such Trade Date) shall not be less than $5,000,00 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (such consent of the Borrower not to be unreasonably withheld, conditioned or delayed); provided, however, that if a Lender is assigning less than all of its Loans and Commitments it must, after giving effect to each such assignment, maintain not less than $5,000,000 in principal amount of Loans and Commitments unless otherwise agreed to by the Administrative Agent and the Borrower (such consent of the Borrower not to be unreasonably withheld, conditioned or delayed and not to be required if any Event of Default has occurred and is continuing at the time of such proposed assignment);

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning a proportionate part of all the assigning Lender’s rights of obligations in respect of any Class of Commitments or Loans.

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) and, in addition:

(A)                               the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (x) any Event of Default has occurred and is continuing at the time of such assignment, (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (z) such assignment is necessary, in the judgment of the Administrative Agent, to ensure the successful syndication of this Agreement; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof;

(B)                               the consent of the Administrative Agent shall be required unless such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)                               the consent of each L/C Issuer and the Swing Line Lender (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment of Revolving Loan Commitments.

(iv)                              Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500 (including if the assignment is to another Lender) and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

(v)                                 No Assignment to Borrower.  No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi)                              No Assignment to Natural Persons.  No such assignment shall be made to a natural Person.

(vii)                           Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each Loan Party hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its sole cost and expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.10 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d).

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at an office specified from time to time a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and/or the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and each L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.4(b) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification which decreases the amount of principal of, or the rate at which interest is payable, on such Loans (except in connection with a waiver of applicability of any post-default increase in interest rates), extends any scheduled principal payment date or date fixed for the payment of interest on such Loans, or extends the Commitment of such Lender in a manner that affects such Participant.  Subject to clause (e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4, to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) (it being understood that the documentation required under Section 4.6(f) shall be delivered to the participating Lender to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b).  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 4.9 as though it were a Lender; provided, however, that such Participant agrees to be subject to Section 4.5 as though it were a Lender; provided, further, however, that such Participant agrees to be subject to the provisions of Section 4.13 as if it were an assignee under clause (b).  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 4.13 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.9 as though it were a Lender; provided, however, that such Participant agrees to be subject to Section 4.8 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, however, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)                                  Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant (i) unless the sale of the participation to such Participant is made with the Borrower’s prior consent and (ii) except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.8 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 4.8 as though it were a Lender.

(f)                                   Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                  Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based record keeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

SECTION 10.11                                                    Press Releases and Related Matters.  The Borrower agrees that neither it nor any other Loan Party will issue any press release or other public disclosure using the name of Citibank or its Affiliates (other than the filing of the Loan Documents with the Securities and Exchange Commission) without the prior consent of Citibank.  The Borrower consents to the publication by the Administrative Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement and the other Loan Documents.  The Administrative Agent and each such Lender shall provide a draft of any such tombstone or similar advertising material to the Borrower for review and reasonable comment prior to the publication thereof.  In addition, the Administrative Agent reserves the right to provide to industry trade organizations customary information for inclusion in league table measurements.

SECTION 10.12                                                    Forum Selection and Consent to Jurisdiction; Process Agent.  ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE LENDER PARTIES OR THE BORROWER SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE FEDERAL OR STATE COURTS OF NEW YORK LOCATED IN THE COUNTY OF NEW YORK OR IN PHILADELPHIA COUNTY, PENNSYLVANIA; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION.  THE BORROWER HEREBY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK.  THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

The Borrower hereby irrevocably designates, appoints and empowers Corporation Service Company, with an address at 80 State Street, Albany NY 12207-2543, Albany County (the “Process Agent”), in the case of any suit, action or proceeding brought in the United States of America as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of or in connection with this Agreement or any Loan Document.  Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to the Borrower in care of the Process Agent at the Process Agent’s above address, and the Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf.  As an alternative method of service, the Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing (by registered or certified mail, postage prepaid) of copies of such process to the Process Agent or the Borrower at its address specified in Section 10.2.  The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

SECTION 10.13                                                    Waiver of Jury Trial, etc.  THE LENDER PARTIES AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE LENDER PARTIES OR THE BORROWER.  THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER PARTIES ENTERING INTO THIS AGREEMENT.

SECTION 10.14                                                    Waiver of Consequential Damages, etc.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO PARTY HERETO SHALL ASSERT, AND EACH PARTY HERETO HEREBY WAIVES, ANY CLAIM AGAINST EACH OTHER PARTY HERETO ON ANY THEORY OF LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, ANY LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, ANY CREDIT EXTENSION OR THE USE OF THE PROCEEDS THEREOF.  NO LENDER PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 10.15                                                    Confidentiality.  Each Lender Party agrees to keep confidential the Information (as defined below), except that each Lender Party shall be permitted to disclose Information (a) to its Affiliates and to its and its Affiliates’ Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority, (c) to the extent otherwise required by applicable Laws or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under any other Loan Document or in any suit, action or proceeding relating to the enforcement of its rights hereunder or under any other Loan Document, (e) to any other party hereto, (f) subject to any agreement containing provisions substantially the same as set forth in this Section 10.15, to (i) any prospective or actual Assignee of, or Participant in, any of its rights and obligations under this Agreement or (ii) any prospective or actual counterparty (or its advisors) to any Rate Protection Agreement relating to the Borrower, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.15 or (ii) becomes available to any Lender Party on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section 10.15, “Information” means all information that is received from any Loan Party relating to any Loan Party or any of their respective businesses other than any such information that is available to any Lender Party on a nonconfidential basis prior to its disclosure by a Loan Party and which is, in the case of Information provided after the date hereof, clearly identified at the time of delivery as confidential.  Each Lender Party shall be considered to have complied with its obligations under this Section 10.15 if it exercises the same degree of care to maintain the confidentiality of the Information as such Person would accord its own confidential information.

Notwithstanding anything herein to the contrary, “Information” shall not include, and each Lender Party and its Affiliates and Related Parties may disclose to any and all Persons, without limitation of any kind, any information with respect to the U.S.  federal and state income tax treatment of the transactions contemplated hereby and any facts that may be relevant to understanding such tax treatment.

SECTION 10.16                                                    Patriot Act Information.  Each Lender Party hereby notifies the Borrower and each other Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower or any other Loan Party, which information includes the name and address of the Borrower and each such other Loan Party and other information that will allow each Lender Party to identify the Borrower and each other Loan Party in accordance with the Patriot Act.  The Borrower and each other Loan Party shall, and shall cause each of their Subsidiaries to, provide such information and take such actions as are reasonably requested by any Lender Party in order to assist such Lender Party in maintaining compliance with the Patriot Act.

SECTION 10.17                                                    Entire Agreement.  This Agreement and the other Loan Documents represent the final agreement among the parties and parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.  There are no unwritten oral agreements among the parties.

SECTION 10.18                                                    Early Termination by the Borrower.  The Borrower may, at any time on any Business Day after the Effective Date (such date, the “Termination Date”), without premium or penalty, voluntarily reduce the unused amount of the Revolving Loan Commitment Amount to zero and termination this Agreement; provided, however, that (i) such reduction and termination shall be made on not less than ten Business Days’ prior written notice to the Administrative Agent, (ii) such reduction and termination shall be permanent, (iii) all Obligations outstanding as of the Termination Date shall have been paid in full (other than those Cash Collateralized in accordance with clause (iv)) and (iv) any Letter of Credit Outstandings shall have been Cash Collateralized in an amount equal to 105% of such Letter of Credit Outstandings pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent.  On the Termination Date, this Agreement shall terminate and the Borrower shall have no further liability or obligations hereunder other than those which expressly survive termination of this Agreement pursuant to Section 10.5.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

LANNETT COMPANY, INC.

By:	/s/ Arthur P. Bedrosian
Name: Arthur P. Bedrosian
Title: President and CEO

[Signature Page to Lannett Credit Agreement]

CITIBANK, N.A., solely in its capacity as Administrative Agent

By:	/s/ Luke Hirneisen
Name: Luke Hirneisen
Title: Vice President

LENDERS:

CITIBANK, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ Luke Hirneisen
Name: Luke Hirneisen
Title: Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ John M DiNapoli
Name: John M DiNapoli
Title: Senior Vice President

[Signature Page to Lannett Credit Agreement]

SCHEDULE I

DISCLOSURE SCHEDULE

ITEM 6.7(b)	Litigation and Labor Matters.
ITEM 6.8	Initial Capitalization.
ITEM 6.10(b)	Real Property Assets.
ITEM 6.11	Tax Matters.
ITEM 6.12	ERISA Plans.
ITEM 6.13	Environmental Matters.
ITEM 6.14	Inventory Locations.
ITEM 6.19(a)	Material Agreements.
ITEM 6.19(c)	Material Governmental Approvals.
ITEM 6.21	Insurance.
ITEM 6.22	Related Party Transactions.
ITEM 7.2.2(c)	Ongoing Indebtedness.
ITEM 7.2.3(c)	Existing Liens.
ITEM 7.2.5(a)	Ongoing Investments.

SCHEDULE II

PERCENTAGES

Lender	Revolving Loan Commitment	Letter of Credit Commitment
Citibank, N.A.	$30,000,000.00	$3,000,000.00
PNC Bank, National Association	$20,000,000.00	$2,000,000.00

Total	$50,000,000.00	$5,000,000.00

SCHEDULE III

ADMINISTRATIVE INFORMATION

Borrower:

Lannett Company, Inc.

9000 State Road

Philadelphia, PA 19136

Attention: Chief Financial Officer
Facsimile No.: 215-671-0663

Administrative Agent:

Citibank, N.A.
1650 Market Street - Suite 3550

Philadelphia, PA 19103

Attention: Luke Hirneisen, Vice President
Facsimile: 267-443-1177

Email: Luke.Hirneisen@citi.com

Lenders:

Citibank, N.A.
1650 Market Street - Suite 3550

Philadelphia, PA 19103

Attention: Luke Hirneisen, Vice President
Facsimile: 267-443-1177

Email: Luke.Hirneisen@citi.com

PNC Bank, National Association
1000 Westlakes Drive

Berwyn, PA 19312

Attention: John M. Dinapoli, Relationship Manager
Email: john.dinapoli@pnc.com

Attention: Mary Ann Cruz, Loan Support Analyst

Facsimile: 877-718-7654

Email: Mary.Cruz@pnc.com